The information in this preliminary prospectus supplement is not complete and may be changed without notice. This preliminary prospectus supplement and the accompanying prospectus are not an offer to sell these securities nor are they soliciting offers to buy these securities in any state or jurisdiction where the offer or sale is not permitted.

Subject to completion, dated February 26, 2007
Filed Pursuant to Rule 424(b)(3)
Registration No. 333-135092
Preliminary prospectus supplement
To prospectus dated June 16, 2006
$750,000,000
Allied Waste North America, Inc.
% Senior Notes due 2017
       We are offering $750.0 million of our      % senior notes due 2017. The notes will mature on June 1, 2017. Interest is fixed at an annual rate of      % and is payable every six months on June 1 and December 1 of each year beginning December 1, 2007.
      We may redeem some or all of the notes pursuant to a “make-whole” call at any time prior to June 1, 2012, at the redemption price set forth in this prospectus supplement. We have the option to redeem all or a portion of the notes at any time on or after June 1, 2012, at the redemption price set forth in this prospectus supplement. Before June 1, 2010, we may redeem up to 33 1/3% of the notes with the proceeds of specific offerings of our equity. If we sell certain assets or experience specific kinds of changes of control, we must offer to repurchase the notes.
      The notes will be fully guaranteed by our parent, Allied Waste Industries, Inc. In addition, the notes will be guaranteed by substantially all of our subsidiaries so long as they continue to guarantee our senior credit facility. If we cannot make scheduled payments on the notes, our guarantors will be required to make them for us. The notes and the guarantees will rank equal in right of payment to our current and future senior debt and will rank senior in right of payment to our current and future subordinated debt. So long as any of our indebtedness other than our senior credit facility is secured, the notes will be equally and ratably secured with such other indebtedness and our senior credit facility by the stock and assets of some of our subsidiaries. The notes will be effectively subordinated to the debt under our senior credit facility and any future debt to the extent such debt is secured by collateral that does not secure the notes. The notes and the guarantees will be effectively junior to any liabilities, including trade payables, of our non-guarantor subsidiaries.
      The notes will not be listed on any national securities exchange. Currently, there is no public market for the notes.

      Investing in the notes involves risks. See “Risk Factors” beginning on pages S-11 of this prospectus supplement and on page 2 of the accompanying prospectus.
      Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

	Public offering		Underwriting		Proceeds, before
	price		discount		expenses, to us

Per note		%		%		%
Total	$		$		$

      We expect that delivery of the notes will be made to purchasers in book-entry form through The Depository Trust Company on or about                     , 2007.

Joint Book-Running Managers

UBS Investment Bank	Citigroup	Credit Suisse	JPMorgan

Banc of America Securities LLC	Deutsche Bank Securities	Wachovia Securities

BNP PARIBAS	Calyon Securities (USA)	Scotia Capital
The date of this prospectus supplement is                 , 2007.

     In making your investment decision, you should rely only on the information contained or incorporated by reference in this prospectus supplement and the accompanying prospectus or any free writing prospectus. We have not, and the underwriters have not, authorized any other person to provide you with any other information. If anyone provides you with any other information, you should not rely on it. You should assume that the information appearing or incorporated by reference in this prospectus supplement and the accompanying prospectus or any free writing prospectus is accurate as of the dates on their respective covers. Our business, financial condition, results of operations and prospects may have changed since those dates. Neither the delivery of this prospectus supplement and the accompanying prospectus or any free writing prospectus nor any sale made hereunder shall under any circumstance imply that the information contained or incorporated by reference in this prospectus supplement is correct as of any date subsequent to the date on the cover of this prospectus supplement or that the information contained or incorporated by reference in the accompanying prospectus or any free writing prospectus is correct as of any date subsequent to the date on their respective covers.
     We and the underwriters are offering to sell the notes only in places where such offers and sales are permitted.

Prospectus Supplement

S-i

ABOUT THIS PROSPECTUS SUPPLEMENT
      This document is in two parts. The first part is this prospectus supplement, which describes the specific terms of this offering. The second part is the accompanying prospectus, which describes more general information, some of which may not apply to this offering. If the description of the offering varies between this prospectus supplement and the accompanying prospectus, you should rely on the information in this prospectus supplement.
WHERE YOU CAN FIND MORE INFORMATION
      This prospectus supplement and the accompanying prospectus are part of a registration statement on Form S-3 filed by us with the Securities and Exchange Commission, or the “Commission,” under the Securities Act of 1933, as amended, or the “Securities Act.” We also file annual, quarterly and special reports, proxy statements and other information with the Commission pursuant to the Securities Exchange Act of 1934, as amended, or the “Exchange Act.” You may read and copy any document we file with the Commission at the Commission’s public reference room at 100 F Street, N.E., Washington, D.C. 20549. Please call the Commission at 1-800-SEC-0330 for further information on the public reference room. Our Commission filings are also available to the public at the Commission’s website at http://www.sec.gov.
      The Commission allows us to “incorporate by reference” the information we file with it, which means that we can disclose important information to you by referring you to documents filed with the Commission containing that information. The information incorporated by reference is considered to be part of this prospectus supplement, and later information that we file with the Commission will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings we make with the Commission under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act (other than Current Reports furnished under Items 2.02 or 7.01 (including any financial statements or exhibits relating thereto furnished pursuant to Item 9.01) of Form 8-K) until our offering is completed or terminated.
(a) Our Annual Report on Form 10-K for the fiscal year ended December 31, 2006, filed February 23, 2007; and
(b) Our Current Report on Form 8-K, filed January 3, 2007.
      The preceding list supercedes and replaces the documents listed in the accompanying prospectus under the heading “Where You Can Find More Information.”
      We will provide to each person, including any beneficial owner, to whom a prospectus supplement is delivered, a copy of any or all of the information that has been incorporated by reference in the prospectus supplement but not delivered with the prospectus supplement.
      You may request a copy of these filings at no cost, by writing or telephoning us at the following address:
Investor Relations
Allied Waste Industries, Inc.
18500 North Allied Way
Phoenix, AZ 85054
(480) 627-2700
      You may also obtain copies of these filings, at no cost, by accessing our website at http://www.alliedwaste.com; however, the information found on our website is not considered part of this prospectus supplement.

FORWARD-LOOKING STATEMENTS
      This prospectus supplement and the accompanying prospectus, including the documents we incorporate by reference, contain forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act. These forward-looking statements are not historical facts, but only predictions and generally can be identified by use of statements that include phrases such as “believe,” “expect,” “anticipate,” “intend,” “plan,” “foresee” or other words or phrases of similar import. Similarly, statements that describe our objectives, plans or goals also are forward-looking statements. These forward-looking statements are subject to risks and uncertainties which could cause actual results to differ materially from those currently anticipated. Factors that could materially affect these forward-looking statements can be found in our periodic reports filed with the Commission. Potential investors and other readers are urged to consider these factors carefully in evaluating the forward-looking statements, including the factors described under “Risk factors” in this prospectus supplement and the accompanying prospectus and are cautioned not to place undue reliance on these forward-looking statements. The forward-looking statements included in this prospectus supplement are made only as of the date of this prospectus supplement and we undertake no obligation to publicly update these forward-looking statements to reflect new

S-ii

information, future events or otherwise. In light of these risks, uncertainties and assumptions, the forward-looking events might or might not occur. We cannot assure you that projected results or events will be achieved.
MARKET AND INDUSTRY DATA
      Certain market and industry data included or incorporated by reference in this prospectus supplement has been obtained from third-party sources that we believe to be reliable. We have not independently verified such third party information and cannot assure you of its accuracy or completeness. While we are not aware of any misstatements regarding any market, industry or similar data presented herein, such data involves risks and uncertainties and is subject to change based on various factors, including those discussed under the heading “Risk Factors” in this prospectus supplement and the accompanying prospectus.

S-iii

PROSPECTUS SUPPLEMENT SUMMARY
      This summary highlights selected information from, or incorporated by reference in, this prospectus supplement or the accompanying prospectus, but does not contain all the information that may be important to you. You should read this entire prospectus supplement, the accompanying prospectus and those documents incorporated by reference into this document carefully, including the “Risk Factors” and the financial statements and the related notes, before making an investment decision. Unless the context requires otherwise, reference in this prospectus supplement to:

•	“Allied NA” refers to Allied Waste North America, Inc., the issuer of the notes and its direct and indirect subsidiaries; and

•	“Allied” or “we,” “us,” or “our” refers to Allied Waste Industries, Inc., the parent of Allied NA, and its direct and indirect subsidiaries on a consolidated basis, including Allied NA.
Company Overview
      We are the second largest non-hazardous solid waste management company in the United States. We reported revenues of approximately $6.0 billion and $5.7 billion for the years ended December 31, 2006 and 2005, respectively. We provide collection, transfer, recycling and disposal services for residential, commercial and industrial customers. We serve our customers through a network of 304 collection companies, 161 transfer stations, 168 active landfills and 57 recycling facilities in 128 major markets within 37 states and Puerto Rico. We operate as a vertically integrated company, which entails picking up waste from businesses and residences and disposing of that waste in our own landfills to the extent that it is economically beneficial (referred to as internalization). This allows us greater stability in and control over the waste flow into our landfills and, therefore, greater control over the cash flow stability in our business.
      The waste collection and disposal business is to a great extent a local business and, therefore, the characteristics and opportunities differ in each of our markets. By combining local operating management with national standards for best practices, we strive to standardize the common practices across the company, while maintaining the day-to-day operating decisions at the local level, which is closest to the customer. We implement this philosophy by organizing our operations into a corporate, regional and district infrastructure. We believe this model allows us to maximize the growth and development opportunities in each of our markets and contributes to our ability to operate the business efficiently, while maintaining effective controls and standards over our operations and administrative matters, including financial reporting.
      We believe the primary drivers of improving stakeholder value for our business are (1) increasing revenue and earnings through profitable growth; (2) improving returns on invested capital; and (3) maximizing free cash flow to repay debt. Our business strategy emphasizes these value drivers and our operating plan establishes strategic priorities for supporting programs aimed at customer service, revenue enhancement, cost control and productivity improvements, and the efficient deployment of capital. We provide a direct link between our business strategy, operating plan and value drivers through our hiring and training practices, our incentive compensation plans, which include targets for revenue growth, improved operating performance, improved capital efficiency and free cash flow generation.
Industry Trends
      Based on industry data, we estimate that the non-hazardous solid waste industry in the United States generates approximately $47 billion of annual revenue from publicly-traded companies, municipalities and privately-held companies. Publicly-traded companies generate approximately 60% of the industry’s revenues, while municipalities and private companies generated the remaining revenues. Presently, the three largest publicly-traded companies in the waste management industry in the United States generate a substantial majority of the public company revenues. We believe that the industry is displaying a greater focus on maximization of cash flow and internal growth through initiatives that increase returns on investments. We believe that large integrated public companies that have the requisite management expertise and ready access to capital are best positioned to achieve these goals.

      Generally, revenue growth within the industry has been a function of overall economic and population growth and changing demographics. Industry growth has also been impacted by changes in state and federal regulations, supply of and demand for disposal capacity and consumer awareness of environmental matters. While the companies within the industry provide essential services, their revenue growth has been, and will continue to be, impacted by changes in general economic and industry specific trends.
Business Strategy
      Our business strategy is aimed at increasing revenue and earnings through profitable growth, improving returns on invested capital, deploying capital to higher return businesses and maximizing free cash flow to repay debt. The components of our strategy include: (1) operating vertically integrated, non-hazardous solid waste service businesses; (2) implementing best practices throughout our organization; (3) managing our businesses locally with a strong operations focus on customer service; (4) maintaining or improving our market position through market rationalization; and (5) maintaining sufficient financial capacity and effective administrative systems and controls, and management and executive development programs to support on-going operations and future growth.
      Vertical Integration. Vertical integration is a key element of our business strategy. The fundamental objective of the vertical integration business model is to control the waste stream from the point of collection through disposal, thereby optimizing the economics of the waste cycle. As of December 31, 2006, approximately 72% of the waste that our collection companies pick up is disposed of at our landfills. Additionally, approximately half of the waste that is disposed of at our landfills comes from our collection companies. This means that on average, each day we open our landfills, we expect that almost half of the volume received will be delivered by our own vehicles.
      Across the country we have built, through market-specific acquisitions, vertically integrated operations typically consisting of collection companies, transfer stations, recycling facilities and landfills. Within our markets, we seek to strengthen our competitive position and improve our financial returns by developing or possibly acquiring assets that provide or improve the infrastructure for a vertically integrated market, and increase the density of our collection routes and produce adequate returns. We also may divest of operations in markets in which, over the long-term, we cannot successfully generate adequate returns. We believe that we can realize competitive advantages by continuously implementing this strategy across existing and selected new markets in the United States.
      Best Practices. We continue to implement best practices across our dispersed operations with a long-term focus on permanently improving operating practices. We believe the investment we are making in implementing best practices in the areas of revenue enhancement, productivity improvement and operating cost reductions will provide benefits to the overall business through improved operating margins, increased cash flow and better returns on invested capital. Our programs are focused on improving sales productivity and pricing effectiveness, driver productivity through improved routing, maintenance efficiency through standardized operating practices, and reducing our procurement costs through more effective purchasing. In addition, we are focused on the safety and well-being of the people impacted by our organization and of the environment, along with controlling cost increases associated with safety and our health and welfare programs. This focus has resulted, for example, in our accident frequency rates improving for five straight years.
      Our focus on best practices includes initiatives to hire, train, reward and retain top performing employees at all levels of the organization. We have implemented talent management, succession planning, and incentive programs that aim to increase retention, especially retention of key talented resources. We make investments in leadership training and development, as well as implement a systematic approach to compensation and benefits, in order to enable us to improve retention of the best people for our industry.
      Focus on Customer Service Excellence. Through hiring, developing and retaining talented employees, implementing best practices and investing in a quality asset base, we strive to achieve operational and customer service excellence. By thinking nationally and acting locally through a strong team of market oriented managers, we believe we are well-positioned to anticipate as well as respond to customer needs and changes in our markets, and to capitalize on growth opportunities.

      Market Growth and Rationalization. We focus on achieving a sustainable rate of long-term profitable growth while efficiently operating our assets. We intend to increase revenue by increasing the rates we charge for the services we provide. We also endeavor to increase collection and disposal volumes, but we may sacrifice volume growth to improve returns. We allocate capital to businesses, markets and development projects to maximize growth opportunities and to minimize significant risks. We develop previously non-permitted, non-contiguous landfill sites (greenfield landfill sites). We supplement this organic growth with acquisitions of operating assets, such as landfills and transfer stations, and tuck-in acquisitions of privately owned solid waste collection and disposal operations in existing markets. We continuously evaluate our existing operating assets to determine if we are economically optimizing our markets by making efficient use of capital deployed and to be deployed. To the extent certain operating assets are not generating acceptable returns, we examine opportunities to provide greater efficiencies through tuck-in acquisitions or ultimately determine to divest of such assets and reallocate resources to other markets. We also examine opportunities when government entities privatize the operation of all or part of their solid waste systems. In addition, we seek to maintain broad domestic geographic diversification in our operations through market development initiatives.
      Maintaining Financial Capacity and Infrastructure for Future Growth. We seek to implement our business strategy by maintaining sufficient financial capacity and effective administrative systems and controls. Our operating cash flows have historically been sufficient to fund our debt service, working capital and capital expenditure requirements. We maintain a revolving line of credit capacity which has been sufficient to handle seasonal and other peak spending requirements. Cash flows available to pay down debt in excess of current year debt maturities have been applied to future maturities.
      Our system of internal controls is implemented through clear policies and procedures and appropriate delegation of authority and segregation of responsibility. Our company policies establish a philosophy of conducting operations in a responsible and ethical manner, including the manner in which we handle operations that impact the surrounding environment. Our senior management is committed to establishing and fostering an environment of integrity and ethical conduct. Our comprehensive internal audit function assists management in the oversight and evaluation of the effectiveness of the system of internal controls. Our system of internal controls is reviewed, tested, modified and improved as changes occur in business conditions and our operations. In 2004, we implemented programs to ensure compliance with Section 404 of the Sarbanes-Oxley Act of 2002 (SOX 404). Our related report on internal controls over financial reporting as of December 31, 2006 is included in Item 9A “Controls and Procedures” of our Annual Report on Form 10-K for the year ended December 31, 2006, incorporated by reference in this prospectus supplement.
Operations
      Our revenue mix (based on net revenues) for 2006 was approximately $4.2 billion collection, $0.4 billion transfer, $0.9 billion landfill, $0.2 billion recycling and $0.3 billion other. No one customer individually accounted for more than 1.4% of our consolidated revenue in any of the last three years.
      Collection. Collection operations involve collecting and transporting non-hazardous waste from the point of generation to the site of disposal, which may be a transfer station or a landfill. Fees relating to collection services are based on collection frequency, type of equipment furnished (if any), special handling needs, the type and volume or weight of the waste collected, the distance traveled to the transfer station or disposal facility and the cost of disposal, as well as general competitive and prevailing local economic conditions. We have approximately 12,500 collection vehicles and perform the majority of vehicle maintenance at our own maintenance facilities. Depending on the customer being served, we generally provide solid waste collection under the following four service lines:

•	Commercial. We provide containerized non-hazardous solid waste disposal services to a wide variety of commercial and industrial customers. Commercial revenue represents approximately 35% of our collection revenue. We provide customers with containers that are designed to be lifted mechanically and emptied into a collection vehicle’s compaction hopper. Our commercial containers generally range in size from one to eight cubic yards. Commercial contract terms generally are for multiple years and commonly have renewal options.

•	Residential. We perform residential collection services under individual monthly subscriptions directly to households or under exclusive contracts with municipal governments that allow us to service all or a portion of the homes in the municipalities at established rates. Residential revenue represents approximately 28% of our collection revenue, approximately 40% of which is subscription revenue and approximately 60% of which is municipal revenue. Municipal contracts generally are for multiple years and commonly have renewal options. We seek to obtain municipal contracts that enhance the efficiency and profitability of our operations as a result of the density of collection customers within a given area. Prior to the end of the term of most municipal contracts, we will attempt to renegotiate the contract, and if unable to do so, will generally re-bid the contract on a sealed bid basis. We also make residential collection service arrangements directly with households. We seek to enter into residential service arrangements where the route density is high, thereby creating additional economic benefit. Residential collection fees are either paid by the municipalities out of tax revenues or service charges, or are paid directly by the residents who receive the service. We generally provide small containers to our customers that are lifted either mechanically or manually and emptied into the collection vehicle. The collection vehicle collects the waste from many customers before traveling to a transfer station or landfill for disposal.

•	Roll-off. We provide roll-off collection services to a wide variety of commercial and industrial customers as well as residential customers. Roll-off revenue represents approximately 32% of our collection revenue. We provide customers with containers that are designed to be lifted mechanically and loaded onto the collection vehicle. Our roll-off containers generally range in size from 20 to 40 cubic yards. The collection vehicle returns to the transfer station or landfill after collecting the container from each customer. Contracts for roll-off containers may provide for temporary (such as the removal of waste from a construction site) or ongoing services.

•	Recycling. Recycling collection services include curbside collection of recyclable materials for residential customers and commercial and industrial collection of recyclable materials. Recycling collection revenue represents approximately 5% of our total collection revenue. We generally charge recycling fees based on the service sought by the customer. The customer pays for the cost of removing, sorting and transferring recyclable materials downstream in the recycling process. The collection vehicle collects the waste from many customers before traveling to a materials recovery facility to deliver the recyclables.
      Transfer Stations. A transfer station is a facility where solid waste collected by third-party and company-owned vehicles is consolidated and then transferred to and compacted in large, specially constructed trailers or containers for transportation to disposal facilities via road or rail. This consolidation reduces costs by increasing the density of the waste being transported over long distances through compaction and by improving utilization of collection personnel and equipment. We generally base fees upon such factors as the type and volume or weight of the waste transferred, the transport distance to the disposal facility, the cost of disposal and general competitive and economic conditions. We believe that as increased regulations and public pressure restrict the development of landfills in urban and suburban areas, transfer stations will continue to be used as an efficient means to transport waste over longer distances to available landfills.
      Landfills. Non-hazardous solid waste landfills are the primary method of disposal of solid waste in the United States. Currently, a landfill must be designed, permitted, operated and closed in compliance with comprehensive federal, state and local regulations, most of which are promulgated under Subtitle D of the Resource Conservation and Recovery Act of 1976, as amended. Operating procedures include excavation of earth, spreading and compacting of waste, and covering of waste with earth or other inert material. Disposal fees and the cost of transferring solid waste to the disposal facility place an economic restriction on the geographic scope of landfill operations in a particular market. Access to a disposal facility, such as a landfill, is necessary for all solid waste management companies. While access to disposal facilities owned or operated by unaffiliated parties can generally be obtained, we prefer, in keeping with our business strategy, to own or operate our own disposal facilities. This strategy ensures access and allows us to internalize disposal fees. Approximately half of our landfill volumes are delivered by our collection vehicles. Additionally, a significant portion of our landfill volume is under multi-year contracts with third-party collection companies and municipalities. This adds to the stability of our business.
      We have a network of 168 owned or operated active landfills with operating lives ranging from 1 to over 150 years. Based on available capacity using annual volumes, the average life of our landfills is approximately 50 years. In addition, we have closure and post-closure liabilities associated with our 112 closed landfills.
      Recycling — Commodity. We receive mixed waste materials at a materials recovery facility, which is often integrated into, or contiguous to, a transfer station or collection operation. At the facility, we sort, separate, accumulate, bind or place in a container ready for transport materials such as paper, cardboard, plastic, aluminum and other metals. We also engage in organic materials recycling and/or disposal. Cardboard and various grades of paper represented approximately 76% of our processed recyclable product volume in 2006. Purchasers of the recyclables generally pay for the sorted materials based on fluctuating spot-market prices. We seek to mitigate exposure to fluctuating commodity prices by entering into contractual agreements that set a minimum sales price on the recyclables and when possible, passing through profit or loss from the sale of recyclables to customers.
Concurrent Tender Offer for 8 1/2% Senior Notes Due 2008
      Concurrent with this offering, Allied NA announced an offer to purchase, or the “Tender Offer,” for cash any and all of its 8 1/2% Senior Notes due 2008, or the “2008 Notes.” The Tender Offer expires at 11:59 p.m., New York City time, on March 23, 2007, or the “expiration date,” unless extended or terminated prior to the early settlement date (as defined in the offer to purchase). The consummation of the Tender Offer is conditioned upon our ability to raise $750.0 million in gross proceeds from this offering. Allied NA reserves the right to waive any or all conditions to the Tender Offer. In connection with the Tender Offer, Allied NA is seeking consents to, among other things, eliminate substantially all of the restrictive covenants, certain events of default and related provisions, and reduce the required notice period contained in the optional redemption provisions of the indenture governing the 2008 Notes. Holders of the 2008 Notes who validly tender and do not validly withdraw their 2008 Notes and consents prior to the expiration date will receive the “tender consideration,” which is equal to (i) the sum of the present values of the remaining scheduled payments of principal and interest on the 2008 Notes discounted to maturity on a semi-annual basis at the treasury yield (as defined in the offer to purchase) plus 50 basis points, minus (ii) accrued and unpaid interest to, but not including, the early settlement date, minus (iii) an amount equal to $12.50 per $1,000 principal amount of 2008 Notes, or the “consent payment.” Holders of the 2008 Notes who validly tender and do not validly withdraw their 2008 Notes and consents prior to 5:00 p.m., New York City time, on March 9, 2007, or the “consent date,” will receive the “total consideration,” which is equal to the tender consideration plus the consent payment. In both cases, holders whose 2008 Notes are purchased in the Tender Offer will also be paid accrued and unpaid interest from the most recent interest payment date on the 2008 Notes to, but not including, the applicable settlement date. The 2008 Notes may currently be redeemed at a redemption price equal to the greater of (i) 100% of their principal amount and (ii) the sum of the present values of the remaining scheduled payments of principal and interest on the 2008 Notes, plus, in each case, accrued and unpaid interest to but excluding the redemption date. The consummation of this offering is contingent upon the valid tender and acceptance of at least a majority of the 2008 Notes in connection with the Tender Offer.
Principal Executive Offices
           We are incorporated in Delaware and our principal executive offices are located at 18500 North Allied Way, Phoenix, Arizona 85054. Our telephone number is (480) 627-2700 and our website is www.alliedwaste.com. The information that appears on our website is not part of this prospectus supplement.

The Offering
      The following summary is not intended to be complete. For a more detailed description of the notes, see “Description of Notes.”

Issuer	Allied Waste North America, Inc.

Securities offered	$750,000,000 in aggregate principal amount of % Senior Notes due 2017.

Maturity	June 1, 2017.

Interest	% payable semi-annually on June 1 and December 1 of each year, beginning on December 1, 2007.

Guarantors	The notes will be fully guaranteed by our parent, Allied Waste Industries, Inc. In addition, the notes will be guaranteed by substantially all of our subsidiaries so long as they continue to guarantee our senior credit facility. Certain of our subsidiaries will not guarantee the notes. As of and for the year ended December 31, 2006, the non-guarantor subsidiaries represented in the aggregate 13% of our consolidated assets and 4% of our consolidated revenues (excluding intercompany amounts). If Allied NA cannot make payments on the notes when they are due, Allied or the guarantor subsidiaries must make them instead. For a discussion of the risks relating to the guarantees, see “Risk Factors — Subsidiaries that guarantee the notes may not guarantee the notes in the future under certain circumstances” and “— Federal and state statutes allow courts, under certain circumstances, to void or subordinate guarantees and require noteholders to return payments received from guarantors.”

Collateral	So long as any of our indebtedness other than our senior credit facility is secured, the notes will be equally and ratably secured with such other indebtedness and our senior credit facility by a pledge of the equity interest of substantially all of the subsidiaries of Browning-Ferris Industries, LLC, or “BFI”, and certain of our other wholly-owned subsidiaries, and a security interest in the assets of BFI, substantially all of its domestic subsidiaries and certain of our other wholly-owned subsidiaries. On a pro forma basis after giving effect to this offering and the application of net proceeds therefrom, on December 31, 2006, the collateral securing the notes would have also secured approximately $1.2 billion of other indebtedness outstanding under our senior credit facility and approximately $4.1 billion of other senior notes issued by Allied NA and BFI. The trustee for the indenture under which the notes will be issued will not control the collateral. The collateral securing the notes will be held and controlled by the collateral trustee for the equal and ratable benefit of all of the holders of our senior secured debt. In addition, the collateral can be released and the notes can become unsecured under certain circumstances. For a discussion of the risks relating to the collateral securing the notes, see “Risk Factors — The indenture trustee will not control the collateral and the notes may become unsecured or the collateral securing the notes may be diluted under certain circumstances.”

Ranking	The notes and the guarantees will be senior secured obligations of Allied NA and the guarantors. The notes will rank equal in right of payment to our current and future senior debt and will rank senior in right of payment to our current and future subordinated debt. The notes will be effectively subordinated to the debt under our senior credit facility and any future debt to the extent such debt is secured by collateral that does not secure the notes. The senior credit facility is secured by certain assets that do not secure the notes. See Note 4 to our Consolidated Financial Statements in our Annual Report on Form 10-K for the year ended December 31, 2006 incorporated by reference in this prospectus supplement. In addition, the notes and the guarantees will be effectively subordinated (a) to debt secured by assets that do not secure the notes to the extent of the value of those assets and (b) to any liabilities, including trade payables, of our non-guarantor subsidiaries. On a pro forma basis after giving effect to this offering and the application of net proceeds therefrom, on December 31, 2006, we would have had:

•	senior secured debt under our senior credit facility of approximately $1.2 billion;

•	senior secured debt, other than debt under our senior credit facility, of approximately $4.9 billion;

•	senior unsecured debt obligations, consisting of solid waste revenue bond obligations and senior unsecured notes, of approximately $681 million; and

•	senior subordinated debt of approximately $230 million.

On December 31, 2006, our non-guarantor subsidiaries had approximately $1.0 billion of liabilities outstanding.

Optional Redemption	We may redeem some or all of the notes pursuant to a “make-whole” call at any time on or prior to June 1, 2012, at the redemption price set forth in this prospectus supplement, plus accrued and unpaid interest, if any, to the date of redemption. We may also redeem some or all of the Notes on or after June, 2012, at the redemption prices set forth in this prospectus supplement. In addition, prior to June 1, 2010, we may redeem up to 33 1/3% of the notes with the proceeds of certain public offerings of equity of Allied at the redemption price set forth in this prospectus supplement, plus accrued and unpaid interest, if any, to the date of redemption. See “Description of Notes — Optional redemption.”

Offer to Repurchase	If we sell certain assets or experience specific kinds of changes of control, each holder of notes will have the right to require us to repurchase all or any part of such holder’s notes at the prices listed in the section “Description of Notes — Repurchase at the option of holders.”

Basic Covenants of Indenture	We will issue the notes under a supplement to an indenture with U.S. Bank National Association, as trustee. Among other things,

the indenture, along with the supplement, restricts our ability and the ability of our restricted subsidiaries to:

•	borrow money;

•	pay dividends on stock or purchase stock;

•	use assets as security in other transactions; and

•	sell certain assets or merge with or into other companies.

Following the first date upon which the notes achieve certain specified ratings, some covenants will no longer be applicable to the notes.

For more details, see the section “Description of Notes — Certain covenants.”

Use of Proceeds	We will use the net proceeds from this offering, along with additional borrowings under our revolving credit facility, to fund our tender offer for all of our outstanding $750.0 million in aggregate principal amount of our 8 1/2% Senior Notes due 2008. See “— Concurrent Tender Offer for 8 1/2% Senior Notes due 2008” and “Use of Proceeds.”
Risk Factors
      See the section entitled “Risk Factors” beginning on page S-11 of this prospectus supplement and on page 2 of the accompanying prospectus for a discussion of certain factors you should consider carefully before deciding to invest in the notes.

Summary Financial Data
      The summary financial data presented below for each of the three years in the period ended December 31, 2006 has been derived from our consolidated financial statements. Our consolidated financial statements for each of the three years in the period ended December 31, 2006 have been audited by PricewaterhouseCoopers LLP, our Independent Registered Public Accounting Firm, and are included in our Annual Report on Form 10-K for the year ended December 31, 2006, incorporated by reference in this prospectus supplement. The summary financial data should be read in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our consolidated financial statements and the notes thereto included in our Annual Report on Form 10-K for the year ended December 31, 2006, which is incorporated by reference in this prospectus supplement.

	Year Ended December 31,

	2004	2005	2006

	(Amounts in millions, except percentages)
Statement of Operations Data:
Revenues	$5,514.0	$5,734.8	$6,028.8
Operating income	886.4	915.5	967.4
Other Data:
Operating income	$886.4	$915.5	$967.4
Depreciation and amortization	559.3	554.4	569.3
Loss from divestitures and asset impairments(1)	—	—	22.5

Operating income before depreciation and amortization, divestitures and impairments(2)	1,445.7	1,469.9	1,559.2

	December 31, 2006

		As
	Actual	Adjusted(3)

Balance Sheet Data:
Cash and cash equivalents	$94.1	$94.1
Total long-term debt, net of current portion(4)	6,674.0	6,725.9
Stockholders’ equity	3,598.9	3,573.0
Long-term debt, net of current portion, to total capitalization(4)	65.0%	65.3%

(1)	The loss from divestitures and asset impairments includes asset sales completed as a result of our market rationalization focus and are not included in discontinued operations ($7.6 million in 2006). The 2006 amount also includes $9.7 million of landfill asset impairments resulting from management’s decision to discontinue development and operations of the sites and a $5.2 million charge related to the relocation of our operations support center.

(2)	We believe that our presentation of operating income before depreciation and amortization, divestitures and impairments is useful to investors because it is an indicator of the strength and performance of our ongoing business operations, including our ability to fund capital expenditures and our ability to incur and service debt, including our outstanding notes. While depreciation and amortization are considered operating costs under generally accepted accounting principles in the United States (GAAP), these expenses are non-cash and primarily represent the current period allocation of costs associated with long-lived assets acquired or constructed in prior years. Management uses operating income before depreciation and amortization, divestitures and impairments to evaluate the operations of its geographic operating regions.

Operating income before depreciation and amortization, divestitures and impairments is not a measure of operating income, operating performance or liquidity under GAAP and may not be comparable to similarly titled measures reported by other companies. Although operating income before depreciation and amortization, divestitures and impairments and similar variations may be used as a measure of operations and the ability to satisfy debt service requirements, these terms are not necessarily comparable to other similar titled captions of other companies due to the potential inconsistencies in the method of calculation.

(3)	This column has been adjusted to give effect to this offering and the application of net proceeds therefrom as if this offering and the Tender Offer (assuming each holder of our 2008 Notes validly tenders all of its 2008 Notes prior to the consent date and receives the consent payments) were consummated on December 31, 2006. See “Capitalization.”

(4)	Total long-term debt, net of current portion excludes our $230.0 million receivables secured loan. See “Capitalization.”

RISK FACTORS
      You should carefully consider the following risks and the risks set forth in the accompanying prospectus and all of the information set forth in this prospectus supplement, the accompanying prospectus and the documents incorporated by reference before making an investment in the notes.
Risks relating to this offering
Our leverage may make it difficult for us to service our debt, including the notes, and operate our business.
      We have had and will continue to have a substantial amount of outstanding indebtedness with significant debt service requirements. At December 31, 2006, after giving effect to this offering and the use of proceeds therefrom, our consolidated debt would have been approximately $7.0 billion and our debt to total capitalization ratio would have been 66.1%. The degree to which we are leveraged could have negative consequences to our business and financial condition. For example, it could:

•	make it more difficult for us to service our debt obligations;

•	limit cash flow available for working capital, capital expenditures to fund organic growth and for other general corporate purposes because a substantial portion of our cash flow from operations must be dedicated to servicing debt;

•	increase our vulnerability to economic downturns;

•	increase our vulnerability to interest rate increases to the extent any of our variable rate debt is not hedged, which could result in higher interest expense;

•	place us at a competitive disadvantage compared to our competitors that have less debt in relation to cash flow;

•	limit our flexibility in planning for or reacting to changes in our business and our industry;

•	limit, among other things, our ability to borrow additional funds or obtain other financing capacity in the future for working capital, capital expenditures or acquisitions; and

•	subject us to a greater risk of noncompliance with financial and other restrictive covenants in our indebtedness. The failure to comply with these covenants could result in an event of default which, if not cured or waived, could have a material negative effect on us.
      We and our subsidiaries may be able to incur substantial additional indebtedness in the future. As of December 31, 2006, our debt agreements permitted us to incur substantial additional indebtedness under various financial ratio tests. At December 31, 2006, we had no borrowings outstanding under our $1.575 billion revolving credit facility and $398.7 million in letters of credit drawn on the revolving credit facility that support our financial assurance obligations, leaving $1.176 billion of availability under the revolving credit facility. We and our subsidiaries may also, from time to time, opportunistically consider refinancing our outstanding debt obligations, including those under our senior credit facility. To the extent we incur additional debt, the leverage risks described above would increase. The notes will be effectively subordinated to the debt under our senior credit facility (including under our revolving credit facility) to the extent such debt is secured by collateral that does not secure the notes.
We may not generate a sufficient amount of cash to service our indebtedness, and alternatives to service our indebtedness may not be effective.
      Our ability to make payments on our indebtedness, including the notes, will depend on our ability to generate cash flow from operations, which is subject to general economic, financial, competitive, legislative, regulatory and other factors, which may be beyond our control. We cannot assure you that our business will generate enough cash flow from operations, or that future borrowings will be available to us under our senior credit facility in an amount sufficient to enable us to service our indebtedness, including the notes, or to fund other liquidity needs. If we do not have enough cash to service our debt, meet other obligations and fund other liquidity needs, we may be required to take actions such as reducing or delaying capital expenditures, selling assets, restructuring or refinancing all or part of our existing debt or seeking additional equity capital. We cannot assure you that any of these alternatives will be effective, including that any refinancings or restructurings would be available on commercially reasonable terms or at all. In addition, the terms of existing or future debt agreements may restrict us from adopting these alternatives.
We may be unable to refinance or repay our debt at maturity, which would cause us to default under our debt instruments.
      We may need to refinance our senior notes, our senior subordinated notes and/or other indebtedness to pay the principal amounts due at maturity. There can be no assurance that we will be able to refinance our debt obligations at maturity on commercially reasonable terms or at all. If we are unable to refinance or repay our debt obligations at maturity, it would constitute an event of default under our debt instruments and our lenders could proceed against the collateral securing that indebtedness. We have also refinanced our debt in the past to extend our maturities and reduce higher cost debt and cannot assure you that we will be able to refinance any of our indebtedness before maturity on commercially reasonable terms or at all in the future.
Covenants in our debt instruments may limit our ability to operate our business and any failure by us to comply with such covenants may accelerate our obligation to repay the underlying debt.
      Our senior credit facility, our indentures and certain of the agreements governing our other indebtedness contain covenants that may limit our ability to operate our business or invest in other businesses. Our agreements also include covenants that restrict our ability to make distributions or other payments to our investors and creditors unless we satisfy certain financial tests, financial ratios or other criteria. Although none of our debt instruments contain net worth covenants, our senior credit facility, for example, requires us to maintain certain Debt/ EBITDA and EBITDA/ Interest ratios as described in Note 4 to our Consolidated Financial Statements in our Annual Report on Form 10-K for the year ended December 31, 2006, incorporated by reference in this prospectus supplement. In some cases, our subsidiaries are subject to similar restrictions, which may restrict their ability to make distributions to us. Our senior credit facility, our indentures, including the indenture governing the notes, and other debt agreements also contain affirmative and negative covenants that, among other items, limit our ability to incur additional indebtedness, make acquisitions and capital expenditures, sell assets, create liens or other encumbrances, make certain payments and dividends and merge or consolidate. All of these restrictions could affect our ability to operate our business and may limit our ability to take advantage of potential business opportunities as they arise.
      Our ability to comply with the covenants contained in our debt instruments may be affected by changes in economic or business conditions or other events beyond our control. If we do not comply with these covenants and restrictions, we could be in default under our senior credit facility, our indentures and other debt agreements and the debt, together with accrued interest, could then be declared immediately due and payable. If we default under our senior credit facility, the lenders could cause all of our outstanding debt obligations under such senior credit facility to become due and payable, require us to apply all of our cash to repay the indebtedness under such senior credit facility or prevent us from making debt service payments on any other indebtedness we owe. If we are unable to repay any borrowings when due, the lenders under our senior credit facility could proceed against their collateral, which includes most of the assets we own, including the collateral securing the notes and the guarantees. In addition, any default under our senior credit facility or other debt agreements could lead to an acceleration of debt under our other debt instruments that contain cross acceleration or cross-default provisions. If the indebtedness under any of our debt instruments is accelerated, we may not have sufficient assets to repay amounts due.
A downgrade in our bond ratings could adversely affect our liquidity by increasing the cost of debt and financial assurance instruments.
      Our debt instruments contain no ratings-related covenants. However, while downgrades of our bond ratings may not have an immediate impact on the cost of debt or our liquidity, they may impact the cost of debt and liquidity over the near to medium term. If the rating agencies downgrade our debt, this may increase the interest rate we must pay if we issue new debt, and it may even make it prohibitively expensive for us to issue new debt. If our debt ratings are downgraded, future access to financial assurance markets at a reasonable cost, or at all, also may be adversely impacted.
Your right to receive payments on these notes could be adversely affected if any of our non-guarantor subsidiaries declare bankruptcy, liquidate or reorganize.
      Most, but not all, of our subsidiaries will guarantee the notes. In the event of a bankruptcy, liquidation or reorganization of any of the non-guarantor subsidiaries, holders of their indebtedness and their trade creditors will generally be entitled to payment of their claims from the assets of those subsidiaries before any assets are made available for distribution to us. As of and for the year ended December 31, 2006, the non-guarantor subsidiaries represented in the aggregate approximately 13% of our consolidated assets and 4% of our consolidated revenues.
The indenture trustee will not control the collateral and the notes may become unsecured or the collateral securing the notes may be diluted under certain circumstances.
      The notes will be secured by a pledge of the equity interest of substantially all of the subsidiaries of our subsidiary, BFI, and certain of our other wholly-owned subsidiaries, and a security interest in the assets of BFI, substantially all of its domestic subsidiaries and certain of our other wholly-owned subsidiaries. However, if our secured indebtedness other than our senior credit facility is repaid or becomes unsecured, the notes will also become unsecured. The notes and the guarantees will be effectively subordinated (a) to debt secured by assets that do not secure the notes to the extent of the value of those assets and (b) to any liabilities, including trade payables, of our non-guarantor subsidiaries. In addition, the collateral securing the notes also secures other senior debt. At December 31, 2006, on a pro forma basis after giving effect to this offering and the application of net proceeds therefrom, the collateral securing the notes would have also secured approximately $3.6 billion of notes issued by Allied NA, approximately $549 million of notes issued by BFI which mature between 2008 and 2035 and approximately $1.2 billion of debt under our senior credit facility, including borrowings under our revolving credit facility. At December 31, 2006, the book value of the collateral was approximately $8.8 billion, which represents approximately 64% of our consolidated assets. In the event that we are unable to make payments under our notes or other indebtedness secured by the collateral and the trustee forecloses on the collateral, there may not be sufficient proceeds from the sale of the collateral to satisfy all outstanding payments under the notes. Your right to the collateral securing the notes may be further diluted if we issue additional indebtedness secured by the same collateral.
      The trustee for the indenture under which the notes will be issued will not control the collateral. The collateral securing the notes will be held and controlled by a collateral trustee for the equal and ratable benefit of all the holders of our senior secured debt, including borrowings under our senior credit facility. Decisions regarding the maintenance and release of the collateral will be made by the lenders under our senior credit facility, whose interests may be different to, or adverse to, those of the holders of the notes.
Subsidiaries that guarantee the notes may not guarantee the notes in the future under certain circumstances.
      The notes will be fully guaranteed by Allied. In addition, the notes will be guaranteed by substantially all of our subsidiaries so long as they continue to guarantee our senior credit facility. A subsidiary will no longer guarantee the notes if certain events occur, including if that subsidiary no longer guarantees our senior credit facility.
Federal and state statutes allow courts, under specific circumstances, to void or subordinate guarantees and require noteholders to return payments received from guarantors.
      Under the federal bankruptcy law and comparable provisions of state fraudulent transfer laws, a guarantee could be voided, or claims in respect of a guarantee could be subordinated to all other debts of that guarantor if, among other things, the guarantor, at the time it incurred the indebtedness evidenced by its guarantee (1) issued the guarantee with the intent of hindering, delaying or defrauding any current or future creditor or contemplated insolvency with a design to favor one or more creditors to the total or partial exclusion of other creditors, or (2) received less than reasonably equivalent value or fair consideration for issuing its guarantee and:

•	was insolvent or rendered insolvent by reason of such incurrence; or

•	was engaged in a business or transaction for which the guarantor’s remaining assets constituted unreasonably small capital; or

•	intended to incur, or believed that it would incur, debts beyond its ability to pay such debts as they mature.
      In addition, any payment by that guarantor pursuant to its guarantee could be voided and required to be returned to the guarantor, or to a fund for the benefit of the creditors of the guarantor.
      The measures of insolvency for purposes of these fraudulent transfer laws will vary depending upon the law applied in any proceeding to determine whether a fraudulent transfer has occurred. Generally, however, a guarantor would be considered insolvent if:

•	the sum of its debts, including contingent liabilities, were greater than the fair saleable value of all of its assets; or

•	the present fair saleable value of its assets were less than the amount that would be required to pay its probable liability on its existing debts, including contingent liabilities, as they become absolute and mature; or

•	it could not pay its debts as they become due.
      On the basis of historical financial information, recent operating history and other factors, we believe that, after giving effect to this offering, neither we nor the guarantors are insolvent, have unreasonably small capital for the business in which we are engaged or have incurred debts beyond the ability of each of us to pay such debts as they mature. However, we cannot assure you as to what standard a court would apply in making such determination or that a court would agree with our conclusions in this regard.
We may not be able to repurchase notes upon a change of control which would be an event of default under the indenture.
      Upon the occurrence of certain specific kinds of change of control events, we will be required to offer to repurchase all outstanding notes, including the notes. Our senior credit facility restricts us from repurchasing the notes without the approval of the lenders. In addition, it is possible that we will not have sufficient funds at the time of the change of control to make the required repurchase of notes or that restrictions in our senior credit facility will not allow such repurchases. Certain corporate events would also constitute a change of control under our senior credit facility which might not constitute a change of control under our other debt instruments, including the notes. This would constitute an event of default under our senior credit facility, entitling the lenders to, among other things, cause all our outstanding debt obligations thereunder to become due and payable, and to proceed against their collateral, which includes the collateral securing the notes and the guarantees. For example, certain important corporate events, such as leveraged recapitalizations that would increase the level of our indebtedness, would constitute a change of control under our senior credit facility but would not constitute a change of control under the indenture.
You may be unable to sell your notes if a trading market for the notes does not develop.
      Prior to this offering, there was no public market for the notes. We have been informed by the underwriters that they intend to make a market in the notes after this offering is completed. However, the underwriters may cease their market-making at any time. In addition, the liquidity of the trading market in the notes, and the market price quoted for the notes, may be adversely affected by changes in the overall market for high yield securities and by changes in our financial performance or prospects or in the prospects for companies in our industry generally. As a result, you cannot be sure that an active trading market will develop for the notes.
Risks relating to our business
We compete with large companies and municipalities that may have greater financial and operational resources, flexibility to reduce prices and other competitive advantages that could make it difficult for us to compete effectively.
      The non-hazardous waste collection and disposal industry is highly competitive. We principally compete with large national waste management companies, such as Waste Management, Inc. and Republic Services, Inc., municipalities and numerous regional and local companies for collection accounts. We compete primarily on the basis of price and the quality of services. Some of the national waste management companies and municipalities may have greater financial and operational resources than us, which may allow them to reduce prices in order to expand sales volume or win competitive bids. Many counties and municipalities that operate their own waste collection and disposal facilities may have the benefits of tax revenues, tax-exempt financing and the ability to control the disposal of waste collected within their jurisdictions, which also would give them a competitive advantage. As a result of these factors, we may have difficulty competing effectively from time to time or in certain markets.
Price increases may not be adequate to offset the impact of inflation on our costs and/or may cause us to lose volume.
      Where appropriate, we expect to raise prices for our services sufficient to offset cost increases from inflation and to improve our return on invested capital. However, competitive factors have and may continue to require us to absorb cost increases resulting from inflation, or may cause us to lose volume to competitors willing to service customers at a lower price. Consistent with industry practice, most of our contracts provide for a pass through of certain costs, including increases in landfill tipping fees and, in some cases, fuel costs.
Downturns in the U.S. economy have had and may have an adverse impact on our operating results.
      A weak economy generally results in decreases in the volumes of waste generated. In the past, weakness in the U.S. economy has had a negative effect on our operating results, including decreases in revenues and operating cash flows. Additionally, in an economic slowdown, we may experience the negative effects of increased competitive pricing pressure and customer turnover. There can be no assurance that worsening economic conditions or a prolonged or recurring recession will not have a significant adverse impact on our operating results or liquidity. Additionally, there can be no assurance that an improvement in economic conditions will result in an immediate, if at all positive, improvement in our operating results or liquidity.
Our goodwill may become impaired, which could result in a material non-cash charge to our results of operations.
      We have a substantial amount of goodwill resulting from our acquisitions, including Browning-Ferris Industries, Inc. and Laidlaw, Inc. At least annually, or when we divest a business, as defined by GAAP, we evaluate this goodwill for impairment based on the fair value of each reporting unit. This estimated fair value could change if there were future changes in our capital structure, cost of debt, interest rates, capital expenditure levels, ability to perform at levels that were forecasted or a permanent change to the market capitalization of our company. These changes could result in an impairment that could require a material non-cash charge to our results of operations.

We currently have matters pending with the Internal Revenue Service (IRS), which could result in large cash expenditures and could adversely affect our operating results, liquidity and financial condition.
      Current examinations include federal income tax audits for calendar years 1998 through 2003. A federal income tax audit for BFI’s tax years ended September 30, 1996 through July 30, 1999 is completed except for one matter that is currently subject to litigation in the Court of Federal Claims. If the outstanding matter is decided against us, we estimate it could have a potential total cash impact of approximately $280 million for federal and state taxes, of which approximately $33 million has been paid, plus accrued interest through December 31, 2006 of approximately $131 million ($79 million net of tax benefit).
      On July 12, 2006, the Federal Circuit reversed a decision by the Court of Federal Claims favorable to the taxpayer in Coltec v. United States, 454 F.3d 1340 (Fed. Cir. 2006), in a case involving a similar transaction. We are not a party to this proceeding. The Federal Circuit nonetheless affirmed the taxpayer’s position regarding the technical interpretation of the relevant tax code provisions.
      Although we continue to believe that our suit for refund in the Court of Federal Claims is factually distinguishable from Coltec, the legal bases upon which the decision was reached by the Federal Circuit may impact our litigation.
      Also, if an outstanding matter from 2002, relating to an exchange of partnership interests, is decided against us, we estimate it could have a potential total cash tax impact of approximately $160 million for federal and state taxes plus accrued interest through December 31, 2006 of approximately $31 million ($19 million, net of tax benefit). In addition, for both matters, the IRS may successfully impose a penalty of up to 40% of the additional income tax due.
      The potential tax and interest (but not penalties or penalty-related interest) impact of the above matters has been fully reserved on our consolidated balance sheet. With regard to tax and accrued interest through December 31, 2006, a disallowance would not materially affect our consolidated results of operations; however, a deficiency payment would adversely impact our cash flow in the period the payment was made. The accrual of additional interest charges through the time these matters are resolved will affect our consolidated results of operations. In addition, the successful assertion by the IRS of penalties could have a material adverse impact on our consolidated liquidity, financial position and results of operation.
      For additional information on these matters, see Note 13, Income Taxes, to our consolidated financial statements in Item 8 of our Annual Report on Form 10-K for the year ended December 31, 2006, incorporated by reference in this prospectus supplement. Other matters may also arise in the course of tax audits that could adversely affect our financial condition, results of operations and cash flows.
Increases in the cost of fuel or oil for any extended period of time will increase our operating expenses.
      Our operations are dependent on fuel to run our collection and transfer trucks and equipment used in our landfill operations. We buy fuel in the open market and the price is unpredictable and can fluctuate significantly based on political and economic factors. For example, our fuel costs were $298.4 million in 2006 compared to $241.7 million in 2005. This increase primarily reflects an increase in the price of fuel.
      In addition, regulations affecting the type of fuel our trucks use are changing in 2007 and could materially increase the cost and consumption of our fuel. Our operations also require certain petroleum-based products (such as liners at our landfills) whose costs may vary with the price of oil. An increase in the price of oil could increase the cost of those products, which would increase our operating and capital costs.
Adverse weather conditions may limit our operations and increase the costs of collection and disposal.
      Our collection and landfill operations could be adversely affected by long periods of inclement weather which interfere with collection and landfill operations, delay the development of landfill capacity and/or reduce the volume of waste generated by our customers. In addition, weather conditions may result in the temporary suspension of our operations, which can significantly affect our operating results during those periods.

Fluctuations in commodity prices could affect our revenues, operating income and cash flows.
      We process recyclable materials such as paper, cardboard, plastics, aluminum and other metals for sale to third parties, generally at current market prices. All of these materials are subject to significant price fluctuations, which are driven by general market conditions, global economic conditions and seasonality. These price fluctuations may affect our future revenues, operating income and cash flows.
We may be subject to work stoppages, which could increase our operating costs and disrupt our operations.
      As of December 31, 2006, 29% of our workforce was represented by various local labor unions. If our unionized workers were to engage in a strike, work stoppage or other slowdown in the future, we could experience a significant disruption of our operations and an increase in our operating costs, which could have a material adverse effect on our results of operations and cash flows. In addition, if a greater percentage of our work force becomes unionized, our business and financial results could be materially adversely affected due to the potential for increased operating expenses resulting in lower net income.
We may not realize all of the expected benefits from our significant investment in the development and implementation of our best practices program.
      We have invested in the identification, development and implementation of a best practices program intended to improve productivity, enhance the quality of our revenue collections and reduce costs. We cannot guarantee that all expected improvements will materialize or have a positive effect on operating results. For example, we have undertaken various procurement-related initiatives, which we anticipate will ultimately save us $100 million in annual operating and capital costs. However, we may not be able to achieve this level of savings. If we are unable to control these and other costs, we may not be able to improve or maintain operating margins.
We may not realize all of the expected benefits from our market rationalization plan.
      As part of a market rationalization plan, we are performing detailed analysis of our underperforming markets and are considering disposition in some cases. There can be no assurance that we will ultimately sell assets, and if we do, there is no assurance the asset sales will improve margins, profits or operating cash flows. Further, there can be no assurance these sales will not result in a loss on disposition at the time of the sale.
We may not realize all of the expected benefits from our business development plan.
      There can be no assurance that we will achieve increases in sales as a result of our business development plan. For example, it is our intention to increase our sales in part through growth in national accounts; however, such growth may not materialize. Even if we are successful in increasing national account revenue, this may negatively impact our consolidated operating margin percentage, since national accounts may have a lower operating margin than other customers.
      We are committed to improving the returns on our invested capital. We may determine that certain development projects operations, landfills or markets are not expected to provide an adequate return. We may sell, abandon, or temporarily close these projects or operations which could result in lower earnings, or asset or goodwill impairments.
We are subject to costly environmental regulations that may affect our operating margins, restrict our operations and subject us to additional liability.
      Our compliance with laws and regulations governing the use, treatment, storage, and disposal of solid and hazardous wastes and materials, air quality, water quality and the remediation of contamination associated with the release of hazardous substances is costly. Government laws and regulations often require us to enhance or replace our equipment and to modify landfill operations or initiate final closure of a landfill. There can be no assurance that we will be able to implement price increases sufficient to offset the cost of complying with these laws and regulations. In addition, environmental regulatory changes could accelerate or increase expenditures for closure and post-closure monitoring at solid waste facilities and obligate us to spend sums in addition to those presently accrued for such purposes.
      In the future, our collection, transfer and landfill operations may also be affected by proposed federal and state legislation that may allow individual states to prohibit the disposal of out-of-state waste or to limit the amount of out-of-state waste that can be imported for disposal and may require states, under some circumstances, to reduce the amount of waste exported to other states. If this or similar legislation is enacted in states in which we operate landfills that receive a significant portion of waste from out-of-state, our operations could be negatively affected due to a decline in landfill volumes and increased cost of alternate disposal. State or local governments may propose “flow control” legislation, or the United States Congress could also propose such legislation, which may allow states and local governments to direct waste generated within their jurisdiction to a specific facility for disposal or processing. If this or similar legislation is enacted, state or local governments with jurisdiction over our landfills could act to limit or prohibit disposal or processing of waste in our landfills.
      In addition to the costs of complying with environmental regulations, we incur costs to defend against litigation brought by government agencies and private parties who may allege we are in violation of our permits and applicable environmental laws and regulations, or who assert claims alleging environmental damage, personal injury and/or property damage. As a result, we may be required to pay fines, implement corrective measures, or may have our permits and licenses modified or revoked. A significant judgment against us, the loss of a significant permit or license or the imposition of a significant fine could have a material negative effect on our financial condition, results of operations and liquidity.
We may have potential environmental liabilities that are not covered by our insurance.
      We may incur liabilities for the deterioration of the environment as a result of our operations. We maintain high deductibles for our environmental liability insurance coverage. If we were to incur substantial financial liability for environmental damage, our insurance coverage may be inadequate to cover such liability. This may have a negative effect on our liquidity and there could be a material adverse effect on our financial condition and results of operations.
Despite our efforts, we may incur additional hazardous substances liability in excess of amounts presently known and accrued.
      We are a potentially responsible party at many sites under the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended, or “CERCLA”, which provides for the remediation of contaminated facilities and imposes strict, joint and several liability, for the cost of remediation on current owners and operators of a facility at which there has been a release or a threatened release of a “hazardous substance,” on former site owners and operators at the time of disposal of the hazardous substance(s) and on persons who arrange for the disposal of such substances at the facility (i.e., generator of the waste and transporters who selected the disposal site). Hundreds of substances are defined as “hazardous” under CERCLA, and their presence, even in minute amounts, can result in substantial liability. Notwithstanding our efforts to comply with applicable regulations and to avoid transporting and receiving hazardous substances, we may have additional liability under CERCLA or similar laws in excess of our current reserves because such substances may be present in waste collected by us or disposed of in our landfills, or in waste collected, transported or disposed of in the past by acquired companies. In addition, actual costs for these liabilities could be significantly greater than amounts presently accrued for these purposes.
We cannot assure you that we will continue to operate our landfills at currently estimated volumes due to the use of alternatives to landfill disposal caused by state requirements or voluntary initiatives.
      Most of the states or municipalities in which we operate landfills require counties and municipalities to formulate comprehensive plans to reduce the volume of solid waste deposited in landfills through waste planning, composting and recycling or other programs. Some state and local governments mandate waste reduction at the source and prohibit the disposal of certain types of wastes, such as yard wastes, at landfills. These actions, as well as voluntary private initiatives by customers to reduce waste or seek disposal alternatives, may reduce the volume of waste going to landfills in certain areas. If this occurs, there can be no assurances that we will be able to operate our landfills at their current estimated volumes or charge current prices for landfill disposal services due to the decrease in demand for services.
If we are unable to execute our business strategy, our waste disposal expenses could increase significantly.
      Ongoing implementation of our vertical integration strategy will depend on our ability to maintain appropriate landfill capacity, collection operations and transfer stations. We cannot assure you that we will be able to replace such assets either timely or cost effectively or integrate acquisition candidates effectively or profitably. Further, we cannot assure you that we will be successful in expanding the permitted capacity of our current landfills once our landfill capacity is full. In such event, we may have to dispose of collected waste at landfills operated by our competitors or haul the waste long distances at a higher cost to another of our landfills, either of which could significantly increase our waste disposal expenses.
We may be unable to obtain required permits or to expand existing permitted capacity of our landfills, which could decrease our revenues and increase our costs.
      There can be no assurance that we will successfully obtain the permits we require to operate our business because permits to operate non-hazardous solid waste landfills and to expand the permitted capacity of existing landfills have become more difficult and expensive to obtain. Permits often take years to obtain as a result of numerous hearings and compliance with zoning, environmental and other regulatory requirements. These permits are also often subject to resistance from citizen or other groups and other political pressures. Our failure to obtain the required permits to operate non-hazardous solid waste landfills could hinder our ability to implement our vertical integration strategy and have a material negative effect on our future results of operations as 14.1% of our third-party revenues in 2006 were generated from our landfills. Additionally, landfills typically operate at a higher margin than our other operations. We also could incur higher costs due to the fact that we would be required to dispose of our waste in landfills owned by other waste companies or municipalities.
The solid waste industry is a capital-intensive industry and the amount we spend on capital expenditures may increase, which could require us to issue additional equity or incur additional debt to fund our operations or impair our ability to grow our business.
      Our ability to remain competitive, grow and expand operations largely depends on our cash flow from operations and access to capital. We spent $669.3 million on capital expenditures during 2006 and expect to spend approximately $700 million in 2007. In addition, we spent approximately $84.7 million on landfill capping, closure and post-closure and environmental remediation during 2006, with a similar amount expected in 2007. If we undertake more acquisitions or further expand our operations, the amount we expend on capital, capping, closure, post-closure and environmental remediation expenditures will increase. Our cash needs will also increase if the expenditures for closure and post-closure monitoring increase above our current estimates, which may occur due to changes in federal, state, or local government requirements. Increases in expenditures will result in lower levels of working capital or require us to finance working capital deficits. We may be required to obtain additional equity and/or debt financing for debt repayment obligations in order to fund our operations and/or to grow our business. These factors could substantially increase our operating costs and debt and therefore impair our ability to invest in property and equipment.
      We currently expect to maintain our capital expenditure level at approximately $700 million per year for the next several years. If our capital efficiency programs are unable to offset the impact of inflation and business growth, it may be necessary to increase the amount we spend.
      Conversely, beginning in 2007, federal regulations have tightened the emission standards on class A vehicles, which includes the collection vehicles we purchase. As a result, we could experience a reduction in operating efficiency. This could cause an increase in vehicle operating costs. Also, we may reduce the number of vehicles we purchase until manufacturers adapt to the new standards to increase efficiency.
Changes in interest rates may negatively affect our results of operations.
      At December 31, 2006, approximately 80% of our debt was fixed and 20% was floating. At this level of floating rate debt, if interest rates increased by 100 basis points, annualized interest expense would increase by approximately $14.2 million ($8.5 million after tax). Therefore, any increase in interest rates could significantly increase our interest expense and may have a material adverse effect on our financial condition, results of operations and cash flows.
If we are unable to obtain necessary financial assurances, it could negatively impact our liquidity and capital resources.
      We are required to provide financial assurance to governmental agencies and a variety of other entities under applicable environmental regulations relating to our landfill operations and collection contracts. In addition, we are required to provide financial assurance for our self-insurance program. We satisfy the financial assurances requirements by providing performance bonds, letters of credit, insurance policies or trust deposits. As of December 31, 2006, we have total financial assurance requirements of approximately $2.8 billion. Should we experience rating agency downgrades, the mix of financial assurance instruments we can obtain may change and we may be required to obtain additional letters of credit. In the event we are unable to obtain sufficient performance bonds, letters of credit, insurance policies or trust deposits at reasonable costs, or at all, we would need to rely on other forms of financial assurance that may be more expensive to obtain. This could negatively impact our liquidity and capital resources.
There may be undisclosed liabilities associated with our acquisitions.
      In connection with any acquisition made by us, there may be liabilities that we fail to discover or are unable to discover, including liabilities arising from non-compliance with environmental laws by prior owners and for which we, as successor owner, may be responsible. Similarly, we incur capitalized costs associated with acquisitions, which may never be consummated, resulting in a potential charge to earnings.
The possibility of disposal site developments, expansion projects or pending acquisitions not being completed or certain other events could result in a material charge against our earnings.
      In accordance with GAAP, we capitalize certain expenditures relating to disposal site development, expansion projects, acquisitions, software development and other projects. If a facility or operation is permanently shut down or determined to be impaired, a pending acquisition is not completed, a development or expansion project is not completed or is determined to be impaired, we will charge against earnings any unamortized capitalized expenditures relating to such facility, acquisition or project that we are unable to recover through sale or otherwise.
      In future periods, we may be required to incur charges against earnings in accordance with this policy, or due to other events that cause impairments. Depending on the magnitude, any such charges could have a material adverse effect on our financial condition and results of operations.
We are required to make accounting and tax-related estimates and judgments in the ordinary course of business.
      The accounting and tax-related estimates and judgments we must make in the ordinary course of business affect the reported amounts of our assets and liabilities at the date of the financial statements and the reported amounts of our operating results during the periods presented as described under “Management’s Discussion and Analysis of Financial Condition and Results of Operations” included in our Annual Report on Form 10-K for the year ended December 31, 2006, incorporated by reference in this prospectus supplement. Additionally, we are required to interpret the rules and tax law in existence as of the date of the financial statements when the rules are not specific to a particular event or transaction. If the underlying estimates or judgments are ultimately proved to be incorrect, or if auditors or regulators subsequently interpret our application of the rules and tax laws differently, subsequent corrections could have a material adverse effect on our financial condition and results of operations for the current or prior periods.
The introduction of new accounting rules, laws or regulations could adversely impact our results of operations.
      Complying with new accounting rules, laws or regulations could adversely affect our balance sheet, results of operations or funding requirements, or cause unanticipated fluctuations in our results of operations in future periods. For example, the adoption and application of FASB Interpretation No. 48, Accounting for Uncertainty in Income Taxes — an Interpretation of FASB Statement No. 109, beginning in 2007 may increase the volatility of our income tax expense in future years.

USE OF PROCEEDS
      We will use the net proceeds of this offering, which are estimated to be approximately $736.6 million after deducting estimated commissions, discounts and offering expenses, along with additional borrowings under our revolving credit facility, to fund our tender offer (or redemption, in the event all such notes are not tendered) for all of our outstanding $750.0 million in aggregate principal amount of our 8 1/2% Senior Notes due 2008, plus accrued and unpaid interest to the date of redemption. The 8 1/2% Senior Notes due 2008 mature on December 1, 2008. See “Prospectus Supplement Summary — Concurrent Tender Offer for 8 1/2% Senior Notes due 2008” and “Capitalization.”

CAPITALIZATION
      Our consolidated cash and cash equivalents, current portion of long term debt and capitalization data as of December 31, 2006 are derived from our audited consolidated financial statements. The “As Adjusted” data give effect to this offering and the application of the net proceeds therefrom as if the offering and the Tender Offer (assuming each holder of our 2008 Notes validly tenders all of their 2008 Notes prior to the consent date and receives the consent payment) were consummated on December 31, 2006. This data should be read in conjunction with our consolidated financial statements and the related notes incorporated by reference in this prospectus supplement.

	As of December 31, 2006

	Actual	As Adjusted

	(In millions, except share and
	per share data)
Cash and cash equivalents	$94.1	$94.1

Long-term debt:
Credit facility:
Revolving senior credit facility(1)	$—	$51.9
Term loan B	1,105.0	1,105.0

Total credit facility debt	1,105.0	1,156.9
The senior notes offered hereby	—	750.0
5.75% senior notes due 2011, effective rate of 6.00%	400.0	400.0
6.13% senior notes due 2014, effective rate of 6.30%	425.0	425.0
6.38% senior notes due 2011, effective rate of 6.63%	275.0	275.0
6.38% senior notes due 2008, effective rate of 8.34%	157.9	157.9
6.50% senior notes due 2010, effective rate of 6.76%	350.0	350.0
7.25% senior notes due 2015, effective rate of 7.43%	600.0	600.0
7.13% senior notes due 2016, effective rate of 7.38%	595.1	595.1
7.88% senior notes due 2013, effective rate of 8.09%	450.0	450.0
8.50% senior notes due 2008, effective rate of 8.78%	750.0	—
9.25% senior notes due 2012, effective rate of 9.40%	250.9	250.9
7.40% debentures due 2035, effective rate of 8.03%	294.4	294.4
9.25% debentures due 2021, effective rate of 9.47%	96.3	96.3
7.38% senior unsecured notes due 2014, effective rate of 7.55%	400.0	400.0
4.25% senior subordinated convertible debentures due 2034, effective rate of 4.34%	230.0	230.0
Receivables secured loan(2)	230.0	230.0
Solid waste revenue bond obligations, principal payable through 2031	280.6	280.6
Other long-term debt	20.4	20.4

Total debt	6,910.6	6,962.5
Current portion of long-term debt	236.6	236.6

Total long-term debt, net of current portion	$6,674.0	$6,725.9

Stockholders’ equity:
Series D senior mandatory convertible preferred stock, $.10 par value, 2.8 million shares authorized, and 2.4 million shares issued and outstanding, liquidation preference of $250.00 per share	580.8	580.8
Common stock, $.01 par value, 525.0 million shares authorized, 367.9 million shares issued and outstanding	3.7	3.7
Additional paid in capital	2,802.0	2,802.0
Accumulated other comprehensive loss	(57.4)	(57.4)
Retained earnings(3)	269.8	243.9

Total stockholders’ equity	$3,598.9	$3,573.0

Total capitalization, net of current portion of debt	$10,272.9	$10,298.9

(1)	At December 31, 2006, under our senior credit facility, we had a revolver capacity commitment of $1.575 billion with no borrowings outstanding and $398.7 million of letters of credit outstanding, providing us remaining availability of $1.176 billion. In addition, we had an institutional letter of credit facility of $490 million and a $25 million incremental revolving letter of credit facility available under our senior credit facility, both of which were used for letters of credit outstanding. The data in the “As Adjusted” column reflects the commissions, discounts and other expenses for this offering and the related premiums paid for the concurrent tender offer of the 2008 Notes, which were or are assumed to be paid with proceeds from additional borrowings under our revolving credit facility, but does not reflect the payment of accrued and unpaid interest on the 2008 Notes up to, but not including, the applicable settlement date.

(2)	The receivables secured loan is a 364-day liquidity facility with a maturity date of May 29, 2007. Although we intend to renew the liquidity facility on May 29, 2007, the outstanding balance is classified as a current liability because it has a contractual maturity of less than one year.

(3)	In connection with this offering and the use of proceeds therefrom, we will incur expenses of approximately $25.9 million, net of tax, relating to the write-off of deferred issuance costs, and premiums.

SELECTED FINANCIAL DATA
      The selected financial data presented below as of December 31, 2006, 2005, 2004 and 2003 and for each of the years in the four year period ended December 31, 2006 have been derived from our historical consolidated financial statements which have been audited by PricewaterhouseCoopers LLP, our Independent Registered Public Accounting Firm. The selected financial data presented below for the year ended December 31, 2002 have been derived from our unaudited historical consolidated financial statements. The selected financial data should be read in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our consolidated financial statements and the related notes thereto, included in our Annual Report on Form 10-K for the year ended December 31, 2006, incorporated by reference in this prospectus supplement.

	Year Ended December 31,

	2002		2003		2004		2005		2006

	(In millions, except ratios and percentages)
Statement of Operations Data(1):
Revenues	$5,311.3		$5,386.3		$5,514.0		$5,734.8		$6,028.8
Cost of operations	3,159.6		3,325.5		3,514.6		3,745.7		3,874.3
Selling, general and administrative expenses	462.7		480.1		553.7		519.2		595.3
Depreciation and amortization	478.5		546.0		559.3		554.4		569.3
Loss (gain) from divestitures and asset impairments(2)	(9.3)		—		—		—		22.5

Operating income	1,219.8		1,034.7		886.4		915.5		967.4
Interest expense and other(3)	854.0		832.9		758.9		588.0		567.9

Income before income taxes	365.8		201.8		127.5		327.5		399.5
Income tax expense	165.6		88.7		72.2		133.9		238.5
Minority interest	1.9		1.9		(2.7)		(0.2)		0.1

Income from continuing operations	$198.3		$111.2		$58.0		$193.8		$160.9

Pro forma amounts, assuming a change in accounting principle is applied retroactively(5):
Income from continuing operations	$186.3		—		—		—		—
Other Data:
Ratio of earnings to fixed charges(6)	1.4	x	1.2	x	1.2	x	1.6	x	1.7x
Ratio of earnings to fixed charges and
preferred stock dividends(6)	1.2	x	*		1.1	x	1.3	x	1.5x
Statement of Cash Flows Data(1):
Cash flows from operating activities	$976.6		$783.9		$650.0		$712.6		$921.6
Cash flows used for investing activities (including asset purchases and sales, and capital expenditures)	(519.5)		(248.4)		(537.9)		(683.0)		(608.8)
Cash flows provided by financing activities (including debt repayments)	(487.5)		(285.7)		(489.2)		(45.5)		(274.8)
Cash provided by discontinued operations	52.2		15.5		0.4		4.0		—
Balance Sheet Data(1):
Cash and cash equivalents	$179.4		$444.7		$68.0		$56.1		$94.1
Working capital (deficit)	(377.7)		(282.2)		(834.1)		(655.1)		(485.0)
Property and equipment, net	4,005.7		4,018.9		4,129.9		4,273.5		4,354.0
Goodwill, net	8,530.4		8,313.0		8,202.0		8,184.2		8,126.1
Total assets	13,928.9		13,860.9		13,539.2		13,661.3		13,811.0
Total debt	8,882.2		8,234.1		7,757.0		7,091.7		6,910.6
Series A preferred stock(4)	1,246.9		—		—		—		—
Stockholders’ equity(4)(7)	689.1		2,517.7		2,604.9		3,439.4		3,598.9
Total debt to total capitalization (including preferred stock)	82%		77%		75%		67%		66%

(1)	During 2004 and 2003, we sold or held for sale certain operations that met the criteria for reporting discontinued operations. The selected financial data for all prior periods have been reclassified to include these operations as discontinued operations.

(2)	The loss (gain) from divestitures and asset impairments include asset sales completed as a result of our market rationalization focus and are not included in discontinued operations ($7.6 million in 2006 and a gain of $9.3 million in 2002). The 2006 amount also includes $9.7 million of landfill asset impairments resulting from management’s decision to discontinue development and operations of the sites and a $5.2 million charge related to the relocation of our operations support center.

(3)	Includes costs incurred to early extinguish debt for the years ended December 31, 2006, 2005, 2004 and 2003 of $41.3 million, $62.6 million, $156.2 million and $108.1 million, respectively.

(4)	In 2003, all of our Series A Preferred Stock was exchanged for 110.5 million shares of common stock. In connection with the exchange, we recorded a reduction to net income available to common shareholders of $496.6 million for the fair value of the incremental shares of common stock issued to the holders of the preferred stock over the amount the holders would have received under the original conversion provisions.

(5)	Pro forma amounts give effect to the change in our method of accounting for landfill retirement obligations upon adoption of SFAS No. 143, Accounting for Asset Retirement Obligations (SFAS 143) on January 1, 2003, as if the provisions of SFAS 143 had been applied retroactively.

(6)	For purposes of calculating the ratio of earnings to fixed charges and the ratio of earnings to fixed charges and preferred stock dividends, earnings consist of income before taxes and fixed charges (exclusive of preferred stock dividends). For purposes of calculating both ratios, fixed charges include interest expense, capitalized interest and the interest component of rent expense.

(7)	In 2006, we recorded an after-tax charge of $57.4 million to stockholders’ equity relating to the adoption of SFAS No. 158, Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans — an amendment to FASB Statements No. 87, 88, 106 and 132(R)(SFAS 158).

*	Earnings were insufficient to cover fixed charges and preferred stock dividends and non-cash conversion of Series A Preferred Stock by $879.0 million in 2003.

DESCRIPTION OF NOTES
      The notes, referred to in this section as the senior notes, will be issued pursuant to a supplemental indenture, dated as of March      , 2007 (the “Supplemental Indenture”), to our indenture, dated December 23, 1998 (the “Indenture”), among Allied NA, Allied, as a Guarantor, the Subsidiary Guarantors and U.S. Bank National Association, as trustee (the “Trustee”).
      The Indenture is by its terms subject to and governed by the Trust Indenture Act of 1939, as amended. The statements under this caption relating to the senior notes and the Indenture are summaries and do not purport to be complete, and are subject to, and are qualified in their entirety by reference to, all the provisions of the Indenture (including the Supplemental Indenture), including the definitions therein of certain terms. References to the “Indenture” in this Description of Notes include the Supplemental Indenture. Whenever defined terms or particular sections of the Indenture are referred to, such defined terms and sections are incorporated herein by reference. Copies of the Indenture are available at the corporate trust office of the Trustee. The Security Agreements referred to under the caption “— Security” define the terms of the pledges and other security interests that will secure the senior notes. All references in this section to “Allied NA” refer solely to Allied Waste North America, Inc., the issuer of the senior notes, and to “Allied” refer solely to Allied Waste Industries, Inc., and not to their respective Subsidiaries.
General
      The senior notes will be general obligations of Allied NA, secured by an equal and ratable security interest in the equity interest of substantially all of BFI’s Subsidiaries and certain of our other wholly-owned subsidiaries and assets of BFI, substantially all of its Restricted Subsidiaries and certain of our other wholly-owned subsidiaries to the extent granted as collateral for the BFI Notes, the Allied NA Senior Notes and any other indebtedness of Allied NA or any of its Restricted Subsidiaries other than the Credit Facility. The senior notes will be pari passu in right of payment to all other unsubordinated Debt of Allied NA, including Allied NA’s obligations under the Credit Facility, but are effectively subordinated to borrowings under the Credit Facility to the extent that the collateral securing the Credit Facility, including all assets of Allied other than assets of BFI, certain of its Restricted Subsidiaries and certain of our other wholly-owned subsidiaries, does not also secure the senior notes. As of December 31, 2006, the book value of assets of the combined entities whose stock serves as collateral for any Debt of Allied and its subsidiaries was approximately $8.8 billion. The Trustee for the Indenture will not control the collateral. The collateral securing the senior notes will be held and controlled by the collateral trustee for the equal and ratable benefit of all the holders of our senior secured debt. In addition, liens on the collateral securing the senior notes will be released to the extent such collateral no longer secures any indebtedness of Allied or its Restricted Subsidiaries (other than under the Credit Facility). The senior notes in an aggregate principal amount of $750.0 million will be issued in this offering. Additional senior notes having identical terms and conditions to the senior notes may be issued from time to time under the Indenture and the Supplemental Indenture, subject to the provisions of the Indenture and the Supplemental Indenture, including those described below under the caption “— Certain covenants — Limitation on consolidated debt.” Any such additional senior notes may be part of the same class and series (including with respect to voting) as the senior notes issued in this offering. The senior notes to be issued in this offering will each form their own series of notes for voting purposes and will not be part of the same class or series as any other senior notes issued by Allied NA.
      The senior notes will be fully and unconditionally guaranteed on a senior basis by Allied (such guarantee, the “Parent Guarantee”). The senior notes will also be fully and unconditionally guaranteed by any existing Restricted Subsidiary of Allied NA that guarantees the Credit Facility, and Allied NA will covenant to cause any Restricted Subsidiaries acquired or created in the future that guarantee the Credit Facility to fully and unconditionally guarantee the senior notes, in each case jointly and severally on a senior basis (such guarantees, the “Subsidiary Guarantees” by the “Subsidiary Guarantors” and, together with the Parent Guarantee, the “Senior Guarantees” by the “Guarantors”). The Senior Guarantees will be released under certain circumstances described below under “— Guarantees.”

      As of the date of the Supplemental Indenture, all of Allied NA’s Subsidiaries (other than the Special Purpose Subsidiaries) are Restricted Subsidiaries. Under certain circumstances, Allied NA will be able to designate current or future Subsidiaries as Unrestricted Subsidiaries. Unrestricted Subsidiaries will not be subject to many of the restrictive covenants set forth in the Indenture. See “— Certain covenants — Unrestricted subsidiaries.”
      The senior notes will be effectively subordinated to all existing and future indebtedness and other liabilities (including trade payables and capital lease obligations) of Allied NA’s Subsidiaries (if any) that are not Guarantors, including the Special Purpose Subsidiaries, and would be so subordinated to all existing and future indebtedness of the Subsidiary Guarantors if the Subsidiary Guarantees were avoided or subordinated in favor of the Subsidiary Guarantors’ other creditors or if the Subsidiary Guarantors are released from their Subsidiary Guarantees as described under “— Guarantees.”
Maturity, interest and payments
      The senior notes will mature on June 1, 2017. The senior notes will bear interest at the rate per annum shown on the front cover of this prospectus supplement from the date of original issuance (the “Issue Date”) or from the most recent Interest Payment Date to which interest has been paid or provided for, payable semi-annually on June 1 and December 1 of each year, commencing December 1, 2007, until the principal thereof is paid or made available for payment, to the Person in whose name the senior note (or any predecessor note) is registered at the close of business on the preceding May 15 or November 15, as the case may be. The senior notes will bear interest on overdue principal and premium (if any) and, to the extent permitted by law, overdue interest at the rate per annum shown on the front cover of this prospectus supplement plus 2%. Interest on the senior notes will be computed on the basis of a 360-day year of twelve 30-day months.
      The principal of (and premium, if any) and interest on the senior notes will be payable, and the transfer of senior notes will be registrable, at the office or agency of the Trustee in The Borough of Manhattan, The City of New York. In addition, payment of interest may, at the option of Allied NA, be made by check mailed to the address of the Person entitled thereto as it appears in the Security Register; provided, however, that all payments of the principal (and premium, if any) and interest on senior notes (the Holders of which have given wire transfer instructions to Allied NA or its agent at least 10 Business Days prior to the applicable payment date) will be required to be made by wire transfer of immediately available funds to the accounts specified by such Holders in such instructions.
      No service charge will be made for any registration of transfer or exchange of senior notes, but Allied NA may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection therewith.
Optional redemption
      The senior notes will not be subject to any redemption at the option of Allied NA except as set forth in the following paragraphs.
      At any time prior to June 1, 2012, at the option of Allied NA, the notes may be redeemed in whole or in part, at any time, upon not less than 30 nor more than 60 days’ notice mailed to each Holder of senior notes to be redeemed at such Holder’s address appearing in the Security Register, in amounts of $1,000 or an integral multiple of $1,000, at a redemption price equal to the greater of:

(1) 100% of their principal amount, or

(2) the sum of the present values of the remaining scheduled payments of principal and interest thereon discounted to maturity on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Yield plus 50 basis points, plus in each case accrued but unpaid interest to but excluding the Redemption Date (subject to the right of Holders of record on the relevant Regular Record Date to receive interest due on an Interest Payment Date that is on or prior to the Redemption Date).

      At any time, or from time to time, prior to June 1, 2010, up to 33 1/3% in aggregate principal amount of the senior notes originally issued under the Indenture will be redeemable, at the option of Allied NA, from the net proceeds of one or more Public Offerings of Capital Stock (other than Redeemable Interests) of Allied, at a redemption price equal to      % of the principal amount thereof, together with accrued but unpaid interest to the Redemption Date (subject to the right of Holders of record on the relevant Regular Record Date to receive interest due on an Interest Payment Date that is on or prior to the Redemption Date); provided that the notice of redemption with respect to any such redemption is mailed within 30 days following the closing of the corresponding Public Offering.
      On or after June 1, 2012, Allied NA may redeem some or all of the senior notes upon not less than 30 nor more than 60 days’ notice, at the redemption prices (expressed as percentages of principal amount) set forth below plus accrued and unpaid interest, if any, on the senior notes redeemed, to the applicable redemption date, if redeemed during the twelve-month period beginning on June 1 of the years indicated below:

Year	Percentage

2012	%
2013	%
2014	%
2015 and thereafter	100.000%
Selection and notice
      If less than all the senior notes are to be redeemed, the particular senior notes to be redeemed will be selected not more than 60 days prior to the Redemption Date by the Trustee, from the outstanding senior notes not previously called for redemption, by such method as the Trustee shall deem fair and appropriate and which may provide for the selection for redemption of portions (equal to $1,000 or any integral multiples thereof) of the principal amount of the senior notes of a denomination larger than $1,000.
Mandatory redemption
      Except as described below under “— Repurchase at the option of holders — Asset dispositions” and “Change of control,” the senior notes will not have the benefit of any mandatory redemption or sinking fund obligations of Allied NA.
Repurchase at the option of holders

Asset dispositions
      Allied NA may not make, and may not permit any Restricted Subsidiary to make, any Asset Disposition unless:

(i) Allied NA (or such Restricted Subsidiary, as the case may be) receives consideration at the time of such disposition at least equal to the fair market value of the shares or the assets disposed of, as determined in good faith by the Board of Directors, for any transaction (or series of transactions) involving in excess of $10 million and not involving the sale of equipment or other assets specifically contemplated by Allied NA’s capital expenditure budget previously approved by the Board of Directors;

(ii) at least 75% (or any lesser amount as provided below) of the consideration received by Allied NA (or such Restricted Subsidiary) consists of:

(A) cash or readily marketable cash equivalents,

(B) the assumption of Debt or other liabilities reflected on the consolidated balance sheet of Allied NA and its Restricted Subsidiaries in accordance with generally accepted accounting principles (excluding Debt or any other liabilities subordinate in right of payment to the senior notes) and release from all liability on such Debt or other liabilities assumed,

(C) assets used in, or stock or other ownership interests in a Person that upon the consummation of such Asset Disposition becomes a Restricted Subsidiary and will be principally engaged in, the business of Allied NA or any of its Restricted Subsidiaries as such business is conducted immediately prior to such Asset Disposition,

(D) any securities, notes or other obligations received by Allied NA or any such Restricted Subsidiary from such transferee that are contemporaneously (subject to ordinary settlement periods) converted by Allied NA or such Restricted Subsidiary into cash or Cash Equivalents (to the extent of cash and Cash Equivalents received),

(E) any Designated Noncash Consideration received pursuant to this clause (E) that is at the time outstanding, not to exceed 15% of Consolidated Total Assets at the time of the receipt of such Designated Noncash Consideration (with the fair market value of each item of Designated Noncash Consideration being measured at the time received and without giving effect to subsequent changes in value), or

(F) any combination thereof; and

(iii) 100% of the Net Available Proceeds from such Asset Disposition (including from the sale of any marketable cash equivalents received therein) are applied by Allied NA or a Restricted Subsidiary as follows:

(A) first, within one year from the later of the date of such Asset Disposition or the receipt of such Net Available Proceeds, to repayment of Debt of Allied NA or its Restricted Subsidiaries then outstanding under the Credit Facility which would require such application or which would prohibit payments pursuant to Clause (B) below;

(B) second, to the extent Net Available Proceeds are not required to be applied as specified in Clause (A), to purchases of outstanding senior notes and other Debt of Allied NA that ranks pari passu in right of payment to the senior notes (on a pro rata basis based upon the outstanding aggregate principal amount thereof) pursuant to an offer to purchase (to the extent such an offer is not prohibited by the terms of the Credit Facility then in effect) at a purchase price equal to 100% of the principal amount thereof plus accrued interest to the date of purchase (subject to the rights of Holders of record on the relevant Regular Record Date to receive interest due on an Interest Payment Date that is on or prior to the purchase date); and

(C) third, to the extent of any remaining Net Available Proceeds following completion of such offer to purchase, to any other use as determined by Allied NA which is not otherwise prohibited by the Indenture;

provided further that the 75% limitation referred to in clause (ii) above will not apply to any Asset Disposition if the consideration received therefrom, as determined in good faith by Allied NA’s Board of Directors, is equal to or greater than what the after-tax proceeds would have been had the Asset Disposition complied with the aforementioned 75% limitation.
      Notwithstanding the foregoing, Allied NA will not be required to comply with the provisions of the Indenture described in clause (iii) of the preceding paragraph (i) if the Net Available Proceeds (“Reinvested Amounts”) are invested or committed to be invested within one year from the later of the date of the related Asset Disposition or the receipt of such Net Available Proceeds in assets that will be used in the business of Allied NA or any of its Restricted Subsidiaries as such business is conducted prior to such Asset Disposition (determined by the Board of Directors in good faith) or (ii) to the extent Allied NA elects to redeem the senior notes with the Net Available Proceeds pursuant to any of the provisions described under “— Optional redemption.”
      Notwithstanding the foregoing, Allied NA will not be required to comply with the requirements described in Clause (ii) of the second preceding paragraph if the Asset Disposition is an Excepted Disposition.

      Any offer to purchase required by the provisions described above will be effected by the sending of the written terms and conditions thereof (the “Offer Document”), by first class mail, to Holders of the senior notes within 30 days after the date which is one year after the later of the date of such Asset Disposition or the receipt of the related Net Available Proceeds. The form of the offer to purchase and the requirements that a Holder must satisfy to tender any senior note pursuant to such offer to purchase are substantially the same as those described below under “— Change of control.”
Change of control
      Within 30 days following the date Allied NA becomes aware of the consummation of a transaction that results in a Change of Control (as defined below), Allied NA will commence an offer to purchase all outstanding senior notes, at a purchase price equal to 101% of their aggregate principal amount plus accrued interest, if any, to the date of purchase (subject to the rights of Holders of record on the relevant Regular Record Date to receive interest due on an Interest Payment Date that is on or prior to the date of purchase). Such obligation will not continue after a discharge of Allied NA or defeasance from its obligations with respect to the senior notes. See “— Defeasance.”
      A “Change of Control” will be deemed to have occurred in the event that, after the date of the Supplemental Indenture,

(1) so long as Allied NA is a Subsidiary of Allied:

(a) any Person, or any Persons (other than a Permitted Allied Successor, as defined below), acting together that would constitute a Group (a “Group”) for purposes of Section 13(d) of the Exchange Act, together with any Affiliates or Related Persons thereof (other than any employee stock ownership plan), beneficially own 50% or more of the total voting power of all classes of Voting Stock of Allied,

(b) any Person or Group, together with any Affiliates or Related Persons thereof, succeeds in having a sufficient number of its nominees who have not been approved by the Continuing Directors elected to the Board of Directors of Allied such that such nominees, when added to any existing director remaining on the Board of Directors of Allied after such election who is an Affiliate or Related Person of such Person or Group, will constitute a majority of the Board of Directors of Allied, or

(c) there occurs any transaction or series of related transactions other than a merger, consolidation or other transaction with a Related Business in which the shareholders of Allied immediately prior to such transaction (or series) receive:

(i) solely Voting Stock of Allied (or its successor or parent, as the case may be),

(ii) cash, securities and other property in an amount which could be paid by Allied NA as a Restricted Payment under the Indenture after giving pro forma effect to such transaction, or

(iii) a combination thereof,
and the beneficial owners of the Voting Stock of Allied immediately prior to such transaction (or series) do not, immediately after such transaction (or series), beneficially own Voting Stock representing more than 50% of the total voting power of all classes of Voting Stock of Allied (or in the case of a transaction (or series) in which another entity becomes a successor to, or parent of, Allied, of the successor or parent entity),

(2) if Allied NA is not a Subsidiary of Allied:

(a) any Person, or any Persons (other than a Permitted Allied Successor), acting together that would constitute a Group (a “Group”) for purposes of Section 13(d) of the Exchange Act, together with any Affiliates or Related Persons thereof (other than any employee stock ownership plan), beneficially own 50% or more of the total voting power of all classes of Voting Stock of Allied NA,

(b) any Person or Group, together with any Affiliates or Related Persons thereof, succeeds in having a sufficient number of its nominees who have not been approved by the Continuing Directors elected to the Board of Directors of Allied NA such that such nominees, when added to any existing director remaining on the Board of Directors of Allied NA after such election who is an Affiliate or Related Person of such Person or Group, will constitute a majority of the Board of Directors of Allied NA, or

(c) there occurs any transaction or series of related transactions other than a merger, consolidation or other transaction with a Related Business in which the shareholders of Allied NA immediately prior to such transaction (or series) receive:

(i) solely Voting Stock of Allied NA (or its successor or parent, as the case may be),

(ii) cash, securities and other property in an amount which could be paid by Allied NA as a Restricted Payment under the Indenture after giving pro forma effect to such transaction, or

(iii) a combination thereof,
and the beneficial owners of the Voting Stock of Allied NA immediately prior to such transaction (or series) do not, immediately after such transaction (or series), beneficially own Voting Stock representing more than 50% of the total voting power of all classes of Voting Stock of Allied NA (or in the case of a transaction (or series) in which another entity becomes a successor to Allied NA, of the successor entity).
      Allied NA will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent such laws and regulations are applicable in connection with the repurchase of the senior notes resulting from a Change of Control.
      The terms of the Credit Facility prohibit any repurchase of senior notes by Allied NA in the event of a Change of Control, unless all indebtedness then outstanding under the Credit Facility is first repaid. In order to repay such indebtedness and repurchase the senior notes, it may be necessary for Allied NA to recapitalize and/or refinance some or all of its outstanding indebtedness. There can be no assurance that such recapitalization or refinancing, if required, would be accomplished on favorable terms, in a timely manner or at all. Were any obligation of Allied NA to repurchase senior notes upon a Change of Control to result in a default under the Credit Facility, Allied NA may not have sufficient assets to satisfy its obligations under the Credit Facility and the Indenture. See “Risk factors — We may not be able to repurchase notes upon a change of control which would be an event of default under the indenture.”
      Within 30 days of a Change of Control, an Offer Document will be sent, by first class mail, to Holders of the senior notes, accompanied by such information regarding Allied NA and its Subsidiaries as Allied NA in good faith believes will enable such Holders to make an informed decision with respect to the offer to purchase, which at a minimum will include or incorporate by reference:

(1) the most recent annual and quarterly financial statements and “Management’s discussion and analysis of financial condition and results of operations” and contained in the documents required to be filed with the Trustee pursuant to the provisions described under “— Certain covenants — Provision of financial information” below (which requirements may be satisfied by delivery of such documents together with the offer to purchase); and

(2) any other information required by applicable law to be included therein.
      Each Offer Document will contain all instructions and materials necessary to enable Holders of the senior notes to tender such senior notes pursuant to the offer to purchase. Each Offer Document will also state:

(1) that a Change of Control has occurred (or, if the offer to purchase is delivered in connection with an Asset Disposition, that an Asset Disposition has occurred) and that Allied NA will offer to purchase the Holder’s senior notes;

(2) the Expiration Date of the offer to purchase, which will be, subject to any contrary requirements of applicable law, not less than 30 days or more than 60 days after the date of such Offer Document;

(3) the Purchase Date for the purchase of senior notes which will be within five Business Days after the Expiration Date;

(4) the aggregate principal amount of senior notes to be purchased (including, if less than 100%, the manner by which such purchase has been determined pursuant to the Indenture);

(5) the purchase price; and

(6) a description of the procedure which a Holder must follow to tender all or any portion of the senior notes.
      To tender any senior note, a Holder must surrender such senior note at the place or places specified in the Offer Document prior to the close of business on the Expiration Date (such senior note being, if Allied NA or the Trustee so requires, duly endorsed by, or accompanied by a written instrument or transfer in form satisfactory to Allied NA and the Trustee duly executed by, the Holder thereof or his attorney duly authorized in writing). Holders will be entitled to withdraw all or any portion of senior notes tendered if Allied NA (or its Paying Agent) receives, not later than the close of business on the Expiration Date, a telegram, telex, facsimile transmission or letter setting forth the name of the Holder, the principal amount of the senior note and Holder tendered, the certificate number of the senior note the Holder tendered and a statement that such Holder is withdrawing all or a portion of his tender. Any portion of a senior note tendered must be tendered in an integral multiple of $1,000 principal amount.
Security
      The senior notes will be secured by a first priority lien on:

(1) all of the Capital Stock of BFI’s domestic Restricted Subsidiaries (the “Domestic Pledged Stock”);

(2) 65% of the Capital Stock of BFI’s foreign Restricted Subsidiaries (the “Foreign Pledged Stock”); and

(3) all tangible and intangible assets (other than real property) currently owned by BFI and substantially all of its domestic Restricted Subsidiaries and certain tangible and intangible assets of certain of our other wholly-owned subsidiaries (collectively, the “Assets”).
      The Domestic Pledged Stock, the Foreign Pledged Stock and the Assets are referred to collectively as the “Collateral.”
      BFI and its Subsidiaries that own the Collateral entered into a Shared Collateral Pledge Agreement, dated July 30, 1999 and amended and restated as of April 29, 2003, among Allied NA, BFI and certain of its Subsidiaries and JPMorgan Chase Bank, N.A., as collateral trustee thereunder (the “collateral trustee”) (as amended, the “Pledge Agreement”), a Shared Collateral Security Agreement, dated July 30, 1999 and amended and restated as of April 29, 2003, among Allied NA, BFI and certain of its Subsidiaries and the collateral trustee (as amended, the “Security Agreement”), and a Collateral Trust Agreement, dated July 30, 1999 and amended and restated as of April 29, 2003, among Allied NA, BFI and certain of its Subsidiaries and the collateral trustee (as amended, the “Collateral Trust Agreement” and, together with the Pledge Agreement and the Security Agreement, the “Security Agreements”). The Security Agreements provided for the grant by BFI and its Subsidiaries that own the Collateral to the collateral trustee for the ratable benefit of the Holders of the senior notes of a pledge of, or a security interest in, as the case may be, the Collateral.
      The Security Agreements will secure the payment and performance when due of all of the obligations of Allied NA under the Indenture, the senior notes and the Subsidiary Guarantees.
      The security interests in the Collateral in favor of the senior notes will be released:

(1) upon the full and final payment and performance of all obligations of Allied NA under the Indenture and the senior notes;

(2) upon the release of the Lien on the Collateral securing the BFI Notes, the Allied NA Senior Notes and all other indebtedness of Allied and its Restricted Subsidiaries (other than under the Credit Facility); or

(3) upon the sale of any such Collateral in accordance with the applicable provisions of the Indenture.
      Assuming we had completed this offering and the use of proceeds therefrom on December 31, 2006, the Collateral securing the senior notes would have also secured approximately $3.6 billion of notes issued by Allied NA which mature between 2008 and 2016, approximately $549 million of notes issued by BFI which mature between 2008 and 2035 and approximately $1.2 billion of debt under the Credit Facility.
      For a discussion of the risks relating to the Collateral securing the senior notes, see “Risk factors — The indenture trustee will not control the collateral and the notes may become unsecured or the collateral securing the notes may be diluted under certain circumstances.”
Guarantees
      The Guarantors will, jointly and severally, on a senior basis, unconditionally guarantee the due and punctual payment of principal of (and premium, if any) and interest on the senior notes, when and as the same shall become due and payable, whether at the maturity date, by declaration of acceleration, call of redemption or otherwise.
      The Senior Guarantees of each Guarantor will remain in effect until the entire principal of, premium, if any, and interest on the senior notes shall have been paid in full or otherwise discharged in accordance with the provisions of the Indenture; provided, however, that if:

(i) with respect to each Guarantor, the senior notes are defeased and discharged as described under Clause (A) under “— Defeasance,” or

(ii) with respect to each Subsidiary Guarantor, such Subsidiary Guarantor:

(x) ceases to be a Restricted Subsidiary, or

(y) all or substantially all of the assets of such Subsidiary Guarantor or all of the Capital Stock of such Subsidiary Guarantor is sold (including by issuance, merger, consolidation or otherwise) by Allied NA or any of its Subsidiaries in a transaction constituting an Asset Disposition and the Net Available Proceeds from such Asset Disposition are used in accordance with the provisions described under “— Repurchase at the option of holders — Asset dispositions,” or

(z) ceases to be a guarantor under, or to pledge any of its assets to secure obligations under, the Credit Facility, then in each case of (i) and (ii) above, such Guarantor or the corporation acquiring such assets (in the event of a sale or other disposition of all or substantially all of the assets of such Subsidiary Guarantor) shall be released and discharged of its Senior Guarantee obligations.
Certain covenants

Changes in covenants when senior notes rated investment grade
      Following the first date upon which the senior notes are rated the following: (i) Baa3 or better by Moody’s Investors Service, Inc. (“Moody’s”) and BB+ or better by Standard & Poor’s Ratings Group (“S&P”); or (ii) BBB-or better by S&P and Ba1 or better by Moody’s (a “Rating Event”) (or, in any case, if such person ceases to rate the senior notes for reasons outside of the control of Allied NA, the equivalent investment grade credit rating from any other “nationally recognized statistical rating organization” (within the meaning of Rule 15c3-1(c)(2)(vi)(F) under the Exchange Act) selected by Allied NA as a replacement agency) (the “Rating Event Date”) (and provided no Event of Default or event that with notice or the passage of time would constitute an Event of Default shall exist on the Rating Event Date), the covenants specifically listed under “— Repurchase at the option of holders — Asset dispositions,” “— Limitation on consolidated debt,” “— Limitation on restricted payments,” “— Limitations concerning distributions by subsidiaries, etc.,” “— Limitation on transactions with affiliates and related persons” and “— Unrestricted subsidiaries” in this prospectus supplement will no longer apply to the senior notes subject to the Rating Event.
      There can be no assurance that a Rating Event Date will occur or, if one occurs, that the senior notes will continue to maintain an investment grade rating. In addition, at no time after a Rating Event Date will the provisions and covenants contained in the Indenture at the time of the issuance of the senior notes that cease to be applicable after the Rating Event Date be reinstated.
      The Indenture contains, among others, the following covenants:

Limitation on consolidated debt
      Allied NA may not Incur any Debt and may not permit Restricted Subsidiaries to Incur any Debt or issue Preferred Stock unless, immediately after giving effect to the Incurrence of such Debt or issuance of such Preferred Stock and the receipt and application of the proceeds thereof, the Consolidated EBITDA Coverage Ratio of Allied NA for the four full fiscal quarters next preceding the Incurrence of such Debt or issuance of such Preferred Stock, calculated on a pro forma basis if such Debt had been Incurred or such Preferred Stock had been issued and the proceeds thereof had been received and so applied at the beginning of the four full fiscal quarters, would be greater than 2.0 to 1.0.
      Without regard to the foregoing limitations, Allied NA or any restricted Subsidiary of Allied NA may Incur the following Debt:

(i) Debt under the Credit Facility in an aggregate principal amount at any one time outstanding not to exceed the amount permitted to be borrowed thereunder,

(ii) Debt evidenced by the senior notes and the Senior Guarantees;

(iii) Debt owed by Allied NA to any Restricted Subsidiary or Debt owed by a Restricted Subsidiary to Allied NA or to a Restricted Subsidiary; provided, however, that in the event that either:

(x) Allied NA or the Restricted Subsidiary to which such Debt is owed transfers or otherwise disposes of such Debt to a Person other than Allied NA or another Restricted Subsidiary, or

(y) such Restricted Subsidiary ceases to be a Restricted Subsidiary, the provisions of this Clause (iii) shall no longer be applicable to such Debt and such Debt shall be deemed to have been Incurred at the time of such transfer or other disposition or at the time such Restricted Subsidiary ceases to be a Restricted Subsidiary,

(iv) Debt outstanding on the date of the Supplemental Indenture;

(v) Debt Incurred in connection with an acquisition, merger or consolidation transaction permitted under the provisions of the Indenture described under “— Mergers, consolidations and certain sales of assets,” which Debt:

(x) was issued by a Person prior to the time such Person becomes a Restricted Subsidiary in such transaction (including by way of merger or consolidation with Allied NA or another Restricted Subsidiary) and was not issued in contemplation of such transaction, or

(y) is issued by Allied NA or a Restricted Subsidiary to a seller in connection with such transaction, in an aggregate amount for all such Debt issued pursuant to the provisions of the Indenture described under this Clause (v) and then outstanding does not exceed 7.5% of the Consolidated Total Assets of Allied NA at the time of such Incurrence;

(vi) Debt consisting of Permitted Interest Rate or Currency Protection Agreements;

(vii) Debt Incurred to renew, extend, refinance or refund any outstanding Debt permitted in the preceding paragraph or in Clauses (i) through (v) above or Incurred pursuant to this clause (vii);

provided, however, that such Debt does not exceed the principal amount of Debt so renewed, extended, refinanced or refunded (plus the amount of any premium and accrued interest, plus customary fees, consent payments, expenses and costs relating to the Debt so renewed, extended, refinanced or refunded) (“Permitted Refinancing Debt”); and

(viii) Debt not otherwise permitted to be Incurred pursuant to clauses (i) through (vii) above, which, in aggregate amount, together with the aggregate amount of all other Debt previously Incurred pursuant to the provisions of the Indenture described under this Clause (viii) and then outstanding, does not exceed 7.5% of the Consolidated Total Assets of Allied NA at the time of such Incurrence.

Limitation on restricted payments
      Allied NA may not, and may not permit any Restricted Subsidiary to, directly or indirectly:

(i) declare or pay any dividend, or make any distribution, of any kind or character (whether in cash, property or securities) in respect of the Capital Stock of Allied NA or any Restricted Subsidiary or to the Holders thereof in their capacity as such, excluding:

(x) any dividends or distributions to the extent payable in shares of the Capital Stock of Allied NA (other than Redeemable Interests) or in options, warrants or other rights to acquire the Capital Stock of Allied NA (other than Redeemable Interests),

(y) dividends or distributions by a Restricted Subsidiary to Allied NA or another Wholly-Owned Restricted Subsidiary, and

(z) the payment of pro rata dividends by a Restricted Subsidiary to Holders of both minority and majority interests in such Restricted Subsidiary;

(ii) purchase, redeem or otherwise acquire or retire for value:

(a) any Capital Stock of Allied NA or any Capital Stock of or other ownership interests in any Subsidiary or any Affiliate or Related Person of Allied NA, or

(b) any options, warrants or rights to purchase or acquire shares of Capital Stock of Allied NA or any Capital Stock of or other ownership interests in any Subsidiary or any Affiliate or Related Person of Allied NA,
excluding, in each case of (a) and (b), the purchase, redemption, acquisition or retirement by any Restricted Subsidiary of any of its Capital Stock, other ownership interests or options, warrants or rights to purchase such Capital Stock or other ownership interests, in each case, owned by Allied NA or a Wholly-Owned Restricted Subsidiary;

(iii) make any Investment that is not a Permitted Investment; or

(iv) redeem, defease, repurchase, retire or otherwise acquire or retire for value prior to any scheduled maturity, repayment or sinking fund payment, Debt of Allied NA that is subordinate in right of payment to the senior notes, (each of the transactions described in Clauses (i) through (iv) being a “Restricted Payment”), if:

(1) an Event of Default, or an event that with the lapse of time or the giving of notice, or both, would constitute an Event of Default, shall have occurred and be continuing; or

(2) Allied NA would, at the time of such Restricted Payment and after giving pro forma effect thereto as if such Restricted Payment had been made at the beginning of the most recently ended four full fiscal quarter period for which internal financial statements are available immediately preceding the date of such Restricted Payment, not have been permitted to Incur at least $1.00 of additional Debt pursuant to the Consolidated EBITDA Coverage Ratio test set forth in the first paragraph under “— Limitation on consolidated debt” above; or

(3) upon giving effect to such Restricted Payment, the aggregate of all Restricted Payments (excluding Restricted Payments permitted by Clauses (ii), (iii), (iv), and (vi) of the next succeeding paragraph) from the date of the Supplemental Indenture (the amount so expended, if other than in cash, determined in good faith by the Board of Directors) exceeds the sum, without duplication, of:

(a) 50% of the aggregate Consolidated Net Income (or, in case Consolidated Net Income shall be negative, less 100% of such deficit) for the period (taken as one accounting period) from the beginning of the second quarter of fiscal year 2001 to the end of Allied NA’s most recently ended fiscal quarter for which internal financial statements are available at the time of such Restricted Payment;

(b) 100% of the aggregate net cash proceeds from the issuance and sale to Allied of Capital Stock (other than Redeemable Interests) of Allied NA and options, warrants or other rights to acquire Capital Stock (other than Redeemable Interests and Debt convertible into Capital Stock) of Allied NA and the principal amount of Debt and Redeemable Interests of Allied NA that has been converted into Capital Stock (other than Redeemable Interests) of Allied NA after January 30, 2001, provided that any such net proceeds received by Allied NA from an employee stock ownership plan financed by loans from Allied NA or a Subsidiary of Allied NA shall be included only to the extent such loans have been repaid with cash on or prior to the date of determination;

(c) 50% of any dividends received by Allied NA or a Wholly-Owned Restricted Subsidiary after January 30, 2001 from an Unrestricted Subsidiary of Allied NA; and

(d) $300 million.
      The foregoing covenant will not be violated by reason of

(i) the payment of any dividend within 60 days after declaration thereof if at the declaration date such payment would have complied with the foregoing covenant;

(ii) any refinancing or refunding of Debt permitted if such refinancing or refunding is permitted pursuant to clause (vii) of the second paragraph under “— Limitation on consolidated debt” above;

(iii) the purchase, redemption or other acquisition or retirement for value of any Debt or Capital Stock of Allied NA or any options, warrants or rights to purchase or acquire shares of Capital Stock of Allied NA in exchange for, or out of the net cash proceeds of, the substantially concurrent issuance or sale (other than to a Restricted Subsidiary of Allied NA) of Capital Stock (other than Redeemable Interests) of Allied NA; provided that the amount of any such net cash proceeds that are utilized for any such purchase, redemption or other acquisition or retirement for value shall be excluded from Clause (3)(b) in the foregoing paragraph;

(iv) the repurchase, redemption, defeasance, retirement, refinancing or acquisition for value or payment of principal of any subordinated Debt or Capital Stock through the issuance of new subordinated Debt or Capital Stock of Allied NA;

(v) the repurchase of any subordinated Debt at a purchase price not greater than 101% of the principal amount of such subordinated Debt in the event of a Change of Control pursuant to a provision similar to the “— Repurchase at the option of holders — Change of control” covenant; provided that prior to such repurchase Allied NA has made the Change of Control Offer as provided in such covenant with respect to the senior notes and repurchased all senior notes validly tendered for repayment in connection with such Change of Control Offer;

(vi) the purchase or redemption of any Debt from Net Available Proceeds to the extent permitted under “— Repurchase at the option of holders — Asset dispositions”; and

(vii) payments pursuant to the Intercompany Agreements.

      Upon the designation of any Restricted Subsidiary as an Unrestricted Subsidiary, an amount equal to the greater of the book value and the fair market value of all assets of such Restricted Subsidiary at the end of Allied NA’s most recently ended fiscal quarter for which internal financial statements are available prior to such designation will be deemed to be a Restricted Payment at the time of such designation for purposes of calculating the aggregate amount of Restricted Payments (including the Restricted Payment resulting from such designation) permitted under provisions described in the second preceding paragraph.

Limitations concerning distributions by subsidiaries, etc.
      Allied NA may not, and may not permit any Restricted Subsidiary to, suffer to exist any consensual encumbrance or restriction on the ability of such Restricted Subsidiary:

(i) to pay, directly or indirectly, dividends or make any other distributions in respect of its Capital Stock or other ownership interests or pay any Debt or other obligation owed to Allied NA or any other Restricted Subsidiary;

(ii) to make loans or advances to Allied NA or any other Restricted Subsidiary; or

(iii) to sell, lease or transfer any of its property or assets to Allied NA or any Wholly-Owned Restricted Subsidiary.
      The preceding restrictions will not apply to any encumbrance or restriction existing pursuant to:

(a) the senior notes, the Indenture, the Senior Guarantees or any other agreement in effect on the date of the Supplemental Indenture;

(b) the Credit Facility, including any Guarantees of or Liens securing the Debt Incurred thereunder;

(c) an agreement relating to any Debt Incurred by such Subsidiary prior to the date on which such Subsidiary was acquired by Allied NA and outstanding on such date and not Incurred in anticipation of becoming a Subsidiary;

(d) an agreement which has been entered into for the pending sale or disposition of all or substantially all of the Capital Stock, other ownership interests or assets of such Subsidiary, provided that such restriction terminates upon consummation or abandonment of such disposition and upon termination of such agreement;

(e) customary non-assignment provisions in leases and other agreements entered into in the ordinary course of business;

(f) restrictions contained in any security agreement (including a capital lease) securing Debt permitted to be Incurred under the Indenture that impose restrictions of the nature described in Clause (iii) above on the property subject to the Lien of such security agreement;

(g) an agreement effecting a renewal, extension, refinancing or refunding of Debt Incurred pursuant to an agreement referred to in Clause (a), (b) or (f) above; provided, however, that the provisions relating to such encumbrance or restriction contained in such renewal, extension, refinancing or refunding agreement are no more restrictive in any material respect than the provisions contained in the agreement it replaces, as determined in good faith by the Board of Directors; or

(h) resulting from applicable corporate law or regulation relating to the payment of dividends or distributions.

Limitation on liens
      Allied may not, and Allied NA may not, permit any of its Restricted Subsidiaries to, create, Incur, assume or otherwise cause or suffer to exist or become effective any Lien (other than Permitted Liens) upon any of their property or assets, now owned or hereafter acquired to secure Debt of Allied, Allied NA or any of its Restricted Subsidiaries.

Limitation on transactions with affiliates and related persons
      The Indenture will provide that Allied NA will not, and will not permit any of its Restricted Subsidiaries to, make any payment to, or sell, lease, transfer or otherwise dispose of any of its properties or assets to, or purchase any property or assets from, or enter into or make or amend any transaction, contract, agreement, understanding, loan, advance or guarantee with, or for the benefit of, any Affiliate of Allied NA (each of the foregoing, an “Affiliate Transaction”), unless:

(a) such Affiliate Transaction is on terms that are no less favorable to Allied NA or such Restricted Subsidiary than those that would have been obtained in a comparable transaction by Allied NA or such Restricted Subsidiary with an unrelated Person, and

(b) Allied NA delivers to the Trustee, with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $10 million, either:

(i) a resolution of the Board of Directors set forth in an Officers’ Certificate certifying that such Affiliate Transaction complies with clause (a) above and that such Affiliate Transaction has been approved by a majority of the disinterested members of the Board of Directors; or

(ii) an opinion as to the fairness to Allied NA or such Restricted Subsidiary, as the case may be, of such Affiliate Transaction from a financial point of view issued by an accounting, appraisal or investment banking firm of national standing.
      Notwithstanding the foregoing, the following items shall not be deemed to be Affiliate Transactions:

(a) customary directors’ fees, indemnification or similar arrangements or any employment agreement or other compensation plan or arrangement entered into by Allied NA or any of its Restricted Subsidiaries in the ordinary course of business including ordinary course loans to employees not to exceed:

(i) $5 million outstanding in the aggregate at any time, and

(ii) $2 million to any one employee and consistent with the past practice of Allied NA or such Restricted Subsidiary;

(b) loans by Allied NA and its Restricted Subsidiaries to employees of Allied or any of its Subsidiaries in connection with management incentive plans not to exceed $25 million at any time outstanding, provided that such limitation shall not apply to loans the proceeds of which are used to purchase common stock of:

(i) Allied NA from Allied NA, or

(ii) Allied from Allied if and to the extent that Allied utilizes the proceeds thereof to acquire Capital Stock (other than Redeemable Interests) of Allied NA;

(c) transactions between or among Allied NA and/or its Restricted Subsidiaries;

(d) payments of customary fees by Allied NA or any of its Restricted Subsidiaries to investment banking firms and financial advisors made for any financial advisory, financing, underwriting or placement services or in respect of other investment banking activities, including, without limitation, in connection with acquisitions or divestitures which are approved by a majority of the Board of Directors in good faith;

(e) any agreement as in effect on the date of the Supplemental Indenture or any amendment thereto (so long as such amendment is not disadvantageous to the Holders of the senior notes in any material respect) or any transaction contemplated thereby; and

(f) Restricted Payments that are permitted by the provisions of the Supplemental Indenture described under the caption “— Limitation on restricted payments.”

Provision of financial information
      Whether or not Allied is required to be subject to Section 13(a) or 15(d) of the Exchange Act, or any successor provision thereto, Allied NA (or Allied for so long as Allied NA is a Wholly-Owned Subsidiary of Allied) will file with the Commission the annual reports, quarterly reports and other documents which Allied NA (or Allied for so long as Allied NA is a Wholly-Owned Subsidiary of Allied) would have been required to file with the Commission pursuant to such Section 13(a) or 15(d) or any successor provision thereto if Allied NA (or Allied for so long as Allied NA is a Wholly-Owned Subsidiary of Allied) were so required, such documents to be filed with the Commission on or prior to the respective dates (the “Required Filing Dates”) by which Allied NA would have been required so to file such documents if Allied NA were so required. Allied NA shall also in any event:

(a) within 15 days of each Required Filing Date file with the Trustee copies of the annual reports, quarterly reports and other documents which Allied NA (or Allied for so long as Allied NA is a Wholly-Owned Subsidiary of Allied) filed with the Commission pursuant to such Section 13(a) or 15(d) or any successor provisions thereto or would have been required to file with the Commission pursuant to such Section 13(a) or 15(d) or any successor provisions thereto if Allied NA (or Allied for so long as Allied NA is a Wholly-Owned Subsidiary of Allied) were required to comply with such Sections, and

(b) if filing such documents by Allied NA (or Allied for so long as Allied NA is a Wholly-Owned Subsidiary of Allied) with the Commission is not permitted under the Exchange Act, promptly upon written request supply copies of such documents to any prospective Holder.

Unrestricted subsidiaries
      Allied NA at any time may designate any Person that is a Subsidiary, or after the date of the Supplemental Indenture becomes a Subsidiary, of Allied NA as an “Unrestricted Subsidiary,” whereupon (and until such Person ceases to be an Unrestricted Subsidiary) such Person and each other Person that is then or thereafter becomes a Subsidiary of such Person will be deemed to be an Unrestricted Subsidiary. In addition, Allied NA may at any time terminate the status of any Unrestricted Subsidiary as an Unrestricted Subsidiary, whereupon such Subsidiary and each other Subsidiary of Allied NA (if any) of which such Subsidiary is a Subsidiary will be a Restricted Subsidiary.
      Notwithstanding the foregoing, no change in the status of a Subsidiary of Allied NA from a Restricted Subsidiary to an Unrestricted Subsidiary or from an Unrestricted Subsidiary to a Restricted Subsidiary will be effective, and no Person may otherwise become a Restricted Subsidiary, if

(i) in the case of any change in status of a Restricted Subsidiary to an Unrestricted Subsidiary, the Restricted Payment resulting from such change, would violate the provisions of the Indenture described under Clause (3) of the first paragraph under “— Limitation on restricted payments” above; or

(ii) such change or other event would otherwise result (after the giving of notice or the lapse of time, or both) in an Event of Default.
      In addition and notwithstanding the foregoing, no Restricted Subsidiary of Allied NA may become an Unrestricted Subsidiary, and the status of any Unrestricted Subsidiary as an Unrestricted Subsidiary will be deemed to have been immediately terminated (whereupon such Subsidiary and each other Subsidiary of Allied NA (if any) of which such Subsidiary is a Subsidiary will be a Restricted Subsidiary) at any time when:

(i) such Subsidiary:

(A) has outstanding Debt that is Unpermitted Debt (as defined below), or

(B) owns or holds any Capital Stock of or other ownership interests in, or a Lien on any property or other assets of, Allied NA or any of its Restricted Subsidiaries; or

(ii) Allied NA or any other Restricted Subsidiary:

(A) provides credit support for, or a Guaranty of, any Debt of such Subsidiary, including any undertaking, agreement or instrument evidencing such Debt, or

(B) is directly or indirectly liable on any Debt of such Subsidiary. Any termination of the status of an Unrestricted Subsidiary as an Unrestricted Subsidiary pursuant to the preceding sentence will be deemed to result in a breach of this covenant in any circumstance in which Allied NA would not be permitted to change the status of such Unrestricted Subsidiary to the status of a Restricted Subsidiary pursuant to the provision of the Indenture described under the preceding paragraph.
      “Unpermitted Debt” means any Debt of a Subsidiary of Allied NA if:

(x) a default thereunder (or under any instrument or agreement pursuant to or by which such Debt is issued, secured or evidenced) or any right that the Holders thereof may have to take enforcement action against such Subsidiary or its property or other assets, would permit (whether or not after the giving of notice or the lapse of time or both) the Holders of any Debt of Allied NA or any other Restricted Subsidiary to declare the same due and payable prior to the date on which it otherwise would have become due and payable or otherwise to take any enforcement action against Allied NA or any such other Restricted Subsidiary, or

(y) such Debt is secured by a Lien on any property or other assets of Allied NA and any of its other Restricted Subsidiaries.
      Each Person that is or becomes a Subsidiary of Allied NA will be deemed to be a Restricted Subsidiary at all times when it is a Subsidiary of Allied NA that is not an Unrestricted Subsidiary. Each Person that is or becomes a Wholly-Owned Subsidiary of Allied NA shall be deemed to be a Wholly-Owned Restricted Subsidiary at all times when it is a Wholly-Owned Subsidiary of Allied NA that is not an Unrestricted Subsidiary.
Mergers, consolidations and certain sales of assets
      Allied NA (i) may not consolidate with or merge into any Person; (ii) may not permit any Person other than a Restricted Subsidiary to consolidate with or merge into Allied NA; and (iii) may not, directly or indirectly, in one or a series of transactions, transfer, convey, sell, lease or otherwise dispose of all or substantially all of the properties and assets of Allied NA and its Subsidiaries on a consolidated basis; unless, in each case (i), (ii) and (iii) above:

(1) immediately before and after giving effect to such transaction (or series) and treating any Debt Incurred by Allied NA or a Subsidiary of Allied NA as a result of such transaction (or series) as having been incurred by Allied NA of such Subsidiary at the time of the transaction (or series), no Event of Default, or event that with the passing of time or the giving of notice, or both, will constitute an Event of Default, shall have occurred and be continuing;

(2) in a transaction (or series) in which Allied NA does not survive or in which Allied NA transfers, conveys, sells, leases or otherwise disposes of all or substantially all of its properties and assets, the successor entity is a corporation, partnership, limited liability company or trust and is organized and validly existing under the laws of the United States of America, any State thereof or the District of Columbia and expressly assumes, by a supplemental indenture executed and delivered to the Trustee in form satisfactory to the Trustee, all Allied NA’s obligations under the Indenture and the Supplemental Indenture;

(3) if such transaction (or series) occurs prior to the occurrence of a Rating Event Date, either (x) Allied NA or the successor entity would, at the time of such transaction (or series) and after giving pro forma effect thereto as if such transaction (or series) had occurred at the beginning of the most recently ended four full fiscal quarter period for which internal financial statements are available immediately preceding the date of such transaction (or series), have been permitted to Incur at least

$1.00 of additional Debt pursuant to the Consolidated EBITDA Coverage Ratio test set forth in the first paragraph under “— Certain covenants — Limitation on consolidated debt” above or (y) the Consolidated EBITDA Coverage Ratio of Allied NA or the successor entity for the most recently ended four full fiscal quarter period for which internal financial statements are available immediately preceding the date of such transaction (or series), calculated on a pro forma basis as if such transaction (or series) had occurred at the beginning of such four full fiscal quarter period, would be no less than such Consolidated EBITDA Coverage Ratio, calculated without giving effect to such transaction or series or any other transactions (or series) that is subject to the provisions of the Indenture and the Supplemental Indenture described in this paragraph and that occurred after the date that is twelve months before the date of such transaction (or series);

(4) if, as a result of any such transaction, property or assets of Allied NA or any Restricted Subsidiary of Allied NA would become subject to a Lien prohibited by the covenant described under the caption “— Certain covenants — Limitation on liens,” Allied NA or the successor entity will have secured the senior notes as required by such covenant; and

(5) Allied NA has delivered to the Trustee an Officers’ Certificate and an Opinion of Counsel as specified in the Indenture and the Supplemental Indenture.

Events of default
      The following will be Events of Default under the Indenture:

(a) failure to pay any interest on any senior note issued under the Indenture when due, continued for 30 days;

(b) failure to pay principal of (or premium, if any, on) any senior note issued under the Indenture when due;

(c) failure to perform or comply with the provisions described under “— Mergers, consolidations and certain sales of assets” or the provisions described under “— Repurchase at the option of holders — Asset dispositions” and “— Repurchase at the option of holders — Change of control”;

(d) failure to perform any other covenant or warranty of Allied NA or any Guarantor in the Indenture, the Supplemental Indenture or the senior notes issued thereunder, continued for 60 days after written notice from Holders of at least 10% in principal amount of the series of outstanding senior notes issued under the Supplemental Indenture as provided in the Indenture;

(e) a default or defaults under any bonds, debentures, notes or other evidences of, or obligations constituting, Debt by Allied NA, any Guarantors or any Restricted Subsidiary or under any mortgages, indentures, instruments or agreements under which there may be issued or existing or by which there may be secured or evidenced any Debt of Allied NA, the Guarantor or any Restricted Subsidiary with a principal or similar amount then outstanding, individually or in the aggregate, in excess of $50 million, whether such Debt now exists or is hereafter created, which default or defaults constitute a failure to pay any portion of the principal or similar amount of such Debt when due and payable after the expiration of any applicable grace period with respect thereto or will have resulted in such Debt becoming or being declared due and payable prior to the date on which it would otherwise have become due and payable;

(f) the rendering of a final judgment or judgments (not subject to appeal) against Allied NA, the Parent Guarantor or any of its Restricted Subsidiaries in an aggregate amount in excess of $50 million which remains unstayed, undischarged or unbonded for a period of 60 days thereafter; and

(g) certain events of bankruptcy, insolvency or reorganization affecting Allied NA, Allied or any Restricted Subsidiary of Allied NA.
      Subject to the provisions of the Indenture relating to the duties of the Trustee in case an Event of Default occurs and is continuing, the Trustee will be under no obligation to exercise any of its rights or powers under the Indenture at the request or direction of any of the Holders of senior notes issued under the Indenture, unless such Holders have offered to the Trustee reasonable indemnity. Subject to such provisions for the indemnification of the Trustee and certain other conditions provided in the Indenture, the Holders of a majority in aggregate principal amount of a series of outstanding senior notes will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee with respect to such series of senior notes or exercising any trust or power conferred on the Trustee with respect to such series of senior notes.
      If an Event of Default (other than an Event of Default of the type described in Clause (g) above) occurs and is continuing, either the Trustee or the Holders of at least 25% in aggregate principal amount of the outstanding senior notes of a particular series may accelerate the maturity of all of such senior notes, and if an Event of Default of the type described in Clause (g) above occurs, the principal of and any accrued interest on such senior notes then outstanding will become immediately due and payable; provided, however, that after such acceleration, but before a judgment or decree based on acceleration, the Holders of a majority in aggregate principal amount of such outstanding senior notes may, under certain circumstances, rescind and annul such acceleration if all Events of Default, other than the non-payment of accelerated principal, have been cured or waived as provided in the Indenture. For information as to waiver of defaults, see “— Modification and waiver.”
      No Holder of any senior note will have any right to institute any proceeding with respect to the Indenture or for any remedy thereunder, unless such Holder has previously given to the Trustee written notice of a continuing Event of Default and unless also the Holders of at least 25% in aggregate principal amount of the outstanding senior notes, as the case may be, have made a written request, and offered reasonable indemnity, to the Trustee to institute such proceeding as Trustee, and the Trustee has not received from the Holders of a majority in aggregate principal amount of such outstanding senior notes a direction inconsistent with such request and has failed to institute such proceeding within 60 days. However, such limitations do not apply to a suit instituted by a Holder of a senior note for enforcement of payment of the principal of (and premium, if any) or interest on such senior note on or after the respective due dates expressed in such senior note.
      In the case of any Event of Default occurring by reason of any willful action (or inaction) taken (or not taken) by or on behalf of Allied NA with the intention of avoiding payment of the premium that Allied NA would have had to pay if Allied NA then had elected to redeem the senior notes issued thereunder pursuant to the provisions described above under “— Optional redemption,” an equivalent premium will also become and be immediately due and payable upon the acceleration of such senior notes.
      Allied NA will be required to furnish to the Trustee annually a statement as to the performance by Allied NA of certain of its obligations under the Indenture and as to any default in such performance. Allied NA will be required to deliver to the Trustee, as soon as possible and in any event within 30 days after Allied NA becomes aware of the occurrence of an Event of Default or an event which, with notice or the lapse of time or both, would constitute an Event of Default, an Officers’ Certificate setting forth the details of such Event of Default or default, and the action which Allied NA proposes to take with respect thereto.
Defeasance
      The Indenture will provide that with respect to the senior notes (A) if applicable, Allied NA will be discharged from any and all obligations in respect of the outstanding senior notes or (B) if applicable, Allied NA may omit to comply with certain restrictive covenants, and that such omission will not be deemed to be an Event of Default under the Indenture with respect to the senior notes, in either case (A) or (B) upon irrevocable deposit with the Trustee, in trust, of money and/or U.S. Government Obligations that will provide money in an amount sufficient in the opinion of a nationally recognized firm of independent certified public accountants to pay the principal of and premium, if any, and each installment of interest, if any, of such outstanding senior notes. With respect to clause (B), the obligations under the Indenture with respect to the senior notes other than with respect to such covenants and the Events of Default other than the Event of Default relating to such covenants above will remain in full force and effect. Such trust may only be established if, among other things (i) with respect to clause (A), Allied NA has received from, or there has been published by, the Internal Revenue Service a ruling or there has been a change in law, which in the

Opinion of Counsel provides that Holders of the senior notes will not recognize gain or loss for federal income tax purposes as a result of such deposit, defeasance and discharge and will be subject to federal income tax on the same amount, in the same manner and at the same times as would have been the case if such deposit, defeasance and discharge had not occurred; or, with respect to clause (B), Allied NA has delivered to the Trustee an Opinion of Counsel to the effect that the Holders of the senior notes will not recognize gain or loss for federal income tax purposes as a result of such deposit and defeasance and will be subject to federal income tax on the same amount, in the same manner and at the same times as would have been the case if such deposit and defeasance had not occurred; (ii) no Event of Default (or event that with the passing of time or the giving of notice, or both, will constitute an Event of Default) shall have occurred or be continuing; (iii) Allied NA has delivered to the Trustee an Opinion of Counsel to the effect that such deposit shall not cause the Trustee or the trust so created to be subject to the Investment Company Act of 1940; and (iv) certain other customary conditions precedent are satisfied.
      In the event Allied NA omits to comply with its remaining obligations under the Indenture and the senior notes after a defeasance of the Indenture with respect to the senior notes, as described under Clause (B) above and such senior notes are declared due and payable because of the occurrence of any Event of Default, the amount of money and U.S. Government Obligations on deposit with the Trustee may be insufficient to pay amounts due on such senior notes at the time of the acceleration resulting from such Event of Default. However, Allied NA will remain liable in respect of such payments.
Modification and waiver
      Modifications and amendments of the Indenture and the Supplemental Indenture with respect to the notes may be made by Allied NA and the Trustee with the consent of the Holders of a majority in aggregate principal amount of the outstanding notes, as the case may be; provided, however, that no such modification or amendment may, without the consent of the Holder of each such outstanding senior note affected thereby, (a) change the Stated Maturity of the principal of, or any installment of interest on, any such senior note, (b) reduce the principal amount of (or the premium, if any), or interest on, any such senior note, (c) change the place or currency of payment of principal of, (or premium, if any) or interest on, any such senior note, (d) impair the right to institute suit for the enforcement of any payment on or with respect to any such senior note, (e) reduce the above stated percentage of outstanding senior notes necessary to modify or amend the Indenture or the Supplemental Indenture, (f) reduce the percentage of aggregate principal amount of outstanding senior notes necessary for waiver of compliance with certain provisions of the Indenture or the Supplemental Indenture or for waiver of certain defaults thereunder or (g) modify any provisions of the Indenture or the Supplemental Indenture relating to the modification and amendment of the Indenture or the Supplemental Indenture or the waiver of past defaults or covenants with respect to such senior notes, except as otherwise specified.
      The Holders of a majority in aggregate principal amount of the outstanding senior notes may waive compliance by Allied NA with certain restrictive provisions of the Indenture and the Supplemental Indenture with respect to the senior notes. The Holders of a majority in aggregate principal amount of the outstanding senior notes may waive any past default under the Indenture and the Supplemental Indenture with respect to the senior notes, except a default in the payment of principal (or premium, if any) or interest.
Certain definitions
      Set forth below is a summary of certain of the defined terms used in the Indenture. Reference is made to the Indenture for the full definition of all such terms, as well as any other terms used herein for which no definition is provided.
      “Acquired Business” means (a) any Person at least a majority of the capital stock or other ownership interests of which is acquired after the date hereof by Allied NA or a Subsidiary of Allied NA and (b) any assets constituting a discrete business or operating unit acquired on or after the date hereof by Allied NA or a Subsidiary of Allied NA.

      “Affiliate” of any Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such Person. For the purposes of this definition, “control” when used with respect to any Person means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise, and the terms “controlling” and “controlled” have meanings correlative to the foregoing.
      “Allied NA Senior Notes” means the 8 1/2% Senior Notes issued in November 2001, the 9 1/4% Senior Notes issued in November 2002, the 7 7/8% Senior Notes issued in April 2003, the 6 1/2% Senior Notes issued in November 2003 by Allied NA, the 6 1/8% and 5 3/4% Senior Notes issued in January 2004, the 6 3/8% and 7 3/8 Senior Notes issued in April 2004, the 7 1/4% Senior Notes due 2015 issued in March 2005 and the 7 1/8% Senior Notes issued in May 2006.
      “Allied NA Waste Group” means, collectively, Allied, Allied NA and their respective Subsidiaries, and a member of the Allied NA Waste Group means Allied, Allied NA and each of their respective Subsidiaries.
      “Apollo” means Apollo Management IV, L.P. or its Permitted Transferees (exclusive of the Allied NA Waste Group).
      “Asset Disposition” by any Person that is Allied NA or any Restricted Subsidiary means any transfer, conveyance, sale, lease or other disposition by Allied NA or any of its Restricted Subsidiaries (including a consolidation or merger or other sale of any Restricted Subsidiary with, into or to another Person in a transaction in which such Subsidiary ceases to be a Restricted Subsidiary of such Person), of (i) shares of Capital Stock (other than directors’ qualifying shares) or other ownership interests of a Restricted Subsidiary or (ii) the property or assets of such Person or any Restricted Subsidiary representing a division or line or business or (iii) other assets or rights of such Person or any Restricted Subsidiary outside of the ordinary course of business, but excluding in each case in Clauses (i), (ii) and (iii), (x) a disposition by a Subsidiary of such Person to such Person or a Restricted Subsidiary or by such Person to a Restricted Subsidiary, (y) the disposition of all or substantially all of the assets of Allied NA in a manner permitted pursuant to the provisions described above under “— Mergers, consolidations and certain sales and purchases of assets” of Allied NA and (z) any disposition that constitutes a Restricted Payment or Permitted Investment that is permitted pursuant to the provisions described under “— Certain covenants — Limitation on restricted payments.”
      “BFI Notes” means the 6.375% Senior Notes issued January 1996, the 7.4% Debentures issued September 1995 and the 9.25% Debentures issued May 1991 by BFI.
      “Blackstone” means the collective reference to (i) Blackstone Capital Partners III Merchant Banking Fund L.P., a Delaware limited partnership, Blackstone Capital Partners II Merchant Banking Fund L.P., a Delaware limited partnership, Blackstone Offshore Capital Partners III L.P., a Cayman Islands limited partnership, Blackstone Offshore Capital Partners II L.P., a Cayman Islands limited partnership, Blackstone Family Investment Partnership III L.P., a Delaware limited partnership, and Blackstone Family Investment Partnership II L.P., a Cayman Islands limited partnership (each of the foregoing, a “Blackstone Fund”) and (ii) each Affiliate of any Blackstone Fund that is not an operating company or Controlled by an operating company and each general partner of any Blackstone Fund or any Blackstone Affiliate who is a partner or employee of The Blackstone Group L.P.
      “Capital Lease Obligation” of any Person means the obligation to pay rent to other payment amounts under a lease of (or other arrangements conveying the right to use) real or personal property of such Person which is required to be classified and accounted for as a capital lease or a liability on a balance sheet of such Person in accordance with generally accepted accounting principles. The stated maturity of such obligation shall be the date of the last payment of rent or any other amount due under such lease prior to the first date upon which such lease may be terminated by the lessee without payment of a penalty. The principal amount of such obligation shall be the capitalized amount thereof that would appear on a balance sheet of such Person in accordance with generally accepted accounting principles.

      “Capital Stock” of any Person means any and all shares, interests, participations or other equivalents (however designated) of corporate stock or other equity participations, including partnership interests, whether general or limited, of such Person.
      “Cash Equivalents” means:

(i) United States dollars,

(ii) securities either issued directly or fully guaranteed or insured by the government of the United States of America or any agency or instrumentality thereof having maturities of not more than one year,

(iii) time deposits and certificates of deposit, demand deposits and banker’s acceptances having maturities of not more than one year from the date of deposit, of any domestic commercial bank having capital and surplus in excess of $500 million,

(iv) demand deposits made in the ordinary course of business and consistent with Allied NA’s customary cash management policy in any domestic office of any commercial bank organized under the laws of the United States of America or any State thereof,

(v) insured deposits issued by commercial banks of the type described in clause (iv) above,

(vi) mutual funds whose investment guidelines restrict such funds’ investments primarily to those satisfying the provisions of clauses (i) through (iii) above,

(vii) repurchase obligations with a term of not more than 90 days for underlying securities of the types described in clauses (ii) and (iii) above entered into with any bank meeting the qualifications specified in clause (iii) above, and

(viii) commercial paper (other than commercial paper issued by an Affiliate or Related Person) rated A-1 or the equivalent thereof by Standard & Poor’s Ratings Group or P-1 or the equivalent thereof by Moody’s Investors Services, Inc., and in each case maturing within 360 days.
      “Common Stock” of any Person means Capital Stock of such Person that does not rank prior to the payment of dividends or as of the distribution of assets upon any voluntary liquidation dissolution or winding up of such Person, to shares of Capital Stock of any other class of such Person.
      “Comparable Treasury Issue” means, with respect to the senior notes, on any date the United States Treasury security selected by an Independent Investment Banker as having a maturity comparable to the remaining term of such series of senior notes on such date that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of a maturity comparable to the remaining term of such series of senior notes on such date. “Independent Investment Banker” means UBS Securities LLC or if such firm is unwilling or unable to select the Comparable Treasury Issue, an independent investment banking institution of national standing appointed by the Trustee.
      “Comparable Treasury Price” means, with respect to any Redemption Date for any issue of senior notes,

(i) the average of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) on the third business day preceding such Redemption Date, as set forth in the daily statistical release (or any successor release) published by the Federal Reserve Bank of New York and designated “Composite 3:30 p.m. Quotations for U.S. Government Securities” or

(ii) if such release (or any successor release) is not published or does not contain such prices on such business day:

(a) the average of the Reference Treasury Dealer Quotations for such Redemption Date after excluding the highest and lowest such Reference Treasury Dealer Quotations, or

(b) if the Trustee obtains fewer than four such Reference Treasury Dealer Quotations, the average of all such quotations.

      “Consolidated EBITDA” of any Person means for any period the Consolidated Net Income for such period increased by the sum of (without duplication) (i) Consolidated Interest Expense of such Person for such period, plus (ii) Consolidated Income Tax Expense of such Person for such period, plus (iii) the consolidated depreciation and amortization expense deducted in determining the Consolidated Net Income of such Person for such period plus (iv) the aggregate amount of letter of credit fees accrued during such period; plus (v) all non-cash non-recurring charges during such period, including charges for costs related to acquisitions (it being understood that (x) non-cash non-recurring charges shall not include accruals for closure and post-closure liabilities and (y) charges shall be deemed non-cash charges until the period during which cash disbursements attributable to such charges are made, at which point such charges shall be deemed cash charges; provided that, for purposes of this clause (y), Allied NA shall be required to monitor the actual cash disbursements only for those non-cash charges that exceed $1 million individually or that exceed $10 million in the aggregate in any fiscal year); plus (vi) all cash charges attributable to the execution, delivery and performance of the Indenture or the Credit Facility; plus (vii) all nonrecurring cash charges related to acquisitions and financings (including amendments thereto); and minus all non-cash non-recurring gains during such period (to the extent included in determining net operating income from such period); provided, however, that the Consolidated Interest Expense, Consolidated Income Tax Expense and consolidated depreciation and amortization expense of a Consolidated Subsidiary of such Person shall be added to the Consolidated Net Income pursuant to the foregoing only (x) to the extent and in the same proportion that the Consolidated Net Income of such Consolidated Subsidiary was included in calculating the Consolidated Net Income of such Person and (y) only to the extent that the amount specified in Clause (x) is not subject to restrictions that prevent the payment of dividends or the making of distributions of such Person.
      “Consolidated EBITDA Coverage Ratio” of any Person means for any period the ratio of (i) Consolidated EBITDA of such Person for such period to (ii) the sum of (A) Consolidated Interest Expense of such Person for such period plus (B) the annual interest expense (including the amortization of debt discount) with respect to any Debt incurred or proposed to be Incurred by such Person or its Consolidated Subsidiaries since the beginning of such period to the extent not included in Clause (ii)(A), minus (C) Consolidated Interest Expense of such Person which respect to any Debt that is no longer outstanding or that will no longer be outstanding as a result of the transaction with respect to which the Consolidated EBITDA Coverage Ratio is being calculated, to the extent included within Clause (ii)(A); provided, however, that in making such computation, the Consolidated Interest Expense of such Person attributable to interest on any Debt bearing a floating interest rate shall be computed on a pro forma basis as if the rate in effect on the date of computation had been the applicable rate for the entire period, and provided further, that, in the event such Person or any of its Consolidated Subsidiaries has made acquisitions or dispositions of assets not in the ordinary course of business (including any other acquisitions of any other persons by merger, consolidation or purchase of Capital Stock) during or after such period, the computation of the Consolidated EBITDA Coverage Ratio (and for the purpose of such computation, the calculation of Consolidated Net Income, Consolidated Interest Expense, Consolidated Income Tax Expense and Consolidated EBITDA) shall be made on a pro forma basis as if the acquisitions or dispositions had taken place on the first day of such period. In determining the pro forma adjustments to Consolidated EBITDA to be made with respect to any Acquired Business for periods prior to the acquisition date thereof, actions taken by Allied NA and its Restricted Subsidiaries prior to the first anniversary of the related acquisition date that result in cost savings with respect to such Acquired Business will be deemed to have been taken on the first day of the period for which Consolidated EBITDA is being determined (with the intent that such cost savings be effectively annualized by extrapolation from the demonstrated cost savings since the related acquisition date).
      “Consolidated Income Tax Expense” of any Person means for any period the consolidated provision for income taxes of such Person and its Consolidated Subsidiaries for such period determined in accordance with generally accepted accounting principles.
      “Consolidated Interest Expense” of any Person means for any period the consolidated interest expense included in a consolidated income statement (net of interest income) of such Person and its Consolidated Subsidiaries for such period determined in accordance with generally accepted accounting principles, including without limitation or duplication (or, to the extent not so included, with the addition of), (i) the portion of any rental obligation in respect of any Capital Lease Obligation allocable to interest expense in accordance with generally accepted accounting principles; (ii) the amortization of Debt discounts; (iii) any payments or fees with respect to letters of credit, bankers’ acceptances or similar facilities; (iv) the net amount due and payable (or minus the net amount receivable), with respect to any interest rate swap or similar agreement or foreign currency hedge, exchange or similar agreement; (v) any Preferred Stock dividends declared and paid or payable in cash; and (vi) any interest capitalized in accordance with generally accepted accounting principles.
      “Consolidated Net Income” of any Person means for any period the consolidated net income (or loss) of such Person and its Consolidated Subsidiaries for such period determined in accordance with generally accepted accounting, principles; provided that there shall be excluded therefrom (a) for purposes solely of calculating Consolidated Net Income for purposes of clause (iv)(3)(a) of the first paragraph under the caption “— Certain covenants — Limitation on restricted payments” the net income (or loss) of any Person acquired by such Person or a Subsidiary of such Person in a pooling-of-interests transaction for any period Prior to the date of such transaction, to the extent such net income was distributed to shareholders of such Person or used to purchase equity securities of such Person prior to the date of such transaction, (b) the net income (but not net loss) of any Consolidated Subsidiary of such Person that is subject to restrictions that prevent the payment of dividends or the making of distributions to such Person to the extent of such restrictions, (c) the net income (or loss) of any Person that is not a Consolidated Subsidiary of such Person except to the extent of the amount of dividends or other distributions actually paid to such Person by such other Person during such period, (d) gains or losses on asset dispositions by such Person or its Consolidated Subsidiaries, (e) any net income (or loss) of a Consolidated Subsidiary that is attributable to a minority interest in such Consolidated Subsidiary, (f) all extraordinary gains and extraordinary losses that involve a present or future cash payment, (g) all non-cash non-recurring charges during such period, including charges for acquisition related costs (it being understood that (A) non-cash non-recurring charges shall not include accruals for closure and post closure liabilities and (B) charges, other than charges for the accruals referred to in (A) above, shall be deemed non-cash charges until the period that cash disbursements attributable to such charges are made, at which point such charges shall be deemed cash charges) and (h) the tax effect of any of the items described in Clauses (a) through (g) above.
      “Consolidated Subsidiaries” of any Person means all other Persons that would be accounted for as consolidated Persons in such Person’s financial statements in accordance with generally accepted accounting principles; provided, however, that, for any particular period during which any Subsidiary of such person was an Unrestricted Subsidiary, “Consolidated Subsidiaries” will exclude such Subsidiary for such period (or portion thereof) during which it was an Unrestricted Subsidiary.
      “Consolidated Total Assets” of any Person at any date means the consolidated total assets of such Person and its Restricted Subsidiaries at such date as determined on a consolidated basis in accordance with generally accepted accounting principles.
      “Continuing Directors” means, as of any date of determination with respect to any person, any member of the Board of Directors of such person who:

(1) was a member of such Board of Directors on the Issue Date; or

(2) was nominated for election or elected to such Board of Directors with the approval of a majority of the Continuing Directors who were members of such Board at the time of such nomination or election.
      “Credit Facility” means the credit agreement of Allied NA, dated July 21, 1999, as amended and restated as of August 20, 2003, as further amended and restated as of November 20, 2003, as further amended and restated as of June 16, 2004 and as further amended and restated as of March 21, 2005, among Allied NA, Allied, certain lenders party thereto, JPMorgan Chase Bank, N.A., as Administrative Agent and Collateral Agent, and Citicorp North America, Inc., as Syndication Agent, as amended, or any bank credit agreement that replaces, amends, supplements, restates or renews such Credit Facility.
      “Debt” means (without duplication), with respect to any Person, whether recourse is to all or a portion of the assets of such Person, (i) every obligation of such Person for money borrowed, (ii) every obligation of such Person evidenced by bonds, debentures, notes or other similar instruments, including obligations incurred in connection with the acquisition of property, assets or businesses, (iii) every reimbursement obligation of such Person with respect to letters of credits, bankers’ acceptances of similar facilities issued for the account of such Person, (iv) every obligation of such Person issued or assumed as the deferred purchase price of property or services (but excluding trade accounts payable or accrued liabilities arising in the ordinary course of business), (v) every Capital Lease Obligation of such Person, (vi) the maximum fixed redemption or repurchase price of Redeemable Interests of such Person at the time of determination, (vii) every net payment obligation of such Person under interest rate swap or similar agreements or foreign currency hedge, exchange or similar agreements at the time of determination and (viii) every obligation of the type referred to in Clauses (i) through (vii) of another Person and all dividends of another Person the payment of which, in either case, such Person has Guaranteed or for which such Person is responsible or liable, directly or indirectly, jointly or severally, as obligor, Guarantor or otherwise.
      “Designated Noncash Consideration” means the fair market value of non-cash consideration received by Allied NA or one of its Restricted Subsidiaries in connection with an Asset Disposition that is so designated as Designated Noncash Consideration pursuant to an Officers’ Certificate, setting forth the basis of such valuation, executed by the principal executive officer and the principal financial officer of Allied NA, less the amount of cash or Cash Equivalents received in connection with a sale of such Designated Noncash Consideration.
      “Excepted Disposition” means a transfer, conveyance, sale, lease or other disposition by Allied NA or any Restricted Subsidiary of any asset of Allied NA or any Restricted Subsidiary the fair market value of which itself does not exceed 2.5% of Consolidated Total Assets of Allied NA and which in the aggregate with all other assets disposed of in Excepted Dispositions in any fiscal year does not exceed 5% of Consolidated Total Assets of Allied NA.
      “Guarantee” by any Person means any obligation, contingent or otherwise, of such Person guaranteeing any Debt, or dividends or distributions on any equity security, of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, and including, without limitation, any obligation of such Person (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Debt or to purchase (or to advance or supply funds for the purchase of) any security for the payment of such Debt, (ii) to purchase property, securities or services for the purpose of assuring the holder of such Debt of the payment of such Debt or (iii) to maintain working capital, equity capital or other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such Debt (and “Guaranteed”, “Guaranteeing” and “Guarantor” shall have meanings correlative to the foregoing); provided, however, that the Guarantee by any Person shall not include endorsements for such Person for collection or deposit, in either case, in the ordinary course of business.
      “Incur” means, with respect to any Debt of any Person, to create, issue, incur (by conversion, exchange or otherwise), assume, Guarantee or otherwise become liable in respect of such Debt, or the taking of any other action which would cause such Debt, in accordance with generally accepted accounting principles to be recorded on the balance sheet of such Person (and “incurrence,” “incurred,” “incurrable” and “incurring” shall have meanings correlative to the foregoing); provided that, the Debt of any other Person becoming a Restricted Subsidiary of such Person will be deemed for this purpose to have been Incurred by such Person at the time other Person becomes a Restricted Subsidiary of such Person, provided, however, that a change in generally accepted accounting principles that results in an obligation of such Person that exists at such time becoming Debt shall not be deemed an incurrence of such Debt.
      “Intercompany Agreements” means the Management Agreements between Allied and Allied NA dated November 15, 1996.
      “Interest Rate or Currency Protection Agreement” of any Person means any interest rate protection agreement (including, without limitation, interest rate swaps, caps, floors, collars, derivative instruments and similar agreements), and/or other types of interest hedging agreements and any currency protection agreement (including foreign exchange contracts, currency swap agreements or other currency hedging arrangements).

      “Investment” by any Person in any other Person means (i) any direct or indirect loan, advance or other extension of credit or capital contribution to or for the account of such other Person (by means of any transfer of cash or other property to any Person or any payment for property or services for the account or use of any Person, or otherwise), (ii) any direct or indirect purchase or other acquisition of any Capital Stock, bond, note, debenture or other Debt or equity security or evidence of Debt, or any other ownership interest, issued by such other Person, whether or not such acquisition is from such or any other Person, (iii) any direct or indirect payment by such Person on a Guarantee of any obligation of or for the account of such other Person or any direct or indirect issuance by such Person of such a Guarantee or (iv) any other investment of cash or other property by such Person in or for the account of such other Person.
      “Lien” means, with respect to any property or assets, any mortgage or deed of trust, pledge, hypothecation, assignment, deposit arrangement, security interest, lien, charge, casement or title exception, encumbrance, preference, priority or other security agreement or preferential arrangement of any kind or nature whatsoever on or with respect to such property or assets (including any conditional sale or other title retention agreement having substantially the same economic effect as any of the foregoing).
      “Net Available Proceeds” from any Asset Disposition by any Person that is Allied NA or any Restricted Subsidiary means cash or readily marketable cash equivalent received (including by way of sale or discounting of a note, installment receivable, or other receivable, but excluding any other consideration received in the form of assumption by the acquiree of Debt or other obligations relating to such properties or assets or received in any other noncash form) therefrom by such Person, net of (i) all legal, title and recording tax expenses, commissions and other fees and expenses Incurred and all federal, state, provincial, foreign and local taxes required to be accrued as a liability as a consequence of such Asset Disposition, (ii) all payments made by such Person or its Restricted Subsidiaries on any Debt that is secured by such assets in accordance with the terms of any Lien upon or with respect to such assets or that must, by the terms of such Debt or such Lien, or in order to obtain a necessary consent to such Asset Disposition, or by applicable law, be repaid out of the proceeds from such Asset Disposition, (iii) amounts provided as a reserve by such Person or its Restricted Subsidiaries, in accordance with generally accepted accounting principles, against liabilities under any indemnification obligations to the buyer in such Asset Disposition (except to the extent and at the time any such amounts are released from any such reserve, such amounts shall constitute Net Available Proceeds) and (iv) all distributions and other payments made to minority interest holders in Restricted Subsidiaries of such Person or joint ventures as a result of such Asset Disposition.
      “pari passu” when used with respect to the ranking of any Debt of any Person in relation to other Debt of such Person means that each such Debt (a) either (i) is not subordinated in right of payment to any other Debt of such Person or (ii) is subordinate in right of payment to the same Debt of such Person as is the other Debt and is so subordinate to the same extent and (b) is not subordinate in right of payment to the other Debt or to any Debt of such Person as to which the other Debt is not so subordinate.
      “Permitted Allied Successor” means (i) an issuer, other than Allied, of Voting Securities issued to the shareholders of Allied in a merger, consolidation or other transaction permitted by clause (1)(c) of the definition of Change of Control, (ii) Apollo and (iii) Blackstone.
      “Permitted Interest Rate or Currency Protection Agreement” of any Person means any Interest Rate or Currency Protection Agreement entered into with one or more financial institutions in the ordinary course of business that is designed to protect such Person against fluctuations in interest rates or currency exchange rates with respect to Debt incurred and which shall have a notional amount no greater than the payments due with respect to the Debt being hedged thereby.
      “Permitted Investment” means (i) Investments in Allied NA or any Person that is, or as a consequence of such investment becomes, a Restricted Subsidiary, (ii) securities either issued directly or fully guaranteed or insured by the government of the United States of America or any agency or instrumentality thereof having maturities of not more than one year, (iii) time deposits and certificates of deposit, demand deposits and banker’s acceptances having maturities of not more than one year from the date of deposit, of any domestic commercial bank having capital and surplus in excess of $500 million, (iv) demand deposits made in the ordinary course of business and consistent with Allied NA’s customary cash management policy in any domestic office of any commercial bank organized under the laws of the United States of America or any State thereof, (v) insured deposits issued by commercial banks of the type described in Clause (iv) above, (vi) mutual funds whose investment guidelines restrict such funds’ investment primarily to those satisfying the provisions of Clauses (i) through (iii) above, (vii) repurchase obligations with a term of not more than 90 days for underlying securities of the types described in Clauses (ii) and (iii) above entered into with any bank meeting the qualifications specified in Clause (iii) above, (viii) commercial paper (other than commercial paper issued by an Affiliate or Related Person) rated A-1 or the equivalent thereof by Standard & Poor’s Ratings Group or P-1 or the equivalent thereof by Moody’s Investors Services, Inc., and in each case maturing within 360 days, (ix) receivables owing to Allied NA or a Restricted Subsidiary of Allied NA if created or acquired in the ordinary course of business and payable or dischargeable in accordance with customary trade terms and extensions of trade credit in the ordinary course of business, (x) any Investment consisting of loans and advances to employees of Allied NA or any Restricted Subsidiary for travel, entertainment, relocation or other expenses in the ordinary course of business, (xi) any Investment consisting of loans and advances by Allied NA or any Restricted Subsidiary to employees, officers and directors of Allied NA or Allied, in connection with management incentive plans not to exceed $25 million at any time outstanding; provided, however, that to the extent the proceeds thereof are used to purchase Capital Stock (other than Redeemable Interests) of (A) Allied NA from Allied NA or (B) Allied from Allied if Allied uses the proceeds thereof to acquire Capital Stock (other than Redeemable Interests) of Allied NA, such limitation on the amount of such Investments at any time outstanding shall not apply with respect to such Investments, (xii) any Investment consisting of a Permitted Interest Rate or Currency Protection Agreement, (xiii) any Investment acquired by Allied NA or any of its Restricted Subsidiaries (A) in exchange for any other Investment or accounts receivables held by Allied NA or any such Restricted Subsidiary in connection with or as a result of a bankruptcy, workout, reorganization or recapitalization of the issuer of such other Investment or accounts receivable or (B) as a result of a foreclosure by Allied NA or any of its Restricted Subsidiaries with respect to any secured Investment or other transfer of title with respect to any secured investment in default, (xiv) any Investment that constitutes part of the consideration from any Asset Disposition made pursuant to, and in compliance with, the covenant described above under “— Repurchase at the option of holders — Asset dispositions,” (xv) Investments the payment for which consists exclusively of Capital Stock (exclusive of Redeemable Interests) of Allied NA, and (xvi) other Investments in an aggregate amount of not to exceed 15% of the Consolidated Total Assets of Allied NA outstanding at any time.
      “Permitted Liens” means (i) Liens securing indebtedness under the Credit Facility that was permitted by the terms of the Indenture to be incurred; (ii) Liens incurred after the date of the Supplemental Indenture securing Debt of Allied NA that ranks pari passu in right of payment to the senior notes, so long as the senior notes are secured equally and ratably with such Debt for so long as such Debt is so secured; (iii) Liens in favor of Allied NA or any Restricted Subsidiary; (iv) Liens on property of, or shares of Stock or evidences of Debt of, a Person existing at the time such Person is merged into or consolidated with Allied NA or any Restricted Subsidiary of Allied NA, provided that such Liens were not incurred in contemplation of such merger or consolidation and do not extend to any assets other than those of the Person merged into or consolidated with Allied NA or any Restricted Subsidiary; (v) Liens on property existing at the time of acquisition thereof by Allied NA or any Restricted Subsidiary of Allied NA, provided that such Liens were not incurred in contemplation of such acquisition; (vi) Liens existing on the date of the Supplemental Indenture; (vii) Liens for taxes, assessments or governmental charges or claims that are not yet delinquent or that are being contested in good faith by appropriate proceedings promptly instituted and diligently concluded, provided that any reserve or other appropriate provision as shall be required in conformity with GAAP shall have been made therefor, (viii) Liens securing Permitted Refinancing Debt where the Liens securing the Permitted Refinancing Debt were permitted under the Indenture; (ix) landlords’, carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s or the like Liens arising by contract or statute in the ordinary course of business and with respect to amounts which are not yet delinquent or are being contested in good faith by appropriate proceedings; (x) pledges or deposits made in the ordinary course of business (A) in connection with leases, performance bonds and similar obligations, or (B) in connection with workers’ compensation, unemployment insurance and other social security legislation; (xi) easements, rights-of-way, restrictions, minor defects or irregularities in title and other similar encumbrances which, in the aggregate, do not materially detract from the value of the property subject thereto or materially interfere with the ordinary conduct of the business of Allied NA or such Restricted Subsidiary, (xii) any attachment or judgment Lien that does not constitute an Event of Default; (xiii) Liens in favor of the Trustee for its own benefit and for the benefit of the Holders; (xiv) any interest or title of a lessor pursuant to a lease constituting a Capital Lease Obligation; (xv) pledges or deposits made in connection with acquisition agreements or letters of intent entered into in respect of a proposed acquisition; (xvi) Liens in favor of prior holders of leases on property acquired by Allied NA or of sublessors under leases on Allied NA property; (xvii) Liens incurred or deposits made to secure the performance of tenders, bids, leases, statutory or regulatory obligations, banker’s acceptances, surety and appeal bonds, government contracts, performance and return-of-money bonds and other obligations of a similar nature incurred in the ordinary course of business (exclusive of obligations for the payment of borrowed money); (xviii) Liens (including extensions and renewals thereof) upon real or personal property acquired after the date of the Supplemental Indenture; provided that (a) any such Lien is created solely for the purpose of securing Debt incurred, in accordance with the covenant described under the caption “— Certain covenants — Limitation on consolidated debt,” (1) to finance the cost (including the cost of improvement or construction) of th e item, property or assets subject thereto and such Lien is created prior to, at the time of or within three months after the later of the acquisition, the completion of construction or the commencement of full operation of such property or (2) to refinance any Debt previously so secured, (b) the principal amount of the Debt secured by such Lien does not exceed 100% of such cost and (c) any such Lien shall not extend to or cover any property or asset other than such item of property or assets and any improvements on such item; (xix) leases or subleases granted to others that do not materially interfere with the ordinary course of business of Allied NA and its Restricted Subsidiaries, taken as a whole; (xx) Liens arising from filing Uniform Commercial Code financing statements regarding leases; (xxi) Liens on property of, or on shares of stock or Debt of, any Person existing at the time such Person becomes, or becomes a part of, any Restricted Subsidiary, provided that such Liens do not extend to or cover any property or assets of Allied NA or any Restricted Subsidiary other than the property or assets acquired; (xxii) Liens encumbering deposits securing Debt under Permitted Interest Rate Currency or Commodity Price Agreements; (xxiii) Liens arising out of conditional sale, title retention, consignment or similar arrangements for the sale of goods entered into by Allied NA or any of its Restricted Subsidiaries in the ordinary course of business in accordance with the past practices of Allied NA and its Restricted Subsidiaries; (xxiv) any renewal of or substitution of any Liens permitted by any of the preceding clauses, provided that the Debt secured is not increased (other than by the amount of any premium and accrued interest, plus customary fees, consent payments, expenses and costs related to such renewal or substitution of Liens or the incurrence of any related refinancing of Debt) and the Liens are not extended to any additional assets (other than proceeds and accessions), (xxv) Liens incurred in the ordinary course of business of Allied NA or any Restricted Subsidiary of Allied NA with respect to obligations that do not exceed $50 million at any one time outstanding and that (a) are not incurred in connection with the borrowing of money or the obtaining of advances or credit (other than trade credit in the ordinary course of business) and (b) do not in the aggregate materially detract from the value of the property or materially impair the use thereof in the operation of business by Allied NA or such Restricted Subsidiary; and (xxvi) Liens on assets of Unrestricted Subsidiaries that secure nonrecourse Debt of Unrestricted Subsidiaries. This definition does not authorize the incurrence of any Debt not otherwise permitted by the covenant described under the caption “— Certain covenants — Limitation on consolidated debt.”
      “Permitted Transferee” means, with respect to any Person: (a) any Affiliate of such Person; (b) any investment manager, investment advisor, or constituent general partner of such Person; or (c) any investment fund, investment account, or investment entity that is organized by such Person or its Affiliates and whose investment manager, investment advisor, or constituent general partner is such Person or a Permitted Transferee of such Person.
      “Preferred Stock,” as applied to the Capital Stock of any Person, means Capital Stock of such Person of any class or classes (however designed) that ranks prior, as to the payment of dividends or as to the distribution of assets upon any voluntary or involuntary liquidation, dissolution or winding up of such Person, to shares of Capital Stock of any other class of such Person.

      “Public Offering” means any underwritten public offering of Capital Stock pursuant to a registration statement filed under the Securities Act.
      “Redeemable Interest” of any Person means any equity security of or other ownership interest in such Person that by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable) or otherwise (including upon the occurrence of an event) matures or is required to be redeemed (pursuant to any sinking fund obligation or otherwise) or is convertible into or exchangeable for Debt or is redeemable at the option of the Holder thereof, in whole or in part, at any time prior to the final Stated Maturity of the senior notes.
      “Reference Treasury Dealer Quotations” means, with respect to each Reference Treasury Dealer and any Redemption Date, the average, as determined by the Trustee, of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to the Trustee by such Reference Treasury Dealer at 5:00 p.m. on the third Business Day preceding such Redemption Date.
      “Related Business” means a business substantially similar to the business engaged in by Allied NA and its Subsidiaries on the date of the Supplemental Indenture.
      “Related Person” of any Person means, without limitation, any other Person owning (a) 5% or more of the outstanding Common Stock of such Person or (b) 5% or more of the Voting Stock of such Person.
      “Restricted Subsidiary” means (i) at any date, a Subsidiary of Allied NA that is not an Unrestricted Subsidiary as of such date and (ii) for any period, a Subsidiary of Allied NA that for any portion of such period is not an Unrestricted Subsidiary, provided that such terms, shall mean such Subsidiary only for such portion of such period.
      “Special Purpose Subsidiaries” means Saguaro National Insurance Company, a Vermont corporation, Global Indemnity Assurance, a Vermont corporation and a Subsidiary of BFI, Commercial Reassurance Limited, a corporation organized under the laws of the Republic of Ireland and a Subsidiary of BFI, and Allied Receivables Funding Incorporated, a Delaware corporation.
      “Subsidiary” of any Person means (i) a corporation more than 50% of the combined voting power of the outstanding Voting Stock of which is owned, directly or indirectly, by such Person or by one or more other Subsidiaries of such Person or by such Person and one or more Subsidiaries thereof, (ii) a partnership of which such Person, or one or more other Subsidiaries of such Person or such Person and one or more other Subsidiaries thereof, directly or indirectly, is the general partner and has the power to direct the policies, management and affairs or (iii) any other Person (other than a corporation) in which such Person or one or more other Subsidiaries of such Person or such Person and one or more other Subsidiaries thereof, directly or indirectly, has at least a majority ownership interest and power to direct the policies, management and affair thereof.
      “Treasury Yield” means with respect to any Redemption Date, the rate per annum equal to the semi-annual equivalent yield to maturity of the Comparable Treasury Issue, assuming a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for such Redemption Date.
      “U.S. Government Obligations” means securities that are (x) direct obligations of the United States of America for the payment of which its full faith and credit is pledged or (y) obligations of a Person controlled or supervised by and acting as an agency or instrumentality of the United States of America the payment of which is unconditionally guaranteed as a full faith and credit obligation by the United States of America, which, in either case, are not callable or redeemable at the option of the issuer thereof, and shall also include a depositary receipt issued by a bank (as defined in Section 3 (a)(2) of the Securities Act of 1933, as amended) as custodian with respect to any such U.S. Government Obligation or a specific payment of principal of or interest on any such U.S. Government Obligation held by such custodian for the account of the holder of such depositary receipt, provided, that (except as required by law) such custodian is not authorized to make any deduction from the amount payable to the holder of such depositary receipt from any amount received by the custodian in respect of the U.S. Government Obligation or the specific payment of principal of or interest on the U.S. Government Obligation evidenced by such depositary receipt.
      “Unrestricted Subsidiary” means (i) at any date, a Subsidiary of Allied NA that is an Unrestricted Subsidiary in accordance with the provisions of the Indenture described under the caption “— Certain covenants — Unrestricted subsidiaries” and (ii) for any period, a Subsidiary of Allied NA that for any portion of such period is an Unrestricted Subsidiary in accordance with the provisions of the Indenture described under the caption “— Certain covenants — Unrestricted subsidiaries,” provided that such term shall mean such Subsidiary only for such portion of such period.
      “Voting Stock” of any Person means Capital Stock of such Person that ordinarily has voting power for the election of directors (or persons performing similar functions) of such Person, whether at all times or only so long as no senior class of securities has such voting power by reason of any contingency.
Book-entry, delivery and form
      The senior notes initially will be in the form of one or more registered global notes for each series without interest coupons (collectively, the “Global Notes”). Upon issuance, the Global Notes will be deposited with the Trustee, as custodian for The Depository Trust Company (“DTC”), in New York, New York, and registered in the name of DTC or its nominee for credit to the accounts of DTC’s Direct and Indirect Participants (as defined below).
      Transfer of beneficial interests in any Global Notes will be subject to the applicable rules and procedures of DTC and its Direct or Indirect Participants, which may change from time to time.
      The Global Notes may be transferred, in whole and not in part, only to another nominee of DTC or to a successor of DTC or its nominee in certain limited circumstances. Beneficial interests in the Global Notes may be exchanged for senior notes in certificated form in certain limited circumstances. See “— Transfer of interests in global notes for certificated notes.”
      Initially, the Trustee will act as Paying Agent and Registrar. The senior notes may be presented for registration of transfer and exchange at the offices of the Registrar.
Depositary procedures
      DTC has advised Allied NA that DTC is a limited-purpose trust company created to hold securities for its participating organizations (collectively, the “Direct Participants”) and to facilitate the clearance and settlement of transactions in those securities between Direct Participants through electronic book-entry changes in accounts of Participants. The Direct Participants include securities brokers and dealers (including the Underwriters), banks, trust companies, clearing corporations and certain other organizations, including Euroclear and Clearstream. Access to DTC’s system is also available to other entities that clear through or maintain a direct or indirect, custodial relationship with a Direct Participant (collectively, the “Indirect Participants”).
      DTC has advised Allied NA that, pursuant to DTC’s procedures, (i) upon deposit of the Global Notes, DTC will credit the accounts of the Direct Participants designated by the Underwriters with portions of the principal amount of the Global Notes that have been allocated to them by the Underwriters, and (ii) DTC will maintain records of the ownership interests of such Direct Participants in the Global Notes and the transfer of ownership interests by and between Direct Participants. DTC will not maintain records of the ownership interests of, or the transfer of ownership interests by and between, Indirect Participants or other owners of beneficial interests in the Global Notes. Direct Participants and Indirect Participants must maintain their own records of the ownership interests of, and the transfer of ownership interests by and between, Indirect Participants and other owners of beneficial interests in the Global Notes.
      Investors in the Global Notes may hold their interests therein directly through DTC if they are Direct Participants in DTC or indirectly through organizations that are Direct Participants in DTC. All ownership interests in any Global Notes may be subject to the procedures and requirements of DTC.

      The laws of some states in the United States require that certain persons take physical delivery in definitive, certificated form, of securities that they own. This may limit or curtail the ability to transfer beneficial interests in a Global Note to such persons. Because DTC can act only on behalf of Direct Participants, which in turn act on behalf of Indirect Participants and others, the ability of a person having a beneficial interest in a Global Note to pledge such interest to persons or entities that are not Direct Participants in DTC, or to otherwise take actions in respect of such interests, may be affected by the lack of physical certificates evidencing such interests. For certain other restrictions on the transferability of the senior notes. See “— Transfers of interests in global notes for certificated notes.”
      Except as described in “— Transfers of interests in global notes for certificated notes,” owners of beneficial interests in the Global Notes will not have senior notes registered in their names, will not receive physical delivery of senior notes in certificated form and will not be considered the registered owners or Holders thereof under the Indenture for any purpose.
      Under the terms of the Indenture, Allied NA, the Subsidiary Guarantors and the Trustee will treat the persons in whose names the senior notes are registered (including senior notes represented by Global Notes) as the owners thereof for the purpose of receiving payments and for any and all other purposes whatsoever. Payments in respect of the principal, premium and interest on Global Notes registered in the name of DTC or its nominee will be payable by the Trustee to DTC or its nominee as the registered holder under the Indenture.
      Consequently, neither Allied NA, the Trustee nor any agent of Allied NA or the Trustee has or will have any responsibility or liability for (i) any aspect of DTC’s records or any Direct Participant’s or Indirect Participant’s records relating to or payments made on account of beneficial ownership interests in the Global Notes or for maintaining, supervising or reviewing any of DTC’s records or any Direct Participant’s or Indirect Participant’s records relating to the beneficial ownership interests in any Global Note or (ii) any other matter relating to the actions and practices of DTC or any of its Direct Participants or Indirect Participants.
      DTC has advised Allied NA that its current payment practice (for payments of principal, interest and the like) with respect to securities such as the senior notes is to credit the accounts of the relevant Direct Participants with such payment on the payment date in amounts proportionate to such Direct Participant’s respective ownership interests in the Global Notes as shown on DTC’s records. Payments by Direct Participants and Indirect Participants to the beneficial owners of the senior notes will be governed by standing instructions and customary practices between them and will not be the responsibility of DTC, the Trustee, Allied NA or the Subsidiary Guarantors. Neither Allied NA, the Subsidiary Guarantors nor the Trustee will be liable for any delay by DTC or its Direct Participants or Indirect Participants in identifying the beneficial owners of the senior notes, and Allied NA and the Trustee may conclusively rely on and will be protected in relying on instructions from DTC or its nominee as the registered owner of the senior notes for all purposes.
      The Global Notes will trade in DTC’s Same-Day Funds Settlement System and, therefore, transfers between Direct Participants in DTC will be effected in accordance with DTC’s procedures, and will be settled in immediately available funds. Transfers between Indirect Participants who hold an interest through a Direct Participant will be effected in accordance with the procedures of such Direct Participant but generally will settle in immediately available funds. Transfers between and among Indirect Participants who hold interests in the senior notes through Euroclear and Clearstream will be effected in the ordinary way in accordance with their respective rules and operating procedures.
      DTC has advised Allied NA that it will take any action permitted to be taken by holders of senior notes only at the direction of one or more Direct Participants to whose account interests in the Global Notes are credited and only in respect of such portion of the aggregate principal amount of the senior notes to which such Direct Participant or Direct Participants has or have given direction. However, if there is an Event of Default under the Indenture, DTC reserves the right to exchange Global Notes issued hereunder (without the direction of one or more of its Direct Participants) for legended senior notes in certificated form, and to distribute such certificated forms of senior notes to its Direct Participants. See “— Transfers of interests in global notes for certificated notes.”

      Although DTC has agreed to the foregoing procedures to facilitate transfers of interests in the Global Notes among Direct Participants, it is under no obligation to perform or to continue to perform such procedures, and such procedures may be discontinued at any time. None of Allied NA, the Subsidiary Guarantors, the Underwriters or the Trustee shall have any responsibility for the performance by DTC or its Direct and Indirect Participants of their respective obligations under the rules and procedures governing any of their operations.
      The information in this section concerning DTC and its book-entry system has been obtained from sources that Allied NA believes to be reliable, but Allied NA takes no responsibility for the accuracy thereof.
Transfers of interests in global notes for certificated notes
      An entire Global Note may be exchanged for definitive senior notes in registered, certificated form without interest coupons (“Certificated Notes”) if (i) DTC (x) notifies Allied NA that it is unwilling or unable to continue as depositary for the Global Notes and Allied NA thereupon fails to appoint a successor depositary within 90 days or (y) has ceased to be a clearing agency registered under the Exchange Act, (ii) Allied NA, at its option, notifies the Trustee in writing that it elects to cause the issuance of Certificated Notes or (iii) there shall have occurred and be continuing a Default or an Event of Default under the Indenture with respect to the senior notes of such series. In any such case, Allied NA will notify the Trustee in writing that, upon surrender by the Direct and Indirect Participants of their interest in such Global Note, Certificated Notes will be issued to each person that such Direct and Indirect Participants and the DTC identify as being the beneficial owner of the related senior notes.
      Beneficial interests in Global Notes held by any Direct or Indirect Participant may be exchanged for Certificated Notes of such series upon request to DTC, by such Direct Participant (for itself or on behalf of an Indirect Participant), to the Trustee in accordance with customary DTC procedures. Certificated Notes delivered in exchange for any beneficial interest in any Global Note will be registered in the names, and issued in any approved denominations, requested by DTC on behalf of such Direct or Indirect Participants (in accordance with DTC’s customary procedures).
      Neither Allied NA, the Subsidiary Guarantors nor the Trustee will be liable for any delay by the Holder of any Global Note or DTC in identifying the beneficial owners of senior notes, and Allied NA and the Trustee may conclusively rely on, and will be protected in relying on, instructions from the Holder of the Global Note or DTC for all purposes.
Same day settlement and payment
      The Indenture will require that payments in respect of the senior notes represented by the Global Notes (including principal, premium, if any, and interest) be made by wire transfer of immediately available same day funds to the accounts specified by the Holder of interests in such Global Note. With respect to Certificated Notes, Allied NA will make all payments of principal, premium, if any, and interest by wire transfer of immediately available same day funds to the accounts specified by the Holders thereof or, if no such account is specified, by mailing a check to each such Holder’s registered address. Allied NA expects that secondary trading in the Certificated Notes will also be settled in immediately available funds.
Notices
      Notices to Holders of senior notes will be given by mail to the addresses of such Holders as they may appear in the applicable Security Register.

Title
      Allied NA, the Trustee and any agent of Allied NA or the Trustee may treat the Person in whose name a senior note is registered as the absolute owner thereof (whether or not such senior note may be overdue) for the purpose of making payment and for all other purposes.
Governing law
      The Indenture and the senior notes will be governed by, and construed in accordance with, the laws of the State of New York.

CERTAIN UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS
      The following summary describes certain material U.S. federal income tax consequences of the acquisition, ownership and disposition of the notes by investors that acquire the notes from the underwriters in this offering at a cash purchase price equal to the “issue price” of the notes. The issue price is the first price at which a substantial amount of the notes is sold other than to bond houses, brokers, or similar persons or organizations acting in the capacity of underwriters, placement agents or wholesalers.
      This summary does not discuss all of the aspects of U.S. federal income taxation which may be relevant to investors in light of their particular investment or other circumstances. In addition, this summary does not discuss any U.S. state or local income or foreign income or other tax consequences, including consequences under U.S. gift and estate tax laws. This summary is based upon the provisions of the Internal Revenue Code of 1986, as amended (the “Code”), Treasury regulations, rulings and judicial decisions, all as in effect as of the date of this prospectus supplement and all of which are subject to change or differing interpretation, possibly with retroactive effect. The discussion below deals only with the notes held as capital assets within the meaning of the Code, and does not address purchasers of the notes that may be subject to special rules. Purchasers that may be subject to special rules include:
      • some U.S. expatriates;
      • banks;
      • financial institutions;
      • insurance companies;
      • tax-exempt entities;
      • brokers;
      • dealers in securities or currencies;
      • traders in securities that elect mark to market;
      • U.S. holders whose functional currency is not the U.S. dollar;
      • persons that acquire the notes for a price other than their issue price; and
      • persons that hold the notes as part of a straddle, hedge, conversion or other integrated transaction.
      You should consult your own tax advisor regarding the particular U.S. federal, state and local and foreign income and other tax consequences of acquiring, owning and disposing of the notes that may be applicable to you.
      We have not sought and will not seek any rulings from the Internal Revenue Service (the “IRS”) with respect to the matters discussed below. There can be no assurance that the IRS will not take a different position concerning the tax consequences of the acquisition, ownership or disposition of the notes or that any such position would not be sustained. If a partnership or other entity taxable as a partnership holds the notes, the tax treatment of a partner will generally depend on the status of the partner and the activities of the partnership. Such partner should consult its tax advisor as to the tax consequences.
Federal income tax consequences to U.S. holders
      For purposes of the following discussion, a U.S. holder is a beneficial owner of a note that is, for U.S. federal income tax purposes:
      • an individual citizen or resident of the United States, including an alien individual who is a lawful permanent resident of the United States or meets the “substantial presence” test under Section 7701(b) of the Code,
      • a corporation, or other entity taxable as a corporation, created or organized in or under the laws of the United States or any of its political subdivisions,

      • an estate, the income of which is subject to U.S. federal income taxation regardless of its source, or

•	a trust if, in general, the trust is subject to the supervision of a court within the United States and the control of one or more United States persons as described in section 7701(a)(30) of the Code or, if the trust was in existence on August 20, 1996, it has elected to continue to be treated as a U.S. person.

Interest
      In general, interest on a note will be included in the gross income of a U.S. holder as ordinary interest income at the time it is received or accrued in accordance with the U.S. holder’s regular method of accounting for U.S. federal income tax purposes.
      In certain circumstances (see “Description of Notes — Optional redemption” and “— Repurchase at the option of holders — Change of control”), we may be obligated to make payments on the notes in excess of stated interest and principal. We intend to take the position that the notes should not be treated as contingent payment debt instruments because of these additional payments. Assuming such position is respected, a U.S. holder would be required to include in income the amount of any such additional payment at the time such payments are received or accrued in accordance with such U.S. holder’s method of accounting for United States federal income tax purposes. If the IRS successfully challenged this position, and the notes were treated as contingent payment debt instruments, U.S. holders could be required to accrue interest income at a rate higher than the stated interest rate on the note and to treat as ordinary income, rather than capital gain, any gain recognized on a sale, exchange or redemption of a note. U.S. holders are urged to consult their own tax advisors regarding the potential application to the notes of the contingent payment debt instrument rules and the consequences thereof.

Dispositions
      Upon the sale, exchange, retirement, redemption or other taxable disposition of a note, a U.S. holder generally will recognize taxable gain or loss in an amount equal to the difference, if any, between the amount realized on the disposition and the U.S. holder’s tax basis in the note. The amount realized on the disposition of the note will not include any amount received that is attributable to accrued but unpaid interest, which will be taxable in the manner described above under “Interest.” A U.S. holder’s tax basis in a note generally will equal the U.S. holder’s cost of the note. Gain or loss recognized by a U.S. holder on the taxable disposition of a note generally will be capital gain or loss. Such capital gain or loss will be long-term capital gain or loss if the note has been held for more than one year at the time of the disposition. In the case of a non-corporate U.S. holder, long-term capital gain will be subject to a reduced rate. The deductibility of capital losses is subject to limitations.

Information reporting and backup withholding
      In general, information reporting will apply to certain payments of principal and interest on and the proceeds of certain sales of notes unless you are an exempt recipient. In general, “backup withholding” may apply
      • to payments of principal and interest made on a note, and
      • to payment of the proceeds of a sale or exchange of a note before maturity, that are made to a non-corporate U.S. holder if the holder fails to provide a correct taxpayer identification number or otherwise comply with applicable requirements of the backup withholding rules. The backup withholding tax is not an additional tax and may be credited against a U.S. holder’s U.S. federal income tax liability, provided that correct information is timely provided to the Internal Revenue Service.
U.S. federal income tax consequences to non-U.S. holders
      For the purposes of the following discussion, a non-U.S. holder is a beneficial owner of a note that is not, for U.S. federal income tax purposes, a U.S. holder.

Interest
      Interest paid to a non-U.S. holder will not be subject to U.S. federal withholding or income tax provided that:

•	the non-U.S. holder does not own, actually or constructively, ten percent or more of the total combined voting power of all classes of our voting stock within the meaning of section 871(h)(3) of the Code and the Treasury regulations thereunder;

•	the non-U.S. holder is not (x) a controlled foreign corporation that is related, directly or indirectly, to us through sufficient stock ownership, or (y) a bank receiving interest described in Section 881(c)(3)(A) of the Code;

•	such interest is not effectively connected with the conduct of a U.S. trade or business by the non-U.S. holder; and

•	either (A) the non-U.S. holder of the note certifies to us or our paying agent, under penalties of perjury, that it is not a “United States person” within the meaning of the Code and provides its name and address on a Form W-8BEN, (B) a securities clearing organization, bank or other financial institution that holds customers’ securities in the ordinary course of its trade or business and holds the note on behalf of the beneficial owner certifies to us or our paying agent under penalties of perjury that it, or the financial institution between it and the beneficial owner, has received from the beneficial owner a Form W-8BEN, under penalties of perjury and provides us or our paying agent with a copy of this Form, or (C) certain foreign intermediaries hold the notes and the certification requirements of the applicable Treasury Regulations are satisfied.
      If the non-U.S. holder cannot satisfy these requirements, payments of interest will be subject to withholding at a 30% rate unless the non-U.S. holder provides a properly executed (1) Form W-8BEN claiming an exemption from, or reduction in, withholding under the benefit of an applicable tax treaty or (2) Form W-8ECI stating that interest paid on the note is effectively connected to the non-U.S. holder’s conduct of a trade or business in the United States.
      As more fully described under “Description Notes — Optional redemption” and “— Repurchase at the option of holders — Change of control,” upon the occurrence of certain enumerated events, we may be required to make additional payments. Such payments may be treated as interest, subject to the rules described above or additional amounts paid for the notes, subject to the rules described below, as applicable, or as other income subject to the United States federal withholding tax. A non-U.S. holder that is subject to the withholding tax should consult its own tax advisors as to whether it can obtain a refund for all or a portion of any amounts withheld.

Dispositions
      A non-U.S. holder generally will not be subject to U.S. federal income or withholding tax on any gain or income realized on the sale, exchange, redemption, retirement at maturity or other disposition of a note (provided that, in the case of proceeds representing accrued interest, the conditions described above are met) unless:

•	in the case of gain, the non-U.S. holder is an individual who is present in the United States for 183 days or more during the taxable year and specific other conditions are met; or

•	the gain is effectively connected with the conduct of a U.S. trade or business by the non-U.S. holder, and if an income tax treaty applies, is generally attributable to a U.S. “permanent establishment” maintained by the non-U.S. holder.

United States trade or business
      If a non-U.S. holder is engaged in a trade or business in the United States and interest on, or gain from a disposition of, the note is effectively connected with the conduct of this trade or business or, if an income tax treaty applies and the non-U.S. holder maintains a U.S. “permanent establishment” to which the interest or gain is generally attributable, the non-U.S. holder (although exempt from the withholding tax if the holder furnishes a properly executed IRS form on or before any payment date to claim the exemption, as discussed above) generally will be subject to U.S. federal income tax on the interest or gain on a net basis in the same manner as if it were a U.S. holder.
      A foreign corporation that is a holder of a note may also be subject to a branch profits tax equal to 30% of its effectively connected earnings and profits for the taxable year, subject to certain adjustments, unless it qualifies for a lower rate under an applicable income tax treaty. For this purpose, interest on a note or gain recognized on the disposition of a note will be included in earnings and profits if the interest or gain is effectively connected with the conduct by the foreign corporation of a trade or business in the United States.

Backup withholding and information reporting
      Backup withholding and information reporting generally will not apply to payments made by us or our paying agents, in their capacities as such, to a non-U.S. holder of a note if the holder is exempt from withholding tax on interest described above. We or our paying agents may, however, report payments of interest on the notes to the IRS. Payments of the proceeds from a disposition by a non-U.S. holder of a note made to or through a foreign office of a broker will not be subject to information reporting or backup withholding, except that information reporting (but generally not backup withholding) may apply to those payments if the broker is:

•	a United States person;

•	a controlled foreign corporation for U.S. federal income tax purposes;

•	a foreign person 50% or more of whose gross income is effectively connected with a U.S. trade or business for a specified three-year period; or

•	a foreign partnership, if at any time during its tax year, one or more of its partners are U.S. persons, as defined in Treasury regulations, who in the aggregate hold more than 50% of the income or capital interest in the partnership or if, at any time during its tax year, the foreign partnership is engaged in a U.S. trade or business.
      Payment of the proceeds from a disposition by a non-U.S. holder of a note made to or through the U.S. office of a broker is subject to information reporting and backup withholding unless the non-U.S. holder certifies as to its taxpayer identification number or otherwise establishes an exemption from information reporting and backup withholding, provided that the broker does not have actual knowledge that the holder is a United States person.
      You should consult your own tax advisor regarding application of backup withholding in your particular circumstance and the availability of and procedure for obtaining an exemption from backup withholding under current Treasury regulations. Any amounts withheld under the backup withholding rules from a payment to a non-U.S. holder will be allowed as a refund or a credit against the holder’s U.S. federal income tax liability, provided the required information is furnished to the U.S. Internal Revenue Service.

UNDERWRITING
      We are selling the notes to the underwriters named in the table below pursuant to an underwriting agreement dated the date of this prospectus supplement. We have agreed to sell to each of the underwriters and each of the underwriters has, severally and not jointly, agreed to purchase, the principal amount of notes set forth opposite such underwriter’s name in the table below.

Underwriters	Principle Amount of Notes

UBS Securities LLC	$198,750,000
Citigroup Global Markets Inc.	$105,000,000
Credit Suisse Securities (USA) LLC	$105,000,000
J.P. Morgan Securities Inc.	$105,000,000
Banc of America Securities LLC	$60,000,000
Deutsche Bank Securities Inc.	$60,000,000
Wachovia Capital Markets, LLC	$60,000,000
BNP Paribas Securities Corp.	$18,750,000
Calyon Securities (USA) Inc.	$18,750,000
Scotia Capital (USA) Inc.	$18,750,000

Total	$750,000,000

      Under the terms and conditions of the underwriting agreement, the underwriters must buy all of the notes if the underwriters buy any of them. The underwriting agreement provides that the obligations of the underwriters pursuant thereto are subject to certain conditions. The underwriters will sell the notes to the public when and if the underwriters buy the notes from us.
      The notes are a new issue of securities with no established trading market. We do not intend to apply for listing of the notes on any national securities exchange. We have been advised by the underwriters that the underwriters intend to make a market in the notes but they are not obligated to do so and may stop their market-making at any time without providing any notice. Liquidity of the trading market for the notes cannot be assured.
      The notes sold by the underwriters to the public will initially be offered at the initial public offering price set forth on the cover of this prospectus supplement. If all of the notes are not sold at the initial offering price, the underwriters may change the offering price and other selling terms.
      In order to facilitate the offering of the notes, the underwriters may engage in transactions that stabilize, maintain or otherwise affect the trading price of the notes. Specifically, the underwriters may over-allot in connection with the offering, creating a short position in the notes for their own accounts. In addition, to cover short positions or to stabilize the price of the notes, the underwriters may bid for, and purchase, the notes in the open market. Finally, the underwriters may reclaim selling concessions allowed to a particular dealer for distributing the notes in the offering if the underwriters repurchase previously distributed notes in transactions to cover short positions, in stabilization transactions or otherwise. Any of these activities may stabilize or maintain the market price of the notes above independent market levels. The underwriters are not required to engage in these activities and may end any of these activities at any time. These transactions may be effected in the over-the-counter market or otherwise. Neither we nor any of the underwriters makes any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of the notes. In addition, neither we nor any of the underwriters makes any representation that the underwriters will engage in such transactions or that such transactions, once commenced, will not be discontinued without notice.
      In connection with this offering, the underwriters may distribute prospectuses electronically.

      We estimate that our expenses in connection with the sale of the notes, other than underwriting discounts, will be $1.1 million, and are payable by us.
      We have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act of 1933, or to contribute to payments the underwriters may be required to make in respect of those liabilities.
      We expect that the delivery of the notes will be made against payment therefor on or about the closing date specified on the cover page of this prospectus supplement, which is the ninth business day following the date of this prospectus supplement, or “T+9.” Under Rule 15c6-1 of the Exchange Act, trades in the secondary market generally are required to settle in three business days, or “T+3,” unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade the notes on or prior to March 3, 2007, the fifth day following the date of this prospectus supplement will be required, by virtue of the fact that the notes initially will settle in T+9, to specify an alternative settlement cycle at the time of any such trade to prevent a failed settlement. Purchasers of the notes who wish to trade the notes on the date hereof should consult their own advisor.
      The underwriter and its affiliates have performed investment banking, commercial banking and advisory services for us from time to time for which they have received customary fees and expenses. Citigroup Global Markets Inc. and UBS Securities LLC are acting as dealer managers under the Tender Offer, for which they will each receive customary fees. Citigroup Global Markets Inc. is a co-lead arranger and joint bookrunner under our senior credit facility. An affiliate of Citigroup Global Markets Inc. is a lender and the syndication agent under our senior credit facility. J.P. Morgan Securities Inc. is a co-lead arranger and joint bookrunner under our senior credit facility. An affiliate of J.P. Morgan Securities Inc. is a lender, administrative agent and collateral agent under our senior credit facility. Affiliates of Credit Suisse Securities (USA) LLC, UBS Securities LLC, Wachovia Capital Markets, LLC, Banc of America Securities LLC and Deutsche Bank Securities Inc. are lenders and co-documentation agents under our senior credit facility. Affiliates of BNP Paribas Securities Corp., Scotia Capital (USA) Inc. and Calyon Securities (USA) Inc. are lenders under our senior credit facility. In addition, an affiliate of Banc of America Securities LLC has an ongoing cash management relationship with us, for which such affiliate receives customary fees. In connection with acting as arranger, lenders and agents under our senior credit facility, Citigroup Global Markets Inc., J.P. Morgan Securities Inc., Credit Suisse Securities (USA) LLC, UBS Securities LLC, Wachovia Capital Markets, LLC, Deutsche Bank Securities Inc., Banc of America Securities LLC, BNP Paribas Securities Corp., Scotia Capital (USA) Inc. and Calyon Securities (USA) Inc. and their respective affiliates each receive customary fees. In addition, affiliates of Calyon Securities (USA) Inc. and Wachovia Capital Markets, LLC, are lenders under our receivables secured loan and, in connection with acting as lenders, each receives customary fees. In addition, from time to time, certain of the underwriters and their affiliates may effect transactions for their own account or the account of customers, and hold on behalf of themselves or their customers, long or short positions in our debt or equity securities or loans, and may do so in the future.

LEGAL MATTERS
      The validity of the notes will be passed upon for us by Latham & Watkins LLP, New York, New York. The underwriters have been represented by Cravath, Swaine & Moore LLP, New York, New York.
EXPERTS
      The consolidated financial statements of Allied Waste Industries, Inc. and management’s assessment of the effectiveness of internal control over financial reporting of Allied Waste Industries, Inc. (which is included in Management’s Report on Internal Control over Financial Reporting) incorporated in this prospectus supplement by reference to the Annual Report on Form 10-K for the year ended December 31, 2006, have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.
      The consolidated financial statements of Browning-Ferris Industries, LLC incorporated in this prospectus supplement by reference to the Annual Report on form 10-K of Allied Waste Industries, Inc. for the year ended December 31, 2006, have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

PROSPECTUS
ALLIED WASTE INDUSTRIES, INC.
Debt Securities, Preferred Stock, Common Stock,
Debt and Equity Warrants, Depositary Shares, Stock Purchase Contracts and
Stock Purchase Units
ALLIED WASTE NORTH AMERICA, INC.
Debt Securities
Fully and Unconditionally Guaranteed by the
Subsidiary Guarantors and Allied Waste Industries, Inc.
AWNA TRUST
Trust Preferred Securities
Fully and Unconditionally Guaranteed by
Allied Waste Industries, Inc.

      The following securities may be offered from time to time:

•	Debt Securities;
•	Shares of Preferred Stock;
•	Shares of Common Stock;
•	Debt and Equity Warrants;
•	Depositary Shares;
•	Stock Purchase Contracts;
•	Stock Purchase Units; and
•	Trust Preferred Securities.
      In connection with the debt securities of Allied Waste North America, Inc., Allied Waste Industries, Inc. and all of its subsidiaries that guarantee our credit facility may, on a joint and several basis, offer full and unconditional guarantees of our obligations under the debt securities. Also, so long as any of our indebtedness other than our senior credit facility is secured, the debt securities may be equally and ratably secured with such other indebtedness and our senior credit facility by the stock and assets of some of our subsidiaries.
      Our common stock is traded on the New York Stock Exchange under the symbol “AW.” We will make applications to list any shares of common stock sold pursuant to a supplement to this prospectus on the NYSE. We have not determined whether we will list any other securities we may offer on any exchange or over-the-counter market. If we decide to seek listing of any securities, the supplement to this prospectus will disclose the exchange or market.
      When there is an offer to sell securities, we will provide specific terms of such securities where required in supplements to this prospectus. The securities offered by this prospectus may be offered directly to investors or to or through underwriters or dealers. If any underwriters are involved in the sale of any securities offered by this prospectus, their names, and any applicable purchase price, fee, commission or discount arrangement between or among them, will be set forth, or will be calculable from the information set forth, in the applicable prospectus supplement.

      Investing in our securities involves risks. See “Risk Factors” on page 2.

       Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.
The date of this Prospectus is June 16, 2006.

      We have not authorized any dealer, salesman or other person to give any information or to make any representation other than those contained or incorporated by reference in this prospectus and any accompanying supplement to this prospectus or any free writing prospectus prepared by us. You must not rely upon any information or representation not contained or incorporated by reference in this prospectus or any accompanying prospectus supplement or any free writing prospectus prepared by us. This prospectus and any accompanying supplement to this prospectus or any free writing prospectus prepared by us do not constitute an offer to sell or the solicitation of an offer to buy any securities other than the registered securities to which they relate, nor do this prospectus and any accompanying supplement to this prospectus or any free writing prospectus prepared by us constitute an offer to sell or the solicitation of an offer to buy securities in any jurisdiction to any person to whom it is unlawful to make such offer or solicitation in such jurisdiction. The information contained in this prospectus and any supplement to this prospectus or any free writing prospectus prepared by us is accurate as of the dates on their covers. When we deliver this prospectus or a supplement or any free writing prospectus prepared by us or make a sale pursuant to this prospectus or a supplement or any free writing prospectus prepared by us, we are not implying that the information is current as of the date of the delivery or sale.

i

      In this prospectus:

•	“Allied” or “we,” “us,” or “our” refers to Allied Waste Industries, Inc., the parent of Allied NA, and its direct and indirect subsidiaries on a consolidated basis, including Allied NA;

•	“Allied NA” refers to Allied Waste North America, Inc. and its direct and indirect subsidiaries; and

•	“AWNA Trust” refers to AWNA Trust, a subsidiary of Allied.
      AWNA Trust was formed solely for the purpose of issuing trust preferred securities and has no operating history or independent operations. AWNA Trust was created under the Delaware Statutory Trust Act and will be governed by a declaration of trust (as it may be amended and restated from time to time) among the trustees of AWNA Trust and Allied. The declaration will be qualified under the Trust Indenture Act of 1939, as amended.
      When AWNA Trust issues its trust preferred securities, you and the other holders of the trust preferred securities will own all of the issued and outstanding trust preferred securities of AWNA Trust. Allied will acquire all of the issued and outstanding trust common securities of AWNA Trust, representing an undivided beneficial interest in the assets of AWNA Trust of at least 3%.
      AWNA Trust exists primarily for the purposes of:

•	issuing its trust preferred and trust common securities;

•	investing the proceeds from the sale of its securities in Allied NA’s debt securities; and

•	engaging in only such other activities as are necessary or incidental to issuing its securities and purchasing and holding Allied NA’s debt securities.
      The number of trustees of AWNA Trust will initially be three. One of the trustees will be an individual who is an officer or employee of Allied. The second trustee will be U.S. Bank National Association, which will serve as the property trustee under the declaration of trust for purposes of the Trust Indenture Act of 1939, as amended. The third trustee will be U.S. Bank Trust National Association, which has its principal place of business in the State of Delaware.
      U.S. Bank National Association, acting in its capacity as guarantee trustee, will hold for your benefit a trust preferred securities guarantee, which will be separately qualified under the Trust Indenture Act of 1939, as amended.
      Unless otherwise provided in the applicable prospectus supplement, because Allied will own all of the trust common securities of AWNA Trust, Allied will have the exclusive right to appoint, remove or replace trustees and to increase or decrease the number of trustees. In most cases, there will be at least three trustees. The terms of AWNA Trust will be described in the applicable prospectus supplement, but may dissolve earlier as provided in the applicable declaration of trust.
      The rights of the holders of the trust preferred securities of AWNA Trust, including economic rights, rights to information and voting rights and the duties and obligations of the trustees of AWNA Trust, will be contained in and governed by the declaration of AWNA Trust (as it may be amended and restated from time to time), the Delaware Statutory Trust Act and the Trust Indenture Act of 1939.
      The address of the principal office of AWNA Trust is c/o Allied Waste Industries, Inc., 15880 North Greenway-Hayden Loop, Suite 100, Scottsdale, Arizona 85260 and the telephone number is (480) 627-2700.
ABOUT THIS PROSPECTUS
      This prospectus is part of a registration statement that we filed with the U.S. Securities and Exchange Commission, or the “Commission,” utilizing a “shelf” registration process. Under this shelf registration process, any combination of the securities described in this prospectus may be sold in one or more offerings from time to time. This prospectus provides you with a general description of the securities that may be offered. Each time securities are sold, we will provide a prospectus supplement that will contain specific information about the terms of that offering. The prospectus supplement may also add, update or change information contained in this prospectus. You should read both this prospectus and any prospectus supplement together with additional information described under the next heading “Where You Can Find More Information.”
      We have not included separate financial statements of AWNA Trust, a special purpose entity, in this prospectus. We do not consider that such financial statements are material to holders of the trust preferred securities because:

•	the trust has no operating history or independent operations; and

•	the trust is not engaged in, nor will it engage in, any activity other than issuing trust preferred and trust common securities, investing in and holding Allied NA’s debt securities and engaging in related activities.
      Furthermore, the combination of Allied NA’s obligations under the debt securities, the associated indentures, the declarations of trust and the guarantees provide a full, irrevocable and unconditional guarantee of payments of distributions and other amounts due on the trust preferred securities. In addition, we do not expect that AWNA Trust will file reports with the Commission under the Securities Exchange Act of 1934.
WHERE YOU CAN FIND MORE INFORMATION
      We have filed a registration statement and related exhibits with the Commission under the Securities Act of 1933, as amended, or the “Securities Act.” The registration statement contains additional information about us, the debt securities, the preferred stock, our common stock, the debt and equity warrants and the depositary shares. We also file annual, quarterly and special reports, proxy statements and other information with the Commission pursuant to the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder, which we refer to collectively as the “Exchange Act.” You may read and copy any document we file with the Commission at the Commission’s public reference room at 100 F Street, N.E., Washington, D.C. 20549. Please call the Commission at 1-800-SEC-0330 for further information on the public reference room. Our Commission filings are also available to the public at the Commission’s web site at http://www.sec.gov.
      The Commission allows us to “incorporate by reference” the information we file with it, which means that we can disclose important information to you by referring you to documents containing that information. The information incorporated by reference is considered to be part of this prospectus, and later information that we file with the Commission will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings we make with the Commission under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act (other than Current Reports furnished under Item 2.02 or Item 7.01 (including any financial statements or exhibits relating thereto furnished pursuant to Item 9.01) of Form 8-K) until our offering is completed or terminated.

(a) Our Annual Report on Form 10-K for the fiscal year ended December 31, 2005, filed March 3, 2006;

(b) Our Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2006, filed May 3, 2006;

(c) Our Proxy Statement related to the annual meeting held on May 25, 2006, filed April 21, 2006; and

(d) Our Current Reports on Form 8-K, filed January 5, 2006, February 14, 2006 (Items 1.01, 8.01, and 9.01), March 21, 2006, May 3, 2006, May 5, 2006, May 16, 2006 (Item 8.01 only) and May 17, 2006.
      We will provide to each person, including any beneficial owner, to whom a prospectus is delivered, a copy of any or all of the information that has been incorporated by reference in the prospectus but not delivered with the prospectus.

      You may request a copy of these filings at no cost, by writing or telephoning us at the following address:
Investor Relations
Allied Waste Industries, Inc.
15880 North Greenway-Hayden Loop, Suite 100
Scottsdale, Arizona 85260
(480) 627-2700
      You may also obtain copies of these filings, at no cost, by accessing our website at http://www.alliedwaste.com; however, the information found on our website is not considered part of this prospectus.
      You should rely only on the information provided in this prospectus and any supplement or incorporated by reference. We have not authorized anyone else to provide you with different information.
DISCLOSURE REGARDING FORWARD-LOOKING STATEMENTS
      This prospectus, including the documents that we incorporate by reference, contains both historical and forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act. These forward-looking statements are not historical facts, but only predictions and generally can be identified by use of statements that include phrases such as “believe,” “expect,” “anticipate,” “intend,” “plan,” “foresee” or other words or phrases of similar import. Similarly, statements that describe our objectives, plans or goals also are forward-looking statements. These forward-looking statements are subject to risks and uncertainties which could cause actual results to differ materially from those currently anticipated. Factors that could materially affect these forward-looking statements can be found in our periodic reports filed with the Commission. Potential investors and other readers are urged to consider these factors carefully in evaluating the forward-looking statements, including the factors described under the heading “Risk Factors” and are cautioned not to place undue reliance on these forward-looking statements. The forward-looking statements included in this prospectus are made only as of the date of this prospectus and we undertake no obligation to publicly update these forward-looking statements to reflect new information, future events or otherwise. In light of these risks, uncertainties and assumptions, the forward-looking events might or might not occur. We cannot assure you that projected results or events will be achieved.

THE COMPANY
Overview
      We are the second largest, non-hazardous solid waste management company in the United States. We provide collection, transfer, recycling and disposal services for residential, commercial and industrial customers. We operate as a vertically integrated company which entails picking up waste from businesses and residences and disposing of that waste in our own landfills to the extent that it is economically beneficial. This allows us greater stability in and control over the waste flow into our landfills and, therefore, greater control over the cash flow stability in our business. As of December 31, 2005, we served our customers through a network of 310 collection companies, 166 transfer stations, 169 active landfills and 57 recycling facilities in 37 states and Puerto Rico.
Business Strategy
      Our business strategy is aimed at increasing revenue and earnings through profitable growth, improving returns on invested capital and maximizing free cash flow to repay debt. The components of this strategy include:

•	operating vertically integrated non-hazardous solid waste service businesses;

•	implementing best practice programs throughout our organization;

•	managing our businesses locally with a strong operations focus on customer service;

•	maintaining or improving our market position through market rationalization; and

•	maintaining the financial capacity and effective administrative systems and controls to support on-going operations and future growth.
Industry Trends
      Based on industry data, we estimate that the non-hazardous solid waste industry in the United States generates approximately $47 billion of annual revenue from publicly-traded companies, municipalities and privately-held companies. Publicly-traded companies generated approximately 60% of the revenues. Presently, the three largest publicly-traded companies in the waste management industry in the United States generate a substantial majority of the public company revenues.

RISK FACTORS
      You should carefully consider the risk factors set forth below and the risk factors incorporated by reference in our Form 10-K for the fiscal year ended December 31, 2005, filed on March 3, 2006, and all of the information set forth in this prospectus and any accompanying prospectus supplement before investing in our securities.
Risks Related to our Debt Securities

Our significant leverage may make it difficult for us to service our debt and operate our business.
      We have had and will continue to have a substantial amount of outstanding indebtedness with significant debt service requirements. At March 31, 2006, our consolidated debt was approximately $7.2 billion and our debt to total capitalization was 67.4%. The degree to which we are leveraged could have negative consequences to our business and financial condition. For example, it could:

•	make it more difficult for us to service our debt obligations;

•	limit cash flow available for working capital and capital expenditures to fund organic growth and cash flow for other general corporate purposes because a substantial portion of our cash flow from operations must be dedicated to servicing debt;

•	increase our vulnerability to economic downturns in our industry;

•	increase our vulnerability to interest rate increases to the extent any of our variable rate debt is not hedged, which could result in higher interest expense;

•	place us at a competitive disadvantage compared to our competitors that have less debt in relation to cash flow;

•	limit our flexibility in planning for or reacting to changes in our business and our industry;

•	limit, among other things, our ability to borrow additional funds or obtain other financing capacity in the future for working capital, capital expenditures or acquisitions; and

•	subject us to a greater risk of noncompliance with financial and other restrictive covenants in our indebtedness. The failure to comply with these covenants could result in an event of default which, if not cured or waived, could have a material negative effect on us.
      We and our subsidiaries may be able to incur substantial additional indebtedness in the future. As of March 31, 2006, our debt agreements permitted us to incur substantial additional indebtedness under various financial ratio tests. As of March 31, 2006, we had $111.4 million of borrowings outstanding under our $1.575 billion revolving credit facility and $431.5 million in letters of credit drawn on the revolving credit facility to support financial assurance purposes, leaving $1.032 billion of availability under the revolving credit facility. To the extent we incur additional debt, the substantial leverage risks described above would increase.

We may not generate a sufficient amount of cash to service our indebtedness and alternatives to service our indebtedness may not be effective.
      Our ability to make payments on our indebtedness will depend on our ability to generate cash flow from operations, which is subject to general economic, financial, competitive, legislative, regulatory and other factors that are beyond our control. We cannot assure you that our business will generate enough cash flow from operations, or that future borrowings will be available to us under our senior credit facility in an amount sufficient to enable us to pay our indebtedness or to fund other liquidity needs. If we do not have enough cash to service our debt, meet other obligations and fund other liquidity needs, we may be required to take actions such as reducing or delaying capital expenditures, selling assets, restructuring or refinancing all or part of our existing indebtedness or seeking additional equity capital. We cannot assure you that any of these alternatives will be effective, including that any refinancings or restructurings would be available on commercially reasonable terms or at all. In addition, the terms of our existing or future debt instruments may restrict us from adopting these alternatives.

We may be unable to refinance or repay our debt at maturity, which would cause us to default under our debt instruments.
      We may need to refinance our senior notes and/or other indebtedness to pay the principal amounts due at maturity. There can be no assurance that we will be able to refinance our debt obligations at maturity on commercially reasonable terms or at all. If we are unable to refinance or repay our debt obligations at maturity, it would constitute an event of default under our debt instruments and our lenders could proceed against the collateral securing that indebtedness. We have also refinanced our debt in the past to extend maturities and reduce higher cost debt, but cannot assure you that we will be able to refinance any of our indebtedness before maturity on commercially reasonable terms or at all in the future.

Covenants in our debt instruments may limit our ability to operate our business and any failure by us to comply with such covenants may accelerate our obligation to repay the underlying debt.
      Our senior credit facility, our indentures and certain of the agreements governing our other indebtedness contain covenants that may limit our ability to operate our business, including covenants that restrict our ability to make distributions or other payments to our investors and creditors unless we satisfy certain financial tests, maintain certain financial ratios or other criteria. For example, our senior credit facility requires us to maintain certain Debt/ EBITDA and EBITDA/ Interest ratios as described in Note 4 to our Consolidated Financial Statements in our Annual Report on Form 10-K for the fiscal year ended December 31, 2005, incorporated by reference herein. In some cases, our subsidiaries are subject to similar restrictions, which may restrict their ability to make distributions to us.
      Our senior credit facility, our indentures and other debt agreements also contain affirmative and negative covenants that, among other items, limit our ability to: incur additional indebtedness, make acquisitions and capital expenditures, sell assets, create liens or other encumbrances, make certain payments and dividends and merge or consolidate. All of these restrictions could affect our ability to operate our business and may limit our ability to take advantage of potential business opportunities as they arise.
      Our ability to comply with the covenants contained in our debt instruments may be affected by changes in economic or business conditions or other events beyond our control. If we do not comply with these covenants and restrictions, we could be in default under our senior credit facility, our indentures and other debt agreements and the debt, together with accrued interest, could then be declared immediately due and payable. If we default under our senior credit facility, the lenders could cause all of our outstanding debt obligations under such senior credit facility to become due and payable, require us to apply all of our cash to repay the indebtedness under such senior credit facility or prevent us from making debt service payments on any other indebtedness we owe. If we are unable to repay any borrowings when due, the lenders under our senior credit facility could proceed against their collateral, which includes most of the assets we own. In addition, any default under our senior credit facility or other debt agreements could lead to an acceleration of debt under our other debt instruments that contain cross acceleration or cross-default provisions. If the indebtedness under any of our debt instruments is accelerated, we may not have sufficient assets to repay amounts due.

A downgrade in our bond ratings could adversely affect our liquidity by increasing the cost of debt and financial assurance instruments.
      Although downgrades of our bond ratings may not have an immediate impact on the cost of debt or our liquidity, they may impact the cost of debt and liquidity over the near to medium term. If the rating agencies downgrade our debt, this may increase the interest rate we must pay if we issue new debt, and it may even make it prohibitively expensive for us to issue new debt. If our debt ratings are downgraded, future access to financial assurance markets at a reasonable cost, or at all, also may be adversely impacted.

Risks Related to our Common Stock

Our common stock price may be volatile.
      Although our common stock has been traded on the New York Stock Exchange since December 30, 1998, we cannot assure you that there will be an active trading market or adequate liquidity for our common stock. The trading price of our common stock has been and may continue to be subject to wide fluctuations over short and long periods of time. Our common stock price may fluctuate in response to a number of events and factors, including:

•	quarterly or cyclical variations in financial results;

•	future announcements concerning our business;

•	changes in financial estimates and recommendations by securities analysts;

•	actions of competitors;

•	operating and stock price performance of companies that investors deem comparable to us;

•	market and industry perceptions of our success, or lack thereof, in pursuing our growth strategy;

•	prevailing interest rates;

•	changes in government regulation;

•	changes and developments affecting the non-hazardous solid waste industry;

•	general market conditions; and

•	natural disasters, terrorist attacks or acts of war.

Shares eligible for future sale may harm our common stock price.
      Sales of substantial numbers of additional shares of our common stock or any shares of our preferred stock, including sales of shares in connection with future acquisitions, or the perception that such sales could occur, may have a harmful effect on prevailing market prices for our common stock and our ability to raise additional capital in the financial markets at a time and price favorable to us. Our certificate of incorporation, as amended, provides that we have authority to issue 525 million shares of common stock. As of June 14, 2006, approximately 367.0 million shares of common stock were outstanding, approximately 22.9 million shares of common stock were issuable related to restricted stock units and the exercise of currently outstanding stock options, approximately 75.9 million additional shares of common stock were reserved for issuance upon the conversion of our outstanding Series D senior mandatory convertible preferred stock and approximately 11.3 million additional shares of common stock were reserved for issuance upon the conversion of our 4.25% senior subordinated convertible debentures due 2034.

Provisions in our charter documents and Delaware law could make it more difficult to acquire our company.
      Our certificate of incorporation, as amended, and bylaws contain provisions that may discourage, delay or prevent a third party from acquiring us, even if doing so would be beneficial to our stockholders. Our certificate of incorporation, as amended, and bylaws limit who may call special meetings of stockholders to the board of directors or a specifically authorized committee of the board and establish advance notice requirements for nominating candidates for election to our board of directors or for proposing matters that can be acted upon by stockholders at stockholder meetings. The certificate of incorporation, as amended, and the bylaws provide that the bylaws may be altered, amended or repealed by the board of directors.
      Pursuant to our certificate of incorporation, as amended, the board of directors may by resolution establish one or more series of preferred stock, having such number of shares, designation, relative voting rights, dividend rates, liquidation or other rights, preferences and limitations as may be fixed by the board of directors without any further stockholder approval. Such rights, preferences, privileges and limitations as may be established could have the effect of impeding or discouraging the acquisition of control of Allied.
      In addition, Section 203 of the Delaware General Corporation Law may discourage, delay or prevent a change in control by prohibiting us from engaging in a business combination with an interested stockholder for a period of three years after the person becomes an interested stockholder.

We do not intend to pay cash dividends on our common stock in the foreseeable future.
      We do not anticipate paying cash dividends on our common stock in the foreseeable future. Any payment of cash dividends will depend upon our financial condition, capital requirements, earnings and other factors deemed relevant by our board of directors. Further, the terms of our senior credit facility currently prohibit us from paying cash dividends on our common stock. The terms of our indentures also restrict us from paying cash dividends on our common stock. Furthermore, we will be permitted under the terms of our debt agreements to incur additional indebtedness that may severely restrict or prohibit the payment of dividends. We cannot assure you that the agreements governing our current and future indebtedness will permit us to pay dividends on our common stock. In addition, under the terms of our Series D senior mandatory convertible preferred stock, we are restricted from paying any cash dividends on our common stock if we are not current in our dividend payments with respect to such preferred stock.

Our issuance of preferred stock could adversely affect holders of our common stock.
      Our board of directors is authorized to issue additional series of preferred stock without any action on the part of our stockholders. Our board of directors also has the power, without stockholder approval, to set the terms of any such series of preferred stock that may be issued, including voting rights, dividend rights, preferences over our common stock with respect to dividends or if we liquidate, dissolve or wind up our business and other terms. If we issue preferred stock in the future that has preference over our common stock with respect to the payment of dividends or upon our liquidation, dissolution or winding up, or if we issue preferred stock with voting rights that dilute the voting power of our common stock, the rights of holders of our common stock or the market price of our common stock could be adversely affected.

ACCOUNTING TREATMENT RELATING TO TRUST PREFERRED SECURITIES
      The financial statements of AWNA Trust will be consolidated with our financial statements. Our financial statements will include a footnote that discloses, among other things, that the assets of the trust consist of our debt securities and will specify the designation, principal amount, interest rate and maturity date of the debt securities.
RATIO OF EARNINGS TO FIXED CHARGES
      Our ratio of earnings to fixed charges for the periods indicated are as follows:

											For the
											Three
											Months
											Ended
	For the Year Ended December 31,										March 31,

	2001		2002		2003		2004		2005		2005	2006

Ratio of earnings to fixed charges(1)	1.2	x	1.4	x	1.2	x	1.2	x	1.6	x	*	1.5	x

Ratio of earnings to fixed charges and preferred stock dividends(1)(2)	**		1.2	x	**		1.1	x	1.3	x	**	1.3	x

(1)	For purposes of calculating the ratio of earnings to fixed charges and the ratio of earnings to fixed charges and preferred stock dividends, earnings consist of income from continuing operations before taxes and fixed charges for continuing operations (exclusive of preferred stock dividends). For purposes of calculating both ratios, fixed charges include interest expense, capitalized interest and the interest component of rent expense.

(2)	In December 2003, all of our Series A Senior Convertible Preferred Stock was exchanged for 110.5 million shares of common stock.

*	Earnings were insufficient to cover fixed charges by $3.8 million during the three months ended March 31, 2005.

**	Earnings were insufficient to cover fixed charges and preferred stock dividends by $292.9 million in 2001, $879.0 million in 2003 and $17.7 million during the three months ended March 31, 2005.

DESCRIPTION OF DEBT SECURITIES
      Allied Waste North America, Inc. will only issue debt securities and will not issue Preferred Stock, Common Stock, Warrants, Depositary Shares, Stock Purchase Contracts, Stock Purchase Units or Trust Preferred Securities. The debt securities will be direct obligations of ours, which may be secured or unsecured, and which may be senior, senior subordinated or subordinated indebtedness. The debt securities may be fully and unconditionally guaranteed on a secured or unsecured, senior or subordinated basis, jointly and severally by Allied and the Subsidiary Guarantors. The debt securities will be issued under one or more indentures or indenture supplements between us and a trustee. Any indenture will be subject to, and governed by, the Trust Indenture Act of 1939, as amended. The statements made in this prospectus relating to any indentures and the debt securities to be issued under the indentures or supplemental indentures are summaries of certain anticipated provisions of the indentures or supplemental indentures and are not complete. We will file a copy of the indentures or supplemental indentures with the Commission at or before the time of the offering of the applicable series of debt securities. You should refer to those indentures or supplemental indentures for the complete terms of the debt securities.
General
      We may issue debt securities that rank “senior,” “senior subordinated” or “subordinated.” The debt securities that we refer to as “senior securities” will be direct obligations of ours and will rank equally and ratably in right of payment with other indebtedness of ours that is not subordinated. We may issue debt securities that will be subordinated in right of payment to the prior payment in full of senior indebtedness, as defined in the applicable prospectus supplement, and may rank equally and ratably with the senior subordinated notes and any other senior subordinated indebtedness. We refer to these as “senior subordinated securities.” We may also issue debt securities that may be subordinated in right of payment to the senior subordinated securities. These would be “subordinated securities.” We have filed with the registration statement of which this prospectus is part, two separate forms of indenture, one for the senior securities and one for the senior subordinated and subordinated securities.
      We may issue the debt securities without limit as to aggregate principal amount, in one or more series, in each case as we establish in one or more supplemental indentures. We need not issue all debt securities of one series at the same time. Unless we otherwise provide, we may reopen a series, without the consent of the holders of such series, for issuances of additional securities of that series.
      We anticipate that any indenture will provide that we may, but need not, designate more than one trustee under an indenture, each with respect to one or more series of debt securities. Any trustee under any indenture may resign or be removed with respect to one or more series of debt securities, and we may appoint a successor trustee to act with respect to that series.
      The applicable prospectus supplement will describe the specific terms relating to the series of debt securities we will offer, including, where applicable, the following:

•	the title and series designation and whether they are senior securities, senior subordinated securities or subordinated securities;

•	the aggregate principal amount of the securities;

•	the percentage of the principal amount at which we will issue the debt securities and, if other than the principal amount of the debt securities, the portion of the principal amount of the debt securities payable upon maturity of the debt securities;

•	if convertible, the initial conversion price, the conversion period and any other terms governing such conversion;

•	the stated maturity date;

•	any fixed or variable interest rate or rates per annum;

•	the place where principal, premium, if any, and interest will be payable and where the debt securities can be surrendered for transfer, exchange or conversion;

•	the date from which interest may accrue and any interest payment dates;

•	any sinking fund requirements;

•	any provisions for redemption, including the redemption price and any remarketing arrangements;

•	whether the securities are denominated or payable in United States dollars or a foreign currency or units of two or more foreign currencies;

•	the events of default and covenants of such securities, to the extent different from or in addition to those described in this prospectus;

•	whether we will issue the debt securities in certificated or book-entry form;

•	whether the debt securities will be in registered or bearer form and, if in registered form, the denominations if other than in even multiples of $1,000 and, if in bearer form, the denominations and terms and conditions relating thereto;

•	whether we will issue any of the debt securities in permanent global form and, if so, the terms and conditions, if any, upon which interests in the global security may be exchanged, in whole or in part, for the individual debt securities represented by the global security;

•	the applicability, if any, of the defeasance and covenant defeasance provisions described in this prospectus or any prospectus supplement;

•	whether we will pay additional amounts on the securities in respect of any tax, assessment or governmental charge and, if so, whether we will have the option to redeem the debt securities instead of making this payment;

•	the subordination provisions, if any, relating to the debt securities;

•	if the debt securities are to be issued upon the exercise of debt warrants, the time, manner and place for them to be authenticated and delivered;

•	the provisions relating to any security provided for the debt securities; and

•	the provisions relating to any guarantee of the debt securities.
      We may issue debt securities at less than the principal amount payable upon maturity. We refer to these securities as “original issue discount securities.” If material or applicable, we will describe in the applicable prospectus supplement special U.S. federal income tax, accounting and other considerations applicable to original issue discount securities.
      Except as may be set forth in any prospectus supplement relating to the debt securities, an indenture will not contain any other provisions that would limit our ability to incur indebtedness or that would afford holders of the debt securities protection in the event of a highly leveraged or similar transaction involving us or in the event of a change of control. You should review carefully the applicable prospectus supplement for information with respect to events of default and covenants applicable to the securities being offered.
Denominations, Interest, Registration and Transfer
      Unless otherwise described in the applicable prospectus supplement, we will issue the debt securities of any series that are registered securities in denominations that are even multiples of $1,000, other than global securities, which may be of any denomination.
      Unless otherwise specified in the applicable prospectus supplement, we will pay the interest, principal and any premium at the corporate trust office of the trustee. At our option, however, we may make payment of interest by check mailed to the address of the person entitled to the payment as it appears in the applicable register or by wire transfer of funds to that person at an account maintained within the United States.

      If we do not punctually pay or duly provide for interest on any interest payment date, the defaulted interest will be paid either:

•	to the person in whose name the debt security is registered at the close of business on a special record date the applicable trustee will fix; or

•	in any other lawful manner, all as the applicable indenture describes.
      You may exchange or transfer debt securities at the office of the applicable trustee. The trustee acts as our agent for registering debt securities in the names of holders and transferring debt securities. We may change this appointment to another entity or perform it ourselves. The entity performing the role of maintaining the list of registered holders is called the “registrar.” It will also perform transfers.
      You will not be required to pay a service charge to transfer or exchange debt securities, but you may be required to pay for any tax or other governmental charge associated with the exchange or transfer. The security registrar will make the transfer or exchange only if it is satisfied with your proof of ownership.
Merger, Consolidation or Sale of Assets
      Under any indenture, we are generally permitted to consolidate or merge with another company. We are also permitted to sell substantially all of our assets to another company, or to buy substantially all of the assets of another company. However, except as otherwise set forth in the prospectus supplement relating to the debt securities, we may not take any of these actions unless all the following conditions are met:

•	Immediately after the merger, sale of assets or other transaction we are not in default on the debt securities. A default for this purpose would include any event that would be an event of default if the requirements for giving us default notice or our default having to exist for a specific period of time were disregarded.

•	If we merge out of existence or sell our assets, the other company must be a corporation, partnership or other entity organized under the laws of a State of the United States or the District of Columbia or under federal law. The other company must agree to be legally responsible for the debt securities.

•	If, as a result of transaction, our property or that of our restricted subsidiaries becomes subject to a lien prohibited by the indenture, we or the successor entity must secure the debt securities as required by the indenture.

•	We must deliver an officers’ certificate and opinion of counsel to the trustee as specified under the indenture.
Certain Covenants
      Provision of Financial Information. Except as otherwise set forth in the prospectus supplement relating to the debt securities, whether or not required by the rules and regulations of the Commission, so long as any debt securities are outstanding, we will furnish to the holders of debt securities:

•	all quarterly and annual financial information that would be required to be contained in a filing with the Commission on Forms 10-Q and 10-K if we were required to file these reports, including a “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and, with respect to the annual information only, a report by our independent registered public accounting firm; and

•	all financial information that would be required to be included in a Form 8-K filed with the Commission if we were required to file this report.
      In addition, except as otherwise set forth in the prospectus supplement relating to the debt securities, whether or not required by the rules and regulations of the Commission, we will file a copy of all such information and reports with the Commission for public availability, unless the Commission will not accept such a filing, and make this information available to investors who request it in writing.

      Additional Covenants. Any additional or different covenants, or modifications to the foregoing covenants, with respect to any series of debt securities will be set forth in the applicable prospectus supplement.
Events of Default and Related Matters
      Events of Default. Except as otherwise set forth in the prospectus supplement relating to the debt securities, the term “event of default” means any of the following:

•	We do not pay interest on a debt security within 30 days of its due date;

•	We do not pay the principal or any premium on a debt security on its due date;

•	We do not deposit any sinking fund payment on its due date;

•	We remain in breach of any other term of the applicable indenture for 60 days after we receive a notice of default stating we are in breach. The holders of 10% in principal amount of debt securities of the affected series may send the notice;

•	Default in the payment of any of our other indebtedness over a specified amount that results in the acceleration of the maturity of the indebtedness or constitutes a default in the payment of the indebtedness at final maturity, but only if the indebtedness is not discharged or the acceleration is not rescinded or annulled;

•	The rendering of a final judgment or judgments against us over a specified amount that remains unstayed, undischarged or unbonded for a period of 60 days thereafter;

•	We or one of our “significant subsidiaries” files for bankruptcy or certain other events in bankruptcy, insolvency or reorganization occur;

•	Any other event of default described in the applicable prospectus supplement occurs.
      Except as otherwise set forth in the prospectus supplement relating to the debt securities, the term “significant subsidiary” means each of our significant subsidiaries (as defined in Regulation S-X promulgated under the Securities Act of 1933).
      Remedies If an Event of Default Occurs. If an event of default has occurred and has not been cured, the trustee or the holders of at least 25% in principal amount of the debt securities of the affected series may declare the entire principal amount of all the debt securities of that series to be due and immediately payable. We call this a “declaration of acceleration of maturity.” If an event of default occurs because of certain events in bankruptcy, insolvency or reorganization, the principal amount of all the debt securities of that series will be automatically accelerated, without any action by the trustee or any holder. At any time after the trustee or the holders have accelerated any series of debt securities, but before a judgment or decree for payment of the money due has been obtained, the holders of at least a majority in principal amount of the debt securities of the affected series may, under certain circumstances, rescind and annul such acceleration.
      The trustee will be required to give notice to the holders of debt securities within 90 days of a default under the applicable indenture unless the default has been cured or waived. The trustee may withhold notice to the holders of any series of debt securities of any default with respect to that series, except a default in the payment of the principal, premium, or interest on any debt security of that series or in the payment of any sinking fund installment in respect of any debt security of that series, if specified responsible officers of the trustee consider the withholding to be in the interest of the holders.
      Except in cases of default, where the trustee has some special duties, the trustee is not required to take any action under the applicable indenture at the request of any holders unless the holders offer the trustee reasonable protection from expenses and liability. We refer to this as an “indemnity.” If reasonable indemnity is provided, the holders of a majority in principal amount of the outstanding securities of the relevant series may direct the time, method and place of conducting any lawsuit or other formal legal action seeking any remedy available to the trustee. These majority holders may also direct the trustee in performing any other action under the applicable indenture, subject to certain limitations.

      Before you bypass the trustee and bring your own lawsuit or other formal legal action or take other steps to enforce your rights or protect your interests relating to the debt securities, the following must occur:

•	You must give the trustee written notice that an event of default has occurred and remains uncured;

•	The holders of at least a majority in principal amount of all outstanding securities of the relevant series must make a written request that the trustee take action because of the default, and must offer reasonable indemnity to the trustee against the cost and other liabilities of taking that action; and

•	The trustee must have not taken action for 60 days after receipt of the above notice and offer of indemnity.
      However, you are entitled at any time to bring a lawsuit for the payment of money due on your security after its due date.
      Every year we will furnish to the trustee a written statement by certain of our officers certifying that to their knowledge we are in compliance with the applicable indenture and the debt securities, or else specifying any default.
Modification of an Indenture
      There are three types of changes we can make to the indentures and the debt securities:
      Changes Requiring Your Approval. First, there are changes we cannot make to your debt securities without your specific approval. Except as otherwise set forth in the prospectus supplement relating to the debt securities, the following is a list of those types of changes:

•	change the stated maturity of the principal or interest on a debt security;

•	reduce any amounts due on a debt security;

•	reduce the amount of principal payable upon acceleration of the maturity of a debt security following a default;

•	change the place or currency of payment on a debt security;

•	impair your right to sue for payment;

•	reduce the percentage of holders of debt securities whose consent is needed to modify or amend an indenture or to waive compliance with certain provisions of an indenture or to waive certain defaults;

•	reduce the percentage of holders of debt securities required for quorum or voting;

•	waive a default or event of default in the payment of principal of or premium, if any, or interest on the debt securities; or

•	modify any of the foregoing provisions, or any of the provisions relating to the waiver of particular past defaults or particular covenants, except to increase the required percentage to effect such action or to provide that certain other provisions may not be modified or waived without the consent of the holder of the debt security.
      Changes Requiring a Majority Vote. The second type of change to an indenture and the debt securities is the kind that requires a vote in favor by holders of debt securities owning a majority of the principal amount of the particular series affected. Most changes fall into this category, except for clarifying changes and certain other changes that would not adversely affect holders of the debt securities. We require the same vote to obtain a waiver of a past default. However, we cannot obtain a waiver of a payment default or any other aspect of an indenture or the debt securities listed in the first category described above under “—Changes Requiring Your Approval” unless we obtain your individual consent to the waiver.
      Changes Not Requiring Approval. The third type of change does not require any vote by holders of debt securities. This type is limited to clarifications and certain other changes that would not adversely affect holders of the debt securities.

      Further Details Concerning Voting. When taking a vote, we will use the following rules to decide how much principal amount to attribute to a debt security:

•	For original issue discount securities, we will use the principal amount that would be due and payable on the voting date if the maturity of the debt securities were accelerated to that date because of a default.

•	For debt securities whose principal amount is not known, we will use a special rule for that security described in the applicable prospectus supplement. An example is if the principal amount is based on an index.

•	For debt securities denominated in one or more foreign currencies or currency units, we will use the U.S. dollar equivalent.
      Debt securities are not considered outstanding, and therefore not eligible to vote, if we have deposited or set aside in trust for you money for their payment or redemption or if we or one of our affiliates own them. Debt securities are also not eligible to vote if they have been fully defeased as described immediately below under “—Discharge, Defeasance and Covenant Defeasance — Full Defeasance.”
      A meeting may be called at any time by the trustee, and also, upon request, by us or the holders of at least 25% in principal amount of the outstanding debt securities of such series, in any such case, upon notice given as provided in the indenture.
Discharge, Defeasance and Covenant Defeasance
      Discharge. We may discharge some obligations to holders of any series of debt securities by irrevocably depositing with the trustee, in trust, funds in the applicable currency in an amount sufficient to pay the debt securities, including any premium and interest.
      Full Defeasance. We can, under particular circumstances, effect a full defeasance of your series of debt securities. By this we mean we can legally release ourselves from any payment or other obligations on the debt securities if we put in place the following arrangements to repay you, except as otherwise set forth in the prospectus supplement relating to the debt securities:

•	We must deposit in trust for your benefit and the benefit of all other direct holders of the debt securities a combination of money and U.S. government or U.S. government agency notes or bonds that will generate enough cash to make interest, principal and any other payments on the debt securities on their various due dates.

•	The current federal tax law must be changed or an IRS ruling must be issued permitting the above deposit without causing you to be taxed on the debt securities any differently than if we did not make the deposit and just repaid the debt securities ourselves. Under current federal tax law, the deposit and our legal release from the debt securities would be treated as though we took back your debt securities and gave you your share of the cash and notes or bonds deposited in trust. In that event, you could recognize gain or loss on the debt securities you give back to us.

•	We must deliver to the trustee a legal opinion confirming the tax law change described above.
      If we did accomplish full defeasance, you would have to rely solely on the trust deposit for repayment on the debt securities. You could not look to us for repayment in the unlikely event of any shortfall. Conversely, the trust deposit would most likely be protected from claims of our lenders and other creditors if we ever became bankrupt or insolvent. You would also be released from any subordination provisions.
      Covenant Defeasance. Under current federal tax law, we can make the same type of deposit described above and be released from some of the restrictive covenants in the debt securities. This is called “covenant defeasance.” In that event, you would lose the protection of those restrictive covenants but would gain the protection of having money and securities set aside in trust to repay the securities and you would be released from any subordination provisions. In order to achieve covenant defeasance, except as otherwise set forth in the prospectus supplement relating to the debt securities, we must do the following:

•	We must deposit in trust for your benefit and the benefit of all other direct holders of the debt securities a combination of money and U.S. government or U.S. government agency notes or bonds that will generate enough cash to make interest, principal and any other payments on the debt securities on their various due dates.

•	We must deliver to the trustee a legal opinion confirming that under current federal income tax law we may make the above deposit without causing you to be taxed on the debt securities any differently than if we did not make the deposit and just repaid the debt securities ourselves.
      If we accomplish covenant defeasance, the following provisions of an indenture and the debt securities would no longer apply:

•	Any covenants applicable to the series of debt securities and described in the applicable prospectus supplement.

•	Any subordination provisions.

•	Certain events of default relating to breach of covenants and acceleration of the maturity of other debt set forth in any prospectus supplement.
      If we accomplish covenant defeasance, you can still look to us for repayment of the debt securities if a shortfall in the trust deposit occurred. If one of the remaining events of default occurs, for example, our bankruptcy, and the debt securities become immediately due and payable, there may be a shortfall. Depending on the event causing the default, you may not be able to obtain payment of the shortfall.
Option to Defer Interest Payments or to Pay-in-Kind
      If provided in the applicable prospectus supplement, we will have the right, at any time and from time to time during the term of any series of debt securities, to defer the payment of interest for such number of consecutive interest payment periods as may be specified in the applicable prospectus supplement, subject to the terms, conditions and covenants, if any, specified in such prospectus supplement, provided that an extension period may not extend beyond the stated maturity of the final installment of principal of the series of debt securities. If provided in the applicable prospectus supplement, we will have the right, at any time and from time to time during the term of any series of debt securities, to make payments of interest by delivering additional debt securities of the same series. Certain material U.S. federal income tax consequences and special considerations applicable to the debt securities will be described in the applicable prospectus supplement.
Subordination
      We will set forth in the applicable prospectus supplement the terms and conditions, if any, upon which any series of senior subordinated securities or subordinated securities is subordinated to debt securities of another series or to other indebtedness of ours. The terms will include a description of:

•	the indebtedness ranking senior to the debt securities being offered;

•	the restrictions, if any, on payments to the holders of the debt securities being offered while a default with respect to the senior indebtedness is continuing;

•	the restrictions, if any, on payments to the holders of the debt securities being offered following an event of default; and

•	provisions requiring holders of the debt securities being offered to remit some payments to holders of senior indebtedness.

Global Securities
      If so set forth in the applicable prospectus supplement, we may issue the debt securities of a series in whole or in part in the form of one or more global securities that will be deposited with a depositary identified in the prospectus supplement. We may issue global securities in either registered or bearer form and in either temporary or permanent form. The specific terms of the depositary arrangement with respect to any series of debt securities will be described in the prospectus supplement.
DESCRIPTION OF CAPITAL STOCK
      The description below summarizes the more important terms of our capital stock. We have previously filed with the Commission copies of our articles of incorporation and bylaws, as amended. See “Where You Can Find More Information.” You should refer to those documents for the complete terms of our capital stock. This summary is subject to and qualified by reference to the description of the particular terms of your securities described in the applicable prospectus supplement.
General
      Our authorized capital stock consists of 525,000,000 shares of common stock, par value $.01 per share, and 10,000,000 shares of preferred stock, par value $.10 per share.
Preferred Stock
      General. Our board of directors will determine the designations, preferences, limitations and relative rights of the 10,000,000 authorized shares of preferred stock. These include:

•	the distinctive designation of each series and the number of shares that will constitute the series;

•	the voting rights, if any, of shares of the series;

•	the dividend rate on the shares of the series, any restriction, limitation or condition upon the payment of the dividends, whether dividends will be cumulative, and the dates on which dividends are payable;

•	the prices at which, and the terms and conditions on which, the shares of the series may be redeemed, if the shares are redeemable;

•	the purchase or sinking fund provisions, if any, for the purchase or redemption of shares of the series;

•	any preferential amount payable upon shares of the series upon our liquidation or the distribution of our assets;

•	if the shares are convertible, the price or rates of conversion at which, and the terms and conditions on which, the shares of the series may be converted into other securities; and

•	whether the series can be exchanged, at our option, into debt securities, and the terms and conditions of any permitted exchange; provided that such exchange securities will not be registered under this registration statement. The exchange will be registered on a separate registration statement.
      The issuance of preferred stock, or the issuance of rights to purchase preferred stock, could discourage an unsolicited acquisition proposal. In addition, the rights of holders of common stock will be subject to, and may be adversely affected by, the rights of holders of any preferred stock that we may issue in the future.
      The following description of the preferred stock sets forth some general terms and provisions of the preferred stock to which a prospectus supplement may relate. The statements below describing the preferred stock are in all respects subject to and qualified in their entirety by reference to the applicable provisions of our articles of incorporation, including any applicable certificates of designation, and our bylaws.

      The prospectus supplement will describe the specific terms as to each issuance of preferred stock, including:

•	the title of the preferred stock;

•	the number of shares of the preferred stock offered;

•	the voting rights of the holders of the preferred stock offered;

•	the offering price of the preferred stock;

•	the dividend rate, when dividends will be paid, or the method of determining the dividend rate if it is based on a formula or not otherwise fixed;

•	the date from which dividends on the preferred stock shall accumulate;

•	the provisions for any auctioning or remarketing, if any, of the preferred stock;

•	the provision, if any, for redemption or a sinking fund;

•	the liquidation preference per share;

•	any listing of the preferred stock on a securities exchange;

•	whether the preferred stock will be convertible and, if so, the security into which it is convertible and the terms and conditions of conversion, including the conversion price or the manner of determining it;

•	whether interests in the preferred stock will be represented by depositary shares as more fully described under “Description of Depositary Shares”;

•	a discussion of federal income tax considerations;

•	the relative ranking and preferences of the preferred stock as to dividend and liquidation rights;

•	any limitations on issuance of any preferred stock ranking senior to or on a parity with the series of preferred stock being offered as to dividend and liquidation rights;

•	any limitations on direct or beneficial ownership and restrictions on transfer; and

•	any other specific terms, preferences, rights, limitations or restrictions of the preferred stock.
      As described under “Description of Depositary Shares,” we may, at our option, elect to offer depositary shares evidenced by depositary receipts. If we elect to do this, each depositary receipt will represent a fractional interest in a share of the particular series of the preferred stock issued and deposited with a depositary. The applicable prospectus supplement will specify that fractional interest.
      Rank. Unless our board of directors otherwise determines and we so specify in the applicable prospectus supplement, we expect that the preferred stock will, with respect to dividend rights and rights upon liquidation, rank senior to all common stock.
      Dividends. Holders of preferred stock of each series will be entitled to receive cash and/or common stock and/or preferred stock dividends at the rates and on the dates shown in the applicable prospectus supplement. Even though the preferred stock may specify a fixed dividend, our board of directors must declare those dividends and they may be paid only out of assets legally available for payment. We will pay each dividend to holders of record as they appear on our stock transfer books on the record dates fixed by our board of directors. In the case of preferred stock represented by depositary receipts, the records of the depositary referred to under “Description of Depositary Shares” will determine the persons to whom dividends are payable.
      Dividends on any series of preferred stock may be cumulative or noncumulative, as provided in the applicable prospectus supplement. We refer to each particular series, for ease of reference, as the applicable series. Cumulative dividends will be cumulative from and after the date shown in the applicable prospectus supplement. If our board of directors fails to declare a dividend on any applicable series that is noncumulative, the holders will have no right to receive, and we will have no obligation to pay, a dividend in respect of the applicable dividend period, whether or not dividends on that series are declared payable in the future.
      If the applicable series is entitled to a cumulative dividend, except as otherwise set forth in the prospectus supplement, we may not declare, or pay or set aside for payment, any full dividends on any other series of preferred stock ranking, as to dividends, on a parity with or junior to the applicable series, unless we declare, and either pay or set aside for payment, full cumulative dividends on the applicable series for all past dividend periods and the then current dividend period. If the applicable series does not have a cumulative dividend, except as otherwise set forth in the prospectus supplement, we must declare, and pay or set aside for payment, full dividends for the then current dividend period only. When dividends are not paid, or set aside for payment, in full upon any applicable series and the shares of any other series ranking on a parity as to dividends with the applicable series, except as otherwise set forth in the prospectus supplement, we must declare, and pay or set aside for payment, all dividends upon the applicable series and any other parity series proportionately, in accordance with accrued and unpaid dividends of the several series. For these purposes, accrued and unpaid dividends do not include unpaid dividend periods on noncumulative preferred stock. Except as otherwise set forth in the prospectus supplement, no interest will be payable in respect of any dividend payment that may be in arrears.
      Except as provided in the immediately preceding paragraph or in the applicable prospectus supplement, unless we declare, and pay or set aside for payment, full cumulative dividends, including for the then current period, on any cumulative applicable series, we may not declare, or pay or set aside for payment, any dividends or other distributions upon common stock or any other capital stock ranking junior to or on a parity with the applicable series as to dividends or upon liquidation. Except as otherwise set forth in the prospectus supplement, the foregoing restriction does not apply to dividends or other distributions paid in common stock or other capital stock ranking junior to the applicable series as to dividends and upon liquidation.
      If the applicable series is noncumulative, except as otherwise set forth in the prospectus supplement, we need only declare, and pay or set aside for payment, the dividend for the then current period, before declaring dividends or distributions on common stock or junior or parity securities. In addition, under the circumstances that we could not declare a dividend, we may not redeem, purchase or otherwise acquire for any consideration any common stock or other parity or junior capital stock, except upon conversion into or exchange for common stock or other junior capital stock. Except as otherwise set forth in the prospectus supplement, we may, however, make purchases and redemptions otherwise prohibited pursuant to certain redemptions or pro rata offers to purchase the outstanding shares of the applicable series and any other parity series of preferred stock.
      Except as otherwise set forth in the prospectus supplement, we will credit any dividend payment made on an applicable series first against the earliest accrued but unpaid dividend due with respect to the series.
      Redemption. We may have the right or may be required to redeem one or more series of preferred stock, as a whole or in part, in each case upon the terms, if any, and at the times and at the redemption prices shown in the applicable prospectus supplement.
      If a series of preferred stock is subject to mandatory redemption, we will specify in the applicable prospectus supplement the number of shares we are required to redeem, when those redemptions start, the redemption price, and any other terms and conditions affecting the redemption. Except as otherwise set forth in the prospectus supplement, the redemption price will include all accrued and unpaid dividends, except in the case of a noncumulative preferred stock. The redemption price may be payable in cash or other property, as specified in the applicable prospectus supplement. If the redemption price for preferred stock of any series is payable only from the net proceeds of our issuance of capital stock, the terms of the preferred stock may provide that, if no capital stock shall have been issued or to the extent the net proceeds from any issuance are insufficient to pay in full the aggregate redemption price then due, the preferred stock shall automatically and mandatorily be converted into shares of capital stock pursuant to conversion provisions specified in the applicable prospectus supplement.
      Liquidation Preference. The applicable prospectus supplement will show the liquidation preference of the applicable series. Except as otherwise set forth in the prospectus supplement, upon any voluntary or involuntary liquidation, before any distribution may be made to the holders of common stock or any other capital stock ranking junior in the distribution of assets upon any liquidation to the applicable series, the holders of that series will be entitled to receive, out of assets of ours legally available for distribution to stockholders, liquidating distributions in the amount of the liquidation preference, plus an amount equal to all dividends accrued and unpaid. In the case of a noncumulative applicable series, accrued and unpaid dividends include only the then current dividend period. After payment of the full amount of the liquidating distributions to which they are entitled, except as otherwise set forth in the prospectus supplement, the holders of preferred stock will have no right or claim to any of our remaining assets. If liquidating distributions shall have been made in full to all holders of preferred stock, except as otherwise set forth in the prospectus supplement, our remaining assets will be distributed among the holders of any other capital stock ranking junior to the preferred stock upon liquidation, according to their rights and preferences and in each case according to their number of shares.
      Except as otherwise set forth in the prospectus supplement, if, upon any voluntary or involuntary liquidation, our available assets are insufficient to pay the amount of the liquidating distributions on all outstanding shares of an applicable series and the corresponding amounts payable on all shares of other capital stock ranking on a parity in the distribution of assets with that series, then the holders of that series and all other equally ranking capital stock shall share ratably in the distribution in proportion to the full liquidating distributions to which they would otherwise be entitled.
      Except as otherwise set forth in the prospectus supplement, for these purposes, our consolidation or merger with or into any other corporation or other entity, or the sale, lease or conveyance of all or substantially all of our property or business, will not be deemed to constitute our liquidation.
      Voting Rights. Holders of the preferred stock will not have any voting rights, except as otherwise from time to time required by law or as indicated in the applicable prospectus supplement.
      As more fully described under “Description of Depositary Shares,” if we elect to issue Depositary Shares, each representing a fraction of a share of a series, each holder will, in effect, be entitled to the fraction of a vote per Depositary Share.
      Conversion Rights. We will show in the applicable prospectus supplement the terms and conditions, if any, upon which you may, or we may require you to, convert shares of any series of preferred stock into common stock or any other class or series of capital stock. The terms will include the number of shares of common stock or other securities into which the shares are convertible, the conversion price, or the manner of determining it, the conversion period, provisions as to whether conversion will be at the option of the holders of the series or at our option, the events requiring an adjustment of the conversion price, and provisions affecting conversion upon the redemption of shares of the series.
      Our Exchange Rights. We will show in the applicable prospectus supplement the terms and conditions, if any, upon which we can require you to exchange shares of any series of preferred stock for debt securities. If an exchange is required, except as otherwise set forth in the prospectus supplement, you will receive debt securities with a principal amount equal to the liquidation preference of the applicable series of preferred stock. Except as otherwise set forth in the prospectus supplement, the other terms and provisions of the debt securities will not be materially less favorable to you than those of the series of preferred stock being exchanged. No exchange securities will be registered pursuant to this registration statement to satisfy any exchange obligations, and such exchange will be registered pursuant to a separate registration statement.
Common Stock
      Voting Rights. Holders of common stock are entitled to one vote per share on each matter to be decided by the stockholders, subject to the rights of holders of any series of preferred stock that may be outstanding from time to time. This provision of our bylaws may only be modified by amendment adopted by the stockholders. There are no cumulative voting rights in the election of directors. Accordingly, the holders of a majority of common stock entitled to vote in any election of directors may elect all of the directors standing for election.

      Dividend Rights and Limitations. Except as otherwise set forth in the prospectus supplement, holders of common stock will be entitled to receive ratably the dividends, if any, as the board of directors may declare from time to time out of funds legally available for this purpose.
      Except as otherwise set forth in the prospectus supplement, dividends and other distributions on common stock are also subject to the rights of holders of any series of preferred stock that may be outstanding from time to time and to the restrictions in our credit agreement and indentures.
      Liquidation Rights. Except as otherwise set forth in the prospectus supplement, in the event of liquidation, dissolution or winding up of our affairs, after payment or provision for payment of all of our debts and obligations and any preferential distributions to holders of shares of preferred stock, if any, the holders of the common stock will be entitled to share ratably in our remaining assets available for distribution.
      Miscellaneous. All outstanding shares of common stock are validly issued, fully paid and nonassessable. Our board of directors has the power to issue shares of authorized but unissued common stock without further stockholder action. The issuance of these unissued shares could have the effect of diluting the earnings per share and book value per share of currently outstanding shares of common stock. The holders of common stock have no preemptive, subscription, redemption or conversion rights.
      Reference is made to the applicable prospectus supplement relating to the common stock offered by that prospectus supplement for specific terms, including:

•	amount and number of shares offered;

•	the initial offering price, if any, and market price; and

•	information with respect to dividends.
DESCRIPTION OF DEPOSITARY SHARES
General
      The description shown below, and in any applicable prospectus supplement of certain provisions of any deposit agreement and of the depositary shares and depositary receipts representing depositary shares, does not purport to be complete and is subject to and qualified in its entirety by reference to the forms of deposit agreement and depositary receipts relating to each applicable series of preferred stock. The deposit agreement and the depositary receipts contain the full legal text of the matters described in this section. We will file a copy of those documents with the Commission at or before the time of the offering of the applicable series of depositary shares. This summary also is subject to and qualified by reference to the description of the particular terms of your series of depositary shares described in the applicable prospectus supplement.
      We may, at our option, elect to offer fractional interests in shares of preferred stock, rather than shares of preferred stock. If we exercise this option, we will appoint a depositary to issue depositary receipts representing those fractional interests. Preferred stock of each series represented by depositary shares will be deposited under a separate deposit agreement between us and the depositary. The prospectus supplement relating to a series of depositary shares will show the name and address of the depositary. Subject to the terms of the applicable deposit agreement, each owner of depositary shares will be entitled to all of the dividend, voting, conversion, redemption, liquidation and other rights and preferences of the preferred stock represented by those depositary shares.
      The depositary shares will be evidenced by depositary receipts issued pursuant to the applicable deposit agreement. Upon surrender of depositary receipts at the office of the depositary, and upon payment of the charges provided in and subject to the terms of the deposit agreement, a holder of depositary shares will be entitled to receive the shares of preferred stock underlying the surrendered depositary receipts.

Dividends and Other Distributions
      Except as otherwise set forth in the prospectus supplement, a depositary will be required to distribute all cash dividends or other cash distributions received in respect of the applicable preferred stock to the record holders of depositary receipts evidencing the related depositary shares in proportion to the number of depositary receipts owned by the holders. Except as otherwise set forth in the prospectus supplement, fractions will be rounded down to the nearest whole cent.
      Except as otherwise set forth in the prospectus supplement, if the distribution is other than in cash, a depositary will be required to distribute property received by it to the record holders of depositary receipts entitled thereto, unless the depositary determines that it is not feasible to make the distribution. In that case, except as otherwise set forth in the prospectus supplement, the depositary may, with our approval, sell the property and distribute the net proceeds from the sale to the holders.
      Except as otherwise set forth in the prospectus supplement, no distributions will be made on any depositary shares that represent preferred stock converted or exchanged. Except as otherwise set forth in the prospectus supplement, the deposit agreement will also contain provisions relating to the manner in which any subscription or similar rights offered by us to holders of the preferred stock will be made available to holders of depositary shares. Except as otherwise set forth in the prospectus supplement, all distributions are subject to obligations of holders to file proofs, certificates and other information and to pay certain charges and expenses to the depositary.
Withdrawal of Preferred Stock
      Except as otherwise set forth in the prospectus supplement, you may receive the number of whole shares of your series of preferred stock and any money or other property represented by those depositary receipts after surrendering the depositary receipts at the corporate trust office of the depositary. Except as otherwise set forth in the prospectus supplement, partial shares of preferred stock will not be issued. Except as otherwise set forth in the prospectus supplement, if the depositary shares that you surrender exceed the number of depositary shares that represent the number of whole shares of preferred stock you wish to withdraw, the depositary will deliver to you at the same time a new depositary receipt evidencing the excess number of depositary shares. Once you have withdrawn your preferred stock, except as otherwise set forth in the prospectus supplement, you will not be entitled to re-deposit that preferred stock under the deposit agreement in order to receive depositary shares. We do not expect that there will be any public trading market for withdrawn shares of preferred stock.
Redemption of Depositary Shares
      If we redeem a series of the preferred stock underlying the depositary shares, except as otherwise set forth in the prospectus supplement, the depositary will redeem those shares from the redemption proceeds received by it. Except as otherwise set forth in the prospectus supplement, the depositary will mail notice of redemption not less than 30 and not more than 60 days before the date fixed for redemption to the record holders of the depositary receipts evidencing the depositary shares at their addresses appearing in the depositary’s books. Except as otherwise set forth in the prospectus supplement, the redemption price per depositary share will be equal to the applicable fraction of the redemption price per share payable with respect to the series of the preferred stock. Except as otherwise set forth in the prospectus supplement, the redemption date for depositary shares will be the same as that of the preferred stock. If we are redeeming less than all of the depositary shares, except as otherwise set forth in the prospectus supplement, the depositary will select the depositary shares for redemption by lot or pro rata as the depositary may determine.
      Except as otherwise set forth in the prospectus supplement, after the date fixed for redemption, the depositary shares called for redemption will no longer be deemed outstanding. Except as otherwise set forth in the prospectus supplement, all rights of the holders of the depositary shares and the related depositary receipts will cease at that time, except the right to receive the money or other property to which the holders of depositary shares were entitled upon redemption. Except as otherwise set forth in the prospectus supplement, receipt of the money or other property is subject to surrender to the depositary of the depositary receipts evidencing the redeemed depositary shares.
Voting of the Preferred Stock
      Except as otherwise set forth in the prospectus supplement, upon receipt of notice of any meeting at which the holders of the applicable preferred stock are entitled to vote, a depositary will be required to mail the information contained in the notice of meeting to the record holders of the applicable depositary receipts. Except as otherwise set forth in the prospectus supplement, each record holder of depositary receipts on the record date, which will be the same date as the record date for the preferred stock, will be entitled to instruct the depositary as to the exercise of the voting rights pertaining to the amount of preferred stock represented by the holder’s depositary shares. The depositary will try, as practical, to vote the shares as you instruct. We will agree to take all reasonable action that the depositary deems necessary in order to enable it to do so. Except as otherwise set forth in the prospectus supplement, if you do not instruct the depositary how to vote your shares, the depositary will abstain from voting those shares.
Liquidation Preference
      Except as otherwise set forth in the prospectus supplement, upon our liquidation, whether voluntary or involuntary, each holder of depositary shares will be entitled to the fraction of the liquidation preference accorded each share of preferred stock represented by the depositary shares, as shown in the applicable prospectus supplement.
Conversion or Exchange of Preferred Stock
      Except as otherwise set forth in the prospectus supplement, the depositary shares will not themselves be convertible into or exchangeable for common stock, preferred stock or any of our other securities or property. If so specified in the prospectus supplement, the depositary receipts may be surrendered by holders to the applicable depositary with written instructions to it to instruct us to cause conversion of the preferred stock represented by the depositary shares. Similarly, if so specified in the applicable prospectus supplement, we may require you to surrender all of your depositary receipts to the applicable depositary upon our requiring the exchange of the preferred stock represented by the depositary shares into our debt securities. Except as otherwise set forth in the prospectus supplement, we will agree that, upon receipt of the instruction and any amounts payable in connection with the conversion or exchange, we will cause the conversion or exchange using the same procedures as those provided for delivery of preferred stock to effect the conversion or exchange. If you are converting only a part of the depositary shares, except as otherwise set forth in the prospectus supplement, the depositary will issue you a new depositary receipt for any unconverted depositary shares.
Taxation
      As owner of depositary shares, you will be treated for U.S. federal income tax purposes as if you were an owner of the series of preferred stock represented by the depositary shares. Therefore, you will be required to take into account for U.S. federal income tax purposes income and deductions to which you would be entitled if you were a holder of the underlying series of preferred stock. In addition:

•	no gain or loss will be recognized for U.S. federal income tax purposes upon the withdrawal of preferred stock in exchange for depositary shares as provided in the deposit agreement;

•	the tax basis of each share of preferred stock issued to you as exchanging owner of depositary shares will, upon exchange, be the same as the aggregate tax basis of the depositary shares exchanged, for the preferred stock; and

•	if you held the depositary shares as a capital asset at the time of the exchange for preferred stock, the holding period for shares of the preferred stock will include the period during which you owned the depositary shares.

Amendment and Termination of a Deposit Agreement
      Except as otherwise set forth in the prospectus supplement, we and the applicable depositary are permitted to amend the provisions of the depositary receipts and the deposit agreement. Except as otherwise set forth in the prospectus supplement, the holders of at least a majority of the applicable depositary shares then outstanding must approve any amendment that adds or increases fees or charges or prejudices an important right of holders. Except as otherwise set forth in the prospectus supplement, every holder of an outstanding depositary receipt at the time any amendment becomes effective, by continuing to hold the receipt, will be bound by the applicable deposit agreement as amended.
      Except as otherwise set forth in the prospectus supplement, any deposit agreement may be terminated by us upon not less than 30 days’ prior written notice to the applicable depositary if a majority of each series of preferred stock affected by the termination consents to the termination. When that occurs, except as otherwise set forth in the prospectus supplement, the depositary will be required to deliver or make available to each holder of depositary receipts, upon surrender of the depositary receipts held by the holder, the number of whole or fractional shares of preferred stock as are represented by the depositary shares evidenced by the depositary receipts, together with any other property held by the depositary with respect to the depositary receipts. In addition, except as otherwise set forth in the prospectus supplement, a deposit agreement will automatically terminate if:

•	all depositary shares outstanding under it shall have been redeemed;

•	there shall have been a final distribution in respect of the related preferred stock in connection with our liquidation and the distribution shall have been made to the holders of depositary receipts evidencing the depositary shares underlying the preferred stock; or

•	each of the shares of related preferred stock shall have been converted or exchanged into securities not represented by depositary shares.
Charges of a Depositary
      Except as otherwise set forth in the prospectus supplement, we will pay all transfer and other taxes and governmental charges arising solely from the existence of a deposit agreement. In addition, except as otherwise set forth in the prospectus supplement, we will pay the fees and expenses of a depositary in connection with the initial deposit of the preferred stock and any redemption of preferred stock. However, except as otherwise set forth in the prospectus supplement, holders of depositary receipts will pay any transfer or other governmental charges and the fees and expenses of a depositary for any duties the holders request to be performed that are outside of those expressly provided for in the applicable deposit agreement.
Resignation and Removal of Depositary
      A depositary may resign at any time by delivering to us notice of its election to do so. In addition, except as otherwise set forth in the prospectus supplement, we may at any time remove a depositary. Any resignation or removal will take effect when we appoint a successor depositary and it accepts the appointment. Except as otherwise set forth in the prospectus supplement, we must appoint a successor depositary within 60 days after delivery of the notice of resignation or removal. Except as otherwise set forth in the prospectus supplement, a depositary must be a bank or trust company having its principal office in the United States that has a combined capital and surplus of at least $50 million.
Miscellaneous
      Except as otherwise set forth in the prospectus supplement, a depositary will be required to forward to holders of depositary receipts any reports and communications from us that are received by it with respect to the related preferred stock.
      Except as otherwise set forth in the prospectus supplement, neither a depositary nor we will be liable if it is prevented from or delayed in performing its obligations under a deposit agreement by law or any circumstances beyond its control. Except as otherwise set forth in the prospectus supplement, our obligations and those of the depositary under a deposit agreement will be limited to performing their duties in good faith and without gross negligence or willful misconduct. Except as otherwise set forth in the prospectus supplement, neither we nor any depositary will be obligated to prosecute or defend any legal proceeding in respect of any depositary receipts, depositary shares or related preferred stock unless satisfactory indemnity is furnished. Except as otherwise set forth in the prospectus supplement, we and each depositary will be permitted to rely on written advice of counsel or accountants, on information provided by persons presenting preferred stock for deposit, by holders of depositary receipts, or by other persons believed in good faith to be competent to give the information, and on documents believed in good faith to be genuine and signed by a proper party.
      If a depositary receives conflicting claims, requests or instructions from any holders of depositary receipts, on the one hand, and us, on the other hand, except as otherwise set forth in the prospectus supplement, the depositary shall be entitled to act on the claims, requests or instructions received from us.
DESCRIPTION OF WARRANTS
      We may issue, together with any other securities being offered or separately, warrants entitling the holder to purchase from or sell to us, or to receive from us the cash value of the right to purchase or sell, debt securities, preferred stock, depositary shares or common stock. We and a warrant agent will enter a warrant agreement pursuant to which the warrants will be issued. The warrant agent will act solely as our agent in connection with the warrants and will not assume any obligation or relationship of agency or trust for or with any holders or beneficial owners of warrants. We will file a copy of the warrants and the warrant agreement with the Commission at or before the time of the offering of the applicable series of warrants.
      In the case of each series of warrants, the applicable prospectus supplement will describe the terms of the warrants being offered thereby. These include the following, if applicable:

•	the offering price;

•	the number of warrants offered;

•	the securities underlying the warrants;

•	the exercise price, the procedures for exercise of the warrants and the circumstances, if any, that will deem the warrants to be automatically exercised;

•	the date on which the warrants will expire;

•	federal income tax consequences;

•	the rights, if any, we have to redeem the warrant;

•	the name of the warrant agent; and

•	the other terms of the warrants.
      Warrants may be exercised at the appropriate office of the warrant agent or any other office indicated in the applicable prospectus supplement. Except as otherwise set forth in the prospectus supplement, before the exercise of warrants, holders will not have any of the rights of holders of the securities purchasable upon exercise and will not be entitled to payments made to holders of those securities.
      Except as otherwise set forth in the prospectus supplement, the warrant agreements may be amended or supplemented without the consent of the holders of the warrants to which it applies to effect changes that are not inconsistent with the provisions of the warrants and that do not adversely affect the interests of the holders of the warrants. However, except as otherwise set forth in the prospectus supplement, any amendment that materially and adversely alters the rights of the holders of warrants will not be effective unless the holders of at least a majority of the applicable warrants then outstanding approve the amendment. Except as otherwise set forth in the prospectus supplement, every holder of an outstanding warrant at the time any amendment becomes effective, by continuing to hold the warrant, will be bound by the applicable warrant agreement as amended. The prospectus supplement applicable to a particular series of warrants may provide that certain provisions of the warrants, including the securities for which they may be exercisable, the exercise price, and the expiration date, may not be altered without the consent of the holder of each warrant.
DESCRIPTION OF STOCK PURCHASE CONTRACTS AND STOCK PURCHASE UNITS
      We may issue stock purchase contracts, including contracts obligating holders to purchase from us, and us to sell to the holders, a specified number of shares of common stock at a future date or dates, which we refer to herein as “stock purchase contracts.” The price per share of common stock and the number of shares of common stock may be fixed at the time the stock purchase contracts are issued or may be determined by reference to a specific formula set forth in the stock purchase contracts. The stock purchase contracts may be issued separately or as part of units consisting of a stock purchase contract and debt securities or trust preferred securities, including U.S. treasury securities, securing the holders’ obligations to purchase the common stock under the stock purchase contracts, which we refer to herein as “stock purchase units.” The stock purchase contracts may require holders to secure their obligations thereunder in a specified manner. The stock purchase contracts also may require us to make periodic payments to the holders of the stock purchase units or vice versa, and such payments may be unsecured or refunded on some basis.
      The applicable prospectus supplement will describe the terms of the stock purchase contracts or stock purchase units. The description in the prospectus supplement will not necessarily be complete, and reference will be made to the stock purchase contracts, and, if applicable, collateral or depositary arrangements, relating to the stock purchase contracts or stock purchase units. Material United States federal income tax considerations applicable to the stock purchase units and the stock purchase contracts will also be discussed in the applicable prospectus supplement.
DESCRIPTION OF TRUST PREFERRED SECURITIES
      AWNA Trust will only issue Trust Preferred Securities and will not issue any debt securities, Preferred Stock, Common Stock, Warrants, Depositary Shares, Stock Purchase Contracts or Stock Purchase Units. The terms of the trust preferred securities will include those stated in the declaration of trust (as it may be amended and restated from time to time) and those made a part of that declaration by the Trust Indenture Act of 1939, as amended. The statements made in this prospectus relating to the declaration of trust and the trust preferred securities are summaries of certain anticipated provisions of the declaration of trust and the trust preferred securities and are not complete. This summary is subject to and qualified by reference to the description of the particular terms of the trust preferred securities described in the applicable prospectus supplement.
      We have previously filed with the Commission copies of the form of the declaration of trust. Please read “Where You Can Find More Information.”
      The prospectus supplement relating to trust preferred securities will include specific terms relating to the offering. These terms will include some or all of the following:

•	the designation of the trust preferred securities;

•	the number of trust preferred securities issued by the trust;

•	the annual distribution rate and any conditions upon which distributions are payable, the distribution payment dates, the record dates for distribution payments and the additional amounts, if any, that may be payable with respect to the trust preferred securities;

•	whether distributions will be cumulative and compounding and, if so, the dates from which distributions will be cumulative or compounded;

•	the amounts that will be paid out of the assets of the trust, after the satisfaction of liabilities to creditors of the trust, to the holders of trust preferred securities upon dissolution;

•	any repurchase, redemption or exchange provisions;

•	any preference or subordination rights upon a default or liquidation of the trust;

•	any voting rights of the trust preferred securities in addition to those required by law;

•	terms for any conversion or exchange of the debt securities or the trust preferred securities into other securities;

•	any rights to defer distributions on the trust preferred securities by extending the interest payment period on the debt securities; and

•	any other relevant terms, rights, preferences, privileges, limitations or restrictions of the trust preferred securities.
      The trust preferred securities may not be convertible into other securities that have not been registered under this registration statement unless the trust preferred securities convertible into such other securities are not legally convertible immediately or within one year of the date of sale of such trust preferred securities.
      Except as otherwise set forth in the prospectus supplement, the trustees, on behalf of the trust and pursuant to the declaration of trust, will issue one class of trust preferred securities and one class of trust common securities. The trust securities will represent undivided beneficial ownership interests in the assets of the trust.
      Except as otherwise set forth in the prospectus supplement, the trust preferred securities will rank equally, and payments will be made thereon proportionately, with the trust common securities. Except as otherwise set forth in the prospectus supplement, the property trustee of the trust will hold legal title to the debt securities in trust for the benefit of the holders of the trust securities. Except as otherwise set forth in the prospectus supplement, we will execute a guarantee agreement for the benefit of the holders of the trust preferred securities. The guarantee will guarantee the payment of distributions (as defined below) or any amounts payable on redemption or liquidation of the trust preferred securities when the trust does not have funds on hand available to make such payments.
      In the prospectus supplement, we will also describe certain material United States federal income tax consequences and special considerations applicable to the trust preferred securities.
The Trust Preferred Securities Guarantee
      Except as otherwise set forth in the prospectus supplement, Allied will fully and unconditionally guarantee payments on the trust preferred securities as described in this section. The guarantee covers the following payments:

•	periodic cash distributions on the trust preferred securities out of funds held by the property trustee of the trust;

•	payments on dissolution of each trust; and

•	payments on redemption of trust preferred securities of each trust.
      U.S. Bank National Association, as guarantee trustee, will hold the guarantee for the benefit of the holders of trust preferred securities.
      We have summarized selected provisions of the guarantee below. This summary is not complete. For a complete description, we encourage you to read the guarantee, the form of which we have filed with the Commission. Please read “Where You Can Find More Information.”
      Except as otherwise set forth in the prospectus supplement, Allied will irrevocably and unconditionally agree to pay you in full the following amounts to the extent not paid by the trust:

•	any accumulated and unpaid distributions and any additional amounts with respect to the trust preferred securities and any redemption price for trust preferred securities called for redemption by the trust, if and to the extent that Allied has made corresponding payments on the debt securities to the property trustee of the trust; and

•	payments upon the dissolution of the trust equal to the lesser of:

•	the liquidation amount plus all accumulated and unpaid distributions and additional amounts on the trust preferred securities to the extent the trust has funds legally available for those payments; and

•	the amount of assets of the trust remaining legally available for distribution to the holders of trust preferred securities in liquidation of the trust.
      Allied will not be required to make these liquidation payments if.

•	the trust distributes the debt securities to the holders of trust preferred securities in exchange for their trust preferred securities; or

•	the trust redeems the trust preferred securities in full upon the maturity or redemption of the debt securities.
      Except as otherwise set forth in the prospectus supplement, Allied may satisfy its obligation to make a guarantee payment either by making payment directly to the holders of trust preferred securities or to the guarantee trustee for remittance to the holders or by causing the applicable trust to make the payment to them.
      Except as otherwise set forth in the prospectus supplement, each guarantee is a guarantee from the time of issuance of the applicable series of trust preferred securities. EXCEPT AS OTHERWISE SET FORTH IN THE PROSPECTUS SUPPLEMENT, THE GUARANTEE ONLY COVERS, HOWEVER, DISTRIBUTIONS AND OTHER PAYMENTS ON TRUST PREFERRED SECURITIES IF AND TO THE EXTENT THAT ALLIED HAS MADE CORRESPONDING PAYMENTS ON THE DEBT SECURITIES TO THE APPLICABLE PROPERTY TRUSTEE. EXCEPT AS OTHERWISE SET FORTH IN THE PROSPECTUS SUPPLEMENT, IF ALLIED DOES NOT MAKE THOSE CORRESPONDING PAYMENTS ON THE DEBT SECURITIES, THE TRUST WILL NOT HAVE FUNDS AVAILABLE FOR PAYMENTS AND ALLIED WILL HAVE NO OBLIGATION TO MAKE A GUARANTEE PAYMENT.
      Allied’s obligations under the declaration of trust for each trust, the guarantee, the debt securities and the associated indenture taken together will provide a full and unconditional guarantee of payments due on the trust preferred securities. We will describe the specific terms of the guarantee in a prospectus supplement.

Covenants of Allied
      Except as otherwise set forth in the prospectus supplement, in the guarantee, Allied will agree that, as long as any trust preferred securities issued by the trust are outstanding, Allied will not make the payments and distributions described below if:

•	it is in default on its guarantee payments or other payment obligations under the guarantee;

•	any trust enforcement event under the declaration of trust has occurred and is continuing; or

•	Allied has elected to defer payments of interest on the related debt securities by extending the interest payment period and that deferral period is continuing.
      Except as otherwise set forth in the prospectus supplement, in these circumstances, Allied will agree that it will not:

•	declare or pay any dividends or distributions on, or redeem, purchase, acquire, or make a liquidation payment with respect to, any of its capital stock;

•	make any payment of principal, interest or premium, if any, on or repay, repurchase or redeem any debt securities that rank equally with or junior in interest to the debt securities or make any guarantee payments with respect to any guarantee by Allied of the debt of any subsidiary of Allied if such guarantee ranks equally with or junior in interest to the debt securities.

      However, except as otherwise set forth in the prospectus supplement, even during such circumstances, Allied may:

•	purchase or acquire its capital stock in connection with the satisfaction by it of its obligations under any employee benefit plans or pursuant to any contract or security outstanding on the first day of any extension period requiring it to purchase its capital stock;

•	reclassify its capital stock or exchange or convert one class or series of its capital stock for another class or series of its capital stock;

•	purchase fractional interests in shares of its capital stock pursuant to the conversion or exchange provisions of such capital stock or the security being converted or exchanged;

•	declare dividends or distributions in its capital stock;

•	redeem or repurchase any rights pursuant to a rights agreement; and

•	make payments under the guarantee related to the trust preferred securities.
      In addition, as long as trust preferred securities issued by any trust are outstanding and except as otherwise set forth in the prospectus supplement, Allied will agree that it will:

•	remain the sole direct or indirect owner of all the outstanding common securities of that trust, except as permitted by the applicable declaration of trust;

•	permit the trust common securities of that trust to be transferred only as permitted by the declaration of trust;

•	use reasonable efforts to cause that trust to continue to be treated as a grantor trust for United States federal income tax purposes, except in connection with a distribution of debt securities to the holders of trust preferred securities as provided in the declaration of trust, in which case the trust would be dissolved.

Amendments and Assignment
      Except as otherwise set forth in the prospectus supplement, Allied and the guarantee trustee may amend each guarantee without the consent of any holder of trust preferred securities if the amendment does not adversely affect the rights of the holders in any material respect. In all other cases and except as otherwise set forth in the prospectus supplement, Allied and the guarantee trustee may amend each guarantee only with the prior approval of the holders of at least a majority of outstanding trust preferred securities issued by the applicable trust.
      Except as otherwise set forth in the prospectus supplement, Allied may assign its obligations under the guarantee only in connection with a consolidation, merger or asset sale involving Allied permitted under the indenture governing the debt securities.

Termination of the Guarantee
      Except as otherwise set forth in the prospectus supplement, a guarantee will terminate upon:

•	full payment of the redemption price of all trust preferred securities of the applicable trust;

•	distribution of the related debt securities, or any securities into which those debt securities are convertible, to the holders of the trust preferred securities and trust common securities of that trust in exchange for all the securities issued by that trust; or

•	full payment of the amounts payable upon liquidation of that trust.

      The guarantee will, however, continue to be effective or will be reinstated if any holder of trust preferred securities must repay any amounts paid on those trust preferred securities or under the guarantee.

Status of the Guarantee
      Except as otherwise set forth in the prospectus supplement, Allied’s obligations under the guarantee will be unsecured and effectively junior to all debt and preferred stock of its subsidiaries. BY YOUR ACCEPTANCE OF THE TRUST PREFERRED SECURITIES, YOU AGREE TO ANY SUBORDINATION PROVISIONS AND OTHER TERMS OF THE RELATED GUARANTEE. We will specify in a prospectus supplement the ranking of the guarantee with respect to Allied’s capital stock and other liabilities, including other guarantees.
      Except as otherwise set forth in the prospectus supplement, the guarantee will be deposited with the guarantee trustee to be held for your benefit. The guarantee trustee will have the right to enforce the guarantee on your behalf. In most cases, the holders of a majority of outstanding trust preferred securities issued by the applicable trust will have the right to direct the time, method and place of:

•	conducting any proceeding for any remedy available to the applicable guarantee trustee; or

•	exercising any trust or other power conferred upon that guarantee trustee under the applicable guarantee.
      The guarantee will constitute a guarantee of payment and not merely of collection. This means that the guarantee trustee may institute a legal proceeding directly against Allied to enforce the payment rights under the guarantee without first instituting a legal proceeding against any other person or entity.
      Except as otherwise set forth in the prospectus supplement, if the guarantee trustee fails to enforce the guarantee or Allied fails to make a guarantee payment, you may institute a legal proceeding directly against Allied to enforce your rights under that guarantee without first instituting a legal proceeding against the applicable trust, the guarantee trustee or any other person or entity.

Periodic Reports Under Guarantee
      Except as otherwise set forth in the prospectus supplement, Allied will be required to provide annually to the guarantee trustee a statement as to its performance of its obligations and its compliance with all conditions under the guarantees.

Duties of Guarantee Trustee
      Except as otherwise set forth in the prospectus supplement, the guarantee trustee normally will perform only those duties specifically set forth in the applicable guarantee. The guarantee does not contain any implied covenants. If a default occurs on the guarantee, the guarantee trustee will be required to use the same degree of care and skill in the exercise of its powers under the guarantee as a prudent person would exercise or use under the circumstances in the conduct of his own affairs. Except as otherwise set forth in the prospectus supplement, the guarantee trustee will exercise any of its rights or powers under the guarantee at the request or direction of holders of the applicable series of trust preferred securities only if it is offered security and indemnity satisfactory to it.

Governing Law
      New York law will govern the guarantee.

PLAN OF DISTRIBUTION
      Securities may be sold to one or more underwriters for public offering and sale by them and to investors directly or through agents. Any underwriter or agent involved in the offer and sale of securities will be named in the applicable prospectus supplement to the extent required. The right is reserved to sell or exchange securities directly to investors in those jurisdictions where we are authorized to do so.
      The securities may be distributed from time to time in one or more transactions:

•	at a fixed price or prices, which may be changed;

•	at market prices prevailing at the time of sale;

•	at prices related to such prevailing market prices; or

•	at negotiated prices.
      From time to time, dealers may be authorized, acting as agents, to offer and sell securities upon the terms and conditions set forth in the applicable prospectus supplement to the extent required. In connection with the sale of securities, underwriters may be compensated in the form of underwriting discounts or commissions. If underwriters or dealers are used in the sale, the securities will be acquired by the underwriters or dealers for their own account and may be resold from time to time in one or more transactions, at a fixed price or prices, which may be changed, or at market prices prevailing at the time of the sale, or at prices related to such prevailing market prices, or at negotiated prices. The securities may be offered to the public either through underwriting syndicates represented by one or more managing underwriters or directly by one or more of such firms. Unless otherwise set forth in the prospectus supplement, the obligations of underwriters or dealers to purchase the securities offered will be subject to certain conditions precedent and the underwriters or dealers will be obligated to purchase all the offered securities if any are purchased. Any public offering price and any discounts or concessions allowed or reallowed or paid by underwriters or dealers to other dealers may be changed from time to time.
      We will describe in the applicable prospectus supplement any compensation that may be paid to underwriters or agents in connection with the offering of securities, and any discounts, concessions or commissions allowed by underwriters to participating dealers. Dealers and agents participating in the distribution of securities may be deemed to be underwriters, and any discounts and commissions received by them and any profit realized by them on resale of the securities may be deemed to be underwriting discounts and commissions. We may enter into agreements to indemnify underwriters, dealers and agents against certain civil liabilities, including liabilities under the Securities Act, and to reimburse these persons for certain expenses.
      To the extent that sales are made through one or more underwriters or agents in at-the-market offerings, it will be done pursuant to the terms of a distribution agreement with the underwriters or agents. If there are at-the-market sales pursuant to a distribution agreement, shares of our common stock will be sold to or through one or more underwriters or agents, which may act on an agency basis or on a principal basis. During the term of any such agreement, shares may be sold on a daily basis in exchange transactions or otherwise as we agree with the underwriters or agents. The distribution agreement will provide that any shares of our common stock sold will be sold at prices related to the then prevailing market prices for our common stock. Therefore, exact figures regarding proceeds that will be raised or commissions to be paid cannot be determined at this time and will be described in a prospectus supplement. Pursuant to the terms of the distribution agreement, we also may agree to sell, and the relevant underwriters or agents may agree to solicit offers to purchase, blocks of our common stock or other securities. The terms of each such distribution agreement will be set forth in more detail in a prospectus supplement to this prospectus. In the event that any underwriter or agent acts as principal, or broker-dealer acts as underwriter, it may engage in certain transactions that stabilize, maintain or otherwise affect the price of our securities. We will describe any such activities in the prospectus supplement relating to the transaction.
      We may enter into derivative or other hedging transactions with financial institutions. These financial institutions may in turn engage in sales of our common stock to hedge their position, deliver this prospectus in connection with some or all of those sales and use the shares covered by this prospectus to close out any short position created in connection with those sales. We may pledge or grant a security interest in some or all of our common stock covered by this prospectus to support a derivative or hedging position or other obligation and, if we default in the performance of our obligations, the pledgees or secured parties may offer and sell our common stock from time to time pursuant to this prospectus.
      To facilitate the offering of securities, certain persons participating in the offering may engage in transactions that stabilize, maintain, or otherwise affect the price of the securities. This may include over-allotments or short sales of the securities, which involve the sale by persons participating in the offering of more securities than we sold to them. In these circumstances, these persons would cover such over-allotments or short positions by making purchases in the open market or by exercising their over-allotment option, if any. In addition, these persons may stabilize or maintain the price of the securities by bidding for or purchasing securities in the open market or by imposing penalty bids, whereby selling concessions allowed to dealers participating in the offering may be reclaimed if securities sold by them are repurchased in connection with stabilization transactions. The effect of these transactions may be to stabilize or maintain the market price of the securities at a level above that which might otherwise prevail in the open market. These transactions may be discontinued at any time.
      Certain of the underwriters, dealers or agents and their associates may engage in transactions with and perform services for us in the ordinary course of our business for which they receive compensation.
LEGAL MATTERS
      Latham & Watkins LLP, New York, New York will issue an opinion about certain legal matters with respect to the enforceability of Debt Securities, the validity of Preferred Stock, the validity of Common Stock, the enforceability of Debt and Equity Warrants, the enforceability of Depositary Shares, the enforceability of Stock Purchase Contracts and the enforceability of Stock Purchase Units for us. Certain matters relating to Delaware law regarding the validity of the trust preferred securities will be issued by Dorsey & Whitney LLP. Any underwriters will be advised about the other issues relating to any offering by their own legal counsel.
EXPERTS
      The consolidated financial statements as of December 31, 2005 and 2004 and for each of the three years in the period ended December 31, 2005 and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Report on Internal Control over Financial Reporting) incorporated in this Registration Statement on Form S-3 by reference to the Annual Report on Form 10-K of Allied Waste Industries, Inc. for the year ended December 31, 2005 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.
      The consolidated financial statements of Browning-Ferris Industries, LLC (BFI) as of December 31, 2005 and 2004 and for each of the three years in the period ended December 31, 2005 incorporated in this Registration Statement on Form S-3 by reference to the Annual Report on Form 10-K of Allied Waste Industries, Inc. for the year ended December 31, 2005 have been so incorporated in reliance on the report (which contains an explanatory paragraph relating to BFI’s restatement of its financial statements as described in Note 1 to the financial statements) of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

ALLIED WASTE INDUSTRIES, INC.
ALLIED WASTE NORTH AMERICA, INC.
AWNA TRUST
Debt Securities, Preferred Stock, Common Stock,
Debt and Equity Warrants, Depositary Shares, Stock Purchase Contracts,
Stock Purchase Units and Trust Preferred Securities

PROSPECTUS

June 16, 2006